424(B)(3)
File No. 333-152964

RECON TECHNOLOGY, LTD

1,166,667 Ordinary Share Minimum Offering

1,700,000 Ordinary Share Maximum Offering

This is the initial public offering of Recon Technology, Ltd, a Cayman Islands exempted company. We are offering a minimum of 1,166,667 ordinary shares and a maximum of 1,700,000 ordinary shares. Our officers and directors may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. Purchases by our officers and directors may be made in order to reach the minimum offering amount. We have not placed a limit on the number of shares our officers and directors may purchase in this offering.

The offering price will be $6.00 per share. No public market currently exists for our shares. We have applied for approval for quotation on the NASDAQ Capital Market under the symbol “RCON” for the ordinary shares we are offering.

Investing in these ordinary shares involves significant risks. See “Risk Factors” beginning on page 6 of this prospectus.

	Per Ordinary Share	Minimum Offering	Maximum Offering
Public offering price	$6.00	$7,000,002.00	$10,200,000.00
Placement discount and accountable expense allowance	$0.48	$560,000.16	$816,000.00
Proceeds to us, before expenses	$5.52	$6,440,001.84	$9,384,000.00

We expect total cash expenses for this offering to be approximately $500,000. The placement agent must sell the minimum number of securities offered (1,166,667 ordinary shares) if any are sold. The placement agent is required to use only its best efforts to sell the securities being offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 1, 2009. Until we sell at least 1,166,667 ordinary shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 1,166,667 ordinary shares by October 1, 2009, all funds will be promptly returned to investors (by noon on the next business day) without interest or deduction.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Anderson & Strudwick,

Incorporated

Prospectus dated July 23, 2009

Except where the context otherwise requires and for purposes of this prospectus only:

•

The terms “we,” “us,” “our company,” “our” and “Recon” refer to Recon Technology, Ltd, a Cayman Islands exempted company; Recon Technology Co., Limited, a Hong Kong company; and Recon Technology (Jining) Co., Ltd., a PRC company.

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

•	“BHD” refers to Beijing BHD Petroleum Technology Co., Ltd., a PRC company.

•	“Nanjing Recon” refers to Nanjing Recon Technology Co., Ltd., a PRC company.

•	“ENI” refers to Jining ENI Energy Technology Co., Ltd., a PRC company.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “Recon”, and for purposes of this prospectus only:

•	“Recon-CI” refers to Recon Technology, Ltd, a Cayman Islands exempted company.

•	“Recon-HK” refers to Recon Technology Co., Limited, a Hong Kong company.

•	“Recon-JN” refers to Recon Technology (Jining) Co., Ltd., a PRC company.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rate of exchange of $1.00 to RMB6.8329, the approximate exchange rate prevailing on March 31, 2009. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Unless otherwise indicated, all information in this prospectus assumes:

•	no person will exercise any outstanding options; and

•	the sale of 1,700,000 ordinary shares at the initial public offering price of $6.00 per unit.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

Recon Technology, Ltd, a Cayman Islands exempted company (“Recon-CI”) is the parent company of Recon Technology Co., Limited, our wholly-owned subsidiary in Hong Kong (“Recon-HK”). Recon-HK is the parent company of Recon Technology (Jining) Co., Ltd., a PRC company (“Recon-JN”). Recon-JN and Recon-HK are collectively referred to herein as the “PRC Subsidiaries”. Recon-JN operates Beijing BHD Petroleum Technology Co., Ltd. (“BHD”), Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”) and Jining ENI Energy Technology Co., Ltd. (“ENI”) (collectively, the “Domestic Companies”) by contract. The Domestic Companies are not our subsidiaries.

Through the Domestic Companies, we provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. See “Our Business – General”. These products and services include:

•

RSCADA System. Nanjing Recon’s technology includes Recon’s supervisory control and data acquisition system (“RSCADA”), an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to RSCADA, BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD has developed technology to reduce the amount of water in extracted petroleum.

•

Oil Field Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46% and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Nanjing Recon’s acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Our principal executive offices are located at Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China (210006). Our website address is www.recon.cn, and information on our website is substantially in the Mandarin language. Information contained on our website or any other website is not a part of this prospectus.

Our Corporate Structure

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents, Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang. Mr. Yin, Mr. Li and Mr. Chen are also significant shareholders in and directors of our company, and they serve, respectively, as our Chief Executive Officer, Chief Marketing Officer and Chief Technology Officer.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, Mr. Yin, Mr. Li and Mr. Chen reorganized our company, entered into agreements with Recon-JN and caused Recon-JN and each of the Domestic Companies to enter into a series of agreements that give our company (by virtue of its sole ownership of Recon-HK and Recon-HK’s sole ownership of Recon-JN) effective control over each of the Domestic Companies.

We have Exclusive Technical Consulting Service Agreements and Operating Agreements with each of the Domestic Companies and Equity Interest Pledge Agreements and Exclusive Equity Interest Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Accordingly, we consolidate their results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

The following diagram illustrates our current corporate structure and the place of formation, ownership interest and affiliation of each of our subsidiaries and affiliates as of the date of this prospectus.

Recon-CI
(Cayman Islands)
Recon-HK
(Hong Kong)
Outside Mainland China
Inside Mainland China
Recon-JN
(PRC)
Domestic Companies' Shareholders
Domestic Companies
BHD
Nanjing Recon
ENI
(PRC)
100% Ownership
Equity Pledge Agreement, Exclusive Purchase Agreement and Power of Attorney
Exclusive Technology Consultation Service Agreement and Operating Agreement
Majority Ownership

The Offering

Minimum Shares offered:	1,166,667 ordinary shares

Maximum Shares offered:	1,700,000 ordinary shares

Shares to be outstanding, if minimum offering is sold:	3,418,478 ordinary shares

Shares to be outstanding, if maximum offering is sold:	3,951,811 ordinary shares

Proposed NASDAQ Capital Market symbol:	“RCON” (CUSIP G7415M 10 8)

Risk factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in the shares.

Gross proceeds, if minimum offering is sold:	$7,000,002

Gross proceeds, if maximum offering is sold:	$10,200,000

Closing of offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 1, 2009.

Placement

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates who are not PRC residents or citizens may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our non-PRC affiliates shall contribute to the calculation of whether we achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our non-PRC affiliates.

Summary Financial Information

In the table below, we provide you with historical selected financial data for the fiscal years ended 2008 and 2007 and the nine month period ended March 31, 2009. This information is derived from our consolidated and combined financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,			For the Nine Months Ended March 31,
	2007 (¥)	2008 (¥)	2008 ($) (unaudited)	2009 (¥) (unaudited)	2009 ($) (unaudited)
Total Revenues	57,841,921	65,748,234	9,622,303	62,171,642	9,098,866
Income from Continuing Operations	6,599,500	11,100,900	1,624,625	12,777,523	1,869,999
Income (Loss) from Discontinued Operations	(629,434)	496,223	72,623	—	—
Net Income Available for Common Shareholders	5,970,066	11,580,304	1,694,787	12,726,192	1,862,487
Basic Weighted Average Shares Outstanding	2,139,203	2,139,203	2,139,203	2,139,203	2,139,203
Basic Earnings per Share	2.79	5.41	0.79	5.95	0.87
Diluted Weighted Average Shares Outstanding	2,139,203	2,210,892	2,210,892	2,251,811	2,251,811
Diluted Earnings per Share	2.79	5.25	0.77	5.67	0.83

	June 30,			March 31,
	2007 (¥)	2008 (¥)	2008 ($) (unaudited)	2009 (¥) (unaudited)	2009 ($) (unaudited)
Total Assets	48,133,045	61,230,033	8,961,062	72,937,725	10,674,491
Total Liabilities	47,045,790	41,071,889	6,010,902	38,432,716	5,624,657
Minority Interest	3,512,416	5,210,560	762,569	6,785,247	993,026
Redeemable Common Shares	—	1,388,641	203,229	1,434,627	209,959
Shareholders’ Equity (Deficit)	(2,425,161)	13,558,943	1,984,362	26,285,135	3,846,849

Corporate Information

Our principal executive offices are located at Room 1401, Yong Feng Mansion, 123 Jinqing Road, Nanjing, People’s Republic of China 210006. Our telephone number at this address is 025-52313105 and our fax number is 025-52261799. Our registered office in the Cayman Islands is c/o Corporate Filing Services Limited, 4th Floor, Harbour Centre, P.O. Box 613, Grand Cayman KYI- 1107. Cayman Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.recon.cn. The information contained on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

We operate in a very competitive industry and may not be able to maintain our revenues and profitability.

Since the 1990s, several international companies engaged in supplying integrated automation services for the petroleum extraction industry have been qualified in China. These competitors have significantly greater financial and marketing resources and name recognition than we have. In addition, at least five domestic competitors also compete with us and more competitors may enter the market as Chinese petroleum companies seek to reduce oil production costs and improve efficiencies. We believe that while the Chinese market for integrated automation services for the petroleum extraction industry is subject to intense competition, the number of large competitors is relatively limited. There can be no assurance that we will be able to effectively compete in our industry.

In addition, our competitors may introduce new systems. If these new systems are more attractive to customers than the systems we currently use, our customers may switch to our competitors’ services, and we may lose market share. We believe that competition may become more intense as more integrated automation service providers, including Chinese/foreign joint ventures, are qualified to conduct business. We cannot assure you that we will be able to compete successfully against any new or existing competitors, or against any new systems our competitors may implement. All of these competitive factors could have a material adverse effect on our revenues and profitability. See “Our Business – Market Background”.

We must continually research and develop new technologies and products to remain competitive.

There are approximately 10 companies in China that engage in the production and sale of automated services products for the petroleum extraction industry, and we expect this number to grow. Many competitors have considerably greater financial, technological, marketing and personnel resources than those currently available to us. We expect competition to intensify in all fields in which we are involved in view of the world’s need for petroleum.

To achieve our strategy and obtain market share, we will need to continually research, develop and refine new technologies and offer new products. Many factors may limit our ability to develop and refine new products, including access to new products and technologies, as well as marketplace resistance to new products and technologies. We believe that the Domestic Companies’ and our products are able to compete in the marketplace based upon, among other things, our intellectual property. We cannot assure investors that applications of our and the Domestic Companies’ technologies or those of third parties, if developed, will not be rendered superfluous or obsolete by research efforts and technological advances by others in these fields.

As new technologies are developed, and the Domestic Companies and we may need to adapt and change our products and services, our method of marketing or delivery or alter our current business in ways that may adversely affect revenue and out ability to achieve our proposed business goals. Accordingly, there is a risk that the Domestic Companies’ and our technology at a later date will not support a viable commercial enterprise. See “Our Business – Our Products”.

Our financial performance is dependent upon the sale and implementation of petroleum mining and extraction software and hardware and related services, a single, concentrated group of products.

We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. The life cycle of the Domestic Companies’ and our products is difficult to estimate due in large measure to the potential effect of new software and hardware applications and enhancements, including those we introduce, and the maturation in the Chinese petroleum industry. If the Domestic Companies and we are unable to continually improve our software and hardware to address the changing needs of the Chinese petroleum industry, we may experience a significant decline in the demand for the Domestic Companies’ and our products and services. In such a scenario, our revenues may significantly decline. See “Our Business.”

As a technology-oriented business, our ability to operate profitably is directly related to our ability to develop and protect our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect the Domestic Companies’ and our software and hardware, which may afford only limited protection.

We generally require the Domestic Companies’ and our employees, consultants, advisors and collaborators to execute appropriate confidentiality agreements with the Company. These agreements typically provide that all material and confidential information developed or made known to the individual during the course of the individual’s relationship with the Company will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements.

Although the Chinese government has issued Nanjing Recon three copyrights on software and Nanjing Recon and BHD six patents on products, we cannot guarantee that competitors will be unable to develop technologies that are similar or superior to the Domestic Companies’ and our technology. Despite our efforts to protect the Domestic Companies’ and our proprietary rights, unauthorized parties, including customers, may attempt to reverse engineer or copy aspects of the Domestic Companies’ and our products or to obtain and use information that the Domestic Companies and we regard proprietary. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer information and techniques, or otherwise gain access to our proprietary technology. In the future, we cannot guarantee that others will not use the Domestic Companies’ and our technology without proper authorization.

The Domestic Companies and we develop our software products on third-party middleware software programs that are licensed by our customers from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in our ability to ship certain of our products while we seek to implement technology offered by alternative sources. While it may be necessary or desirable in the future to obtain other licenses, there can be no assurance that they will be able to do so on commercially reasonable terms or at all.

In the future, the Domestic Companies and we may receive notices claiming that we are infringing the proprietary rights of third parties. We cannot guarantee that the Domestic Companies and we will not become the subject of infringement claims or legal proceedings by third parties with respect to the Domestic Companies’ and our current programs or future software developments. Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by our products.

In addition, the Domestic Companies and we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, cause product development or shipment delays or force the Domestic Companies or us to enter into royalty or license agreements rather than dispute the merits of such claims, thereby impairing our financial performance by requiring the Domestic Companies or us to pay additional royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license. In addition, the laws of China may not protect proprietary rights to the same extent as U.S. law. Therefore, we may be unable to meaningfully protect our rights in trade secrets, technical know how and other non-patented technology. Any failure to enforce or protect the Domestic Companies’ and our rights could cause us to lose the ability to exclude others from issuing technology to develop or sell competing products. Neither the Domestic Companies nor we have been the subject of an intellectual property claim since our formation. See “Our Business – Proprietary Rights” and “China’s Intellectual Property Rights Enforcement System”.

Our software products may contain integration challenges, design defects or software errors that could be difficult to detect and correct.

Despite extensive testing, we may, from time to time, discover defects or errors in the Domestic Companies’ and our software only after use by a customer. We may also experience delays in shipment of our software during the period required to correct such errors. In addition, we may, from time to time, experience difficulties relating to the integration of the Domestic Companies’ and our software products with other hardware or software in the customer’s environment that are unrelated to defects in such software products. Such defects, errors or difficulties may cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Domestic Companies’ and our software. Since these software products are used by our customers to perform mission-critical functions related to petroleum mining and extraction, design defects, software errors, misuse of these products, incorrect data from external sources or other potential problems within or out of our control that may arise from the use of the Domestic Companies’ and our products could result in financial or other damages to our customers. We do not maintain product liability insurance. Although our license agreements with customers contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith. To the extent we are found liable in a product liability case, we could be required to pay substantial amount of damages to an injured customer, thereby impairing our financial condition. See “Our Business.”

Our future success depends on our ability to help our customers find, develop and acquire petroleum reserves.

To remain competitive in our industry, our products must help our customers locate and develop or acquire new crude oil reserves to replace those depleted by production. Without successful exploration or acquisition activities, our customers’ reserves, production and revenues will decline rapidly. If the Domestic Companies’ and our technology is less successful and efficient in helping our customers locate additional reserves than our competitors’ technology, our customers may terminate their relationships with us. See “Our Business – Our Products”.

Our customers are companies engaged in the petroleum industry, and, consequently, our financial performance is dependent upon the economic conditions of that industry.

We have derived substantially all of our revenues to date from providing integrated automation services to Chinese petroleum companies at oil fields within China. Our customers’ success is intrinsically linked to economic conditions in the petroleum industry in general and the volatility of prices of crude oil and refined products in particular. The petroleum industry, in turn, is subject to intense competitive pressures and is affected by overall economic conditions. Demand for our services could be harmed by volatility in the petroleum industry. There can be no assurance that we will be able to continue our historical revenue growth or sustain our profitability on a quarterly or annual basis or that our results of operations will not be adversely affected by continuing or future volatility in the petroleum industry. See “Our Business – Market Background.”

Our revenues are highly dependent on a very limited number of customers, which subjects our business to high seasonality. Our contracts with such customers may be terminated at any time, materially and adversely affecting our business.

We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008, and any termination of our business relationships with CNPC would materially harm our operations.

Because we derive such a high percentage of our revenues from CNPC and Sinopec, our revenue has been subject to high seasonality. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Because these matters depend on reaching agreements with each of CNPC and Sinopec, revenue recognition occurs, to a large extent, on their schedule. Accordingly, revenue recognized in the first quarter is usually the smallest in proportion to that for the whole year, due to our clients’ budgeting and planning schedules. This seasonality limits our ability to make accurate long-term predictions about our performance and makes it difficult to compare our revenues across quarters.

Changes in environmental and regulatory factors may harm our business.

The oil drilling industry in China to date has not been subject to the type and scope of regulation seen in Europe and the United States. However, as China continues to adapt Western business and legal practices, the Chinese government may implement new legislation or regulations or may enforce existing laws more stringently. Either of these scenarios may have a significant impact on our customers’ mining and extraction operations and may require us or our customers to significantly change operations or to incur substantial costs. We believe that the Domestic Companies’ and our operations in China are in compliance with China’s applicable legal and regulatory requirements. However, there can be no assurance that China’s central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. See “Our Business”.

Petroleum reserve degradation and depletion may reduce our customers’ and our profitability.

Our profitability depends substantially on our ability to help our customers exploit their oil reserves at competitive costs. Replacement reserves may not be available to our customers when required or, if available, may not be drilled at costs comparable to those characteristics of the depleting oil field. The Domestic Companies’ and our technology may not enable our customers to accurately assess the geological characteristics of any new reserves, which may adversely affect their decision to use the Domestic Companies’ and our products in the future. See “Our Business”.

The PRC owns our largest domestic competitor.

Our largest competitor, Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace and Industry Corporation) (“CAIC”) is a state-owned company. The Chinese government’s ownership of CAIC disadvantages our company in a number of ways:

First, the Chinese government prevents direct foreign investment in certain industries, such as telecommunication services, online commerce and advertising. Although the PRC removed these restrictions in our industry in 2000, there can be no guarantee that the PRC will not re-nationalize the petroleum industry in the future. See “Risk Factors - The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.”

Second, because CAIC is state-owned, it may have advantages over our company in dealing with local government officials and leverage over local companies that we do not have. These relationships may limit our ability to compete with CAIC. In particular, the PRC owns all oil fields in China; as a result, we may be at a disadvantage to CAIC in providing our services to PRC-owned oil fields.

Third, due to its relationship with the Chinese government, CAIC may have access to funding that is not available to us. This access may allow it to grow its businesses at a rate we are not able to match. If we are unable to expand at a comparable rate, we may lose market share or be unable to generate profits. See “Our Business - Market Background”.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

Our company is much smaller than our main foreign competitors, including Schlumberger Limited, Baltur Technologie Per II Clima, Honeywell International, Emerson Process Management and Rockwell Automation, and we compete in large part on the basis of the quality of services we are able to provide our clients. As a result, we are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our clients. Many of our personnel possess skills that would be valuable to all companies engaged in the integrated automation services industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract, assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our technological products and the effectiveness of installation and training could be materially impaired. See “Our Business - Employees.”

We are substantially dependent upon our key personnel, particularly Yin Shenping, our Chief Executive Officer, Ms. Liu Jia, our Chief Financial Officer, Mr. Chen Guangqiang, our Chief Technology Officer, and Mr. Li Honqi, our Chief Marketing Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Mr. Yin Shenping, Chief Executive Officer;

•	Ms. Liu Jia, Chief Financial Officer;

•	Mr. Chen Guangqiang, Chief Technology Officer; and

•	Mr. Li Hongqi, Chief Marketing Officer

would be difficult to replace. We do not have in place “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully development new systems and develop new programs and enhancements. See “Our Business - Employees” and “Management.”

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under Cayman law, we may only pay dividends from current or retained profits or from the share premium account (the amount paid over par value) in the case of dividends paid out of the share premium, we must be able to continue to pay out debts as they fall due in the ordinary course of business after the dividend payment. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary. See “Dividend Policy.”

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with the Domestic Companies and their shareholders.

Recon-CI, Recon-HK and Recon-JN are considered foreign persons or foreign invested enterprises under PRC law. As a result, Recon-CI, Recon-HK and Recon-JN are subject to PRC law limitations on foreign ownership of domestic companies. Although the primary business of the Domestic Companies falls within a category in which foreign investment is currently encouraged, the uncertainty of PRC regulations and governmental policies affecting foreign ownership may result in Recon-CI being required to hold (or, conversely, being prohibited from holding), directly or indirectly, a given percentage of the Domestic Companies’ equity interests. Our contractual arrangements with the Domestic Companies and their shareholders, which allow us to substantially control the Domestic Companies through Recon-JN, are governed by Chinese law. We cannot assure you, however, that we will be able to enforce these contracts.

In addition, Chinese laws and regulations limiting foreign ownership of domestic companies are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Although we believe we comply with current PRC regulations, we cannot assure you that the PRC government would agree that these operating arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the PRC government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with the Domestic Companies and their respective shareholders may not be as effective in providing control over these entities as direct ownership.

We have no equity ownership interest in the Domestic Companies and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over the Domestic Companies as direct ownership. For example, BHD could fail to take actions required for our business or fail to pay dividends to Recon-JN despite its contractual obligation to do so. If the Domestic Companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot assure you that any of the Domestic Companies’ shareholders would always act in our best interests.

Our contractual arrangements with the Domestic Companies may result in adverse tax consequences to us.

As a result of our corporate structure and contractual arrangements between Recon-JN and the Domestic Companies, we are effectively subject to the 5% PRC business tax on both revenues generated by Recon-JN’s operations in China and revenues derived from Recon-JN’s contractual arrangements with the Domestic Companies. Moreover, we would be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between Recon-JN and the Domestic Companies were not on an arm’s length basis and therefore constitute a favorable transfer pricing. As a result, the PRC tax authorities could request that we adjust our taxable income upward for PRC tax purposes. If the PRC tax authorities took such action, such authorities would be able to establish in its sole discretion the amount of tax payable by Recon-JN, so we cannot predict the effect of such action on our company. Such a pricing adjustment could adversely affect us by:

•	increasing our tax expenses without reducing tax expenses, which could subject Recon-JN to late payment fees and other penalties for under-payment of taxes; and/or

•	resulting in Recon-JN’s loss of preferential tax treatment.

The principal shareholders of the Domestic Companies have potential conflicts of interest with us, which may adversely affect our business.

Yin Shenping, our Chief Executive Officer, Chen Guangqiang, our Chief Technology Officer, Li Hongqi, our Chief Marketing Officer, are significant shareholders in our company. They are also the principal shareholders of each of the Domestic Companies and collectively control the Domestic Companies. Conflicts of interests between their duties to our company and the respective Domestic Companies may arise. For example, Mr. Yin, Mr. Chen and Mr. Li could cause a Domestic Company to fail to take actions that are in the best interests of our Company or to fail to pay dividends to Recon-JN despite its contractual obligation to do so if making such payment would harm the Domestic Company.

As Mr. Yin, Mr. Chen and Mr. Li are also directors and executive officers of our company, they have duties of loyalty and care to us under Cayman Islands law when there are any potential conflicts of interests between our company and the Domestic Companies. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on his behalf on all matters related to the Domestic Companies requiring shareholder approval. We cannot assure you, however, that if conflicts of interest arise, they will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, Mr. Yin, Mr. Chen and Mr. Li could violate their respective employment agreements with us or his legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Mr. Yin, Mr. Chen and Mr. Li, as applicable, we would have to rely on legal proceedings, which could result in the disruption of our business.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;

•	the early stage of development of the market-oriented sector of the economy;

•	the rapid growth rate;

•	the higher level of control over foreign exchange; and

•	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. The PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, Recon-JN, which is a wholly foreign owned enterprise in China. Recon-JN is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2006, China’s economy grew by 10.7%, the fastest pace in 11 years. China’s trade surplus increased by 74% in 2006, reaching $177.5 billion. China has stated that it will take steps, such as lowering tariffs on certain imports and raising taxes on certain exports, to slow the growth of its trade surplus. Such actions, if taken, could increase imports into China. Retail sales in China increased by 13.7% in 2006, with urban retail sales growing by 14.3% and rural retail sales rising by 12.6%.

We cannot assure you that growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. The recent global economic crisis has affected the Chinese economy, and it is impossible to predict how much harm will be done to China’s economy or how long a recovery will take. See “Our Business – Market Background.”

We do not have business interruption, litigation or natural disaster insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Most of our revenues and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, Recon-JN may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by Recon-JN under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if Recon-JN borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Recon-JN by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect Recon-JN’s ability to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into Recon-JN and Recon-HK, limit Recon-JN’s and Recon-HK’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company (Recon-JN and Recon-HK for our company) may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, Recon-JN’s, Recon-HK’s and any prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or

SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered incidents of the H5N1 strain of avian influenza. We are unable to predict the effect, if any, that avian influenza may have on our business. In particular, any future outbreak of SARS, avian influenza or other similar adverse public developments may, among other things, significantly disrupt our business and force us to temporarily close our offices. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian influenza, SARS or any other epidemic.

Shareholder rights under Cayman Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2007 Revision) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, our Cayman Islands counsel is not aware of a significant number of reported class actions or derivative actions having been brought in Cayman Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, Cayman Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court. See “Description of Share Capital – Differences in Corporate Law.”

As we are a Cayman Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a Cayman Islands exempt company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the Cayman Islands Companies Law (2007 Revision) and other applicable Cayman Islands laws. Certain of our directors and officers reside outside of the United States. In addition, the Company’s assets will be located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the Cayman Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. See “Enforceability of Civil Liabilities.”

Risks Associated with this Offering

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our ordinary shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds subscribed, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Anderson & Strudwick, our placement agent, is offering our shares on a “best efforts, minimum/maximum basis.” We have no firm commitment from anyone, including our affiliates, to purchase all or any of the shares offered. If subscriptions for a minimum of 1,166,667 shares are not received on or before October 1, 2009, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. Our directors, to the extent they are U.S. citizens and residents, may, but have made no commitment, nor indicated they intend to, purchase shares in the offering. We have not placed a limit on the number of shares such directors may purchase in this offering. Any purchases by such directors will be made for investment purposes only and not for resale, but may be made in order to reach the minimum offering amount.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in the Chinese petroleum and energy industries;

•	changes in the Chinese economy;

•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; or

•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

If our financial condition deteriorates, we may be delisted by the NASDAQ Capital Market and our shareholders could find it difficult to sell our shares.

Upon completion of this offering, we expect our ordinary shares to trade on the NASDAQ Capital Market. We have not yet been informed that our ordinary shares will trade on the NASDAQ Capital Market and can provide no assurance that our NASDAQ Capital Market listing application will be approved. In order to qualify for initial listing on the NASDAQ Capital Market upon the completion of this offering, we must meet the following criteria:

•

(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least

$50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and

•	The market value of our shares held by non-affiliates must be at least $1,000,000;

•	The market value of our shares must be at least $5,000,000;

•	The minimum bid price for our shares must be at least $4.00 per share;

•	We must have at least 300 round-lot shareholders;

•	We must have at least 3 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. In order to qualify for continued listing on the NASDAQ Capital Market, we must meet the following criteria:

•

(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;

•	The market value of our shares held by non-affiliates must be at least $500,000;

•	The market value of our shares must be at least $1,000,000;

•	The minimum bid price for our shares must be at least $1.00 per share;

•	We must have at least 300 shareholders;

•	We must have at least 2 market makers; and

•

We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

Although we believe that our ordinary shares will trade on the NASDAQ Capital Market upon closing of this offering, investors should be aware that they will be required to commit their investment funds prior to the approval or disapproval of our listing application by the NASDAQ Capital Market. We will not close this offering unless our listing application is approved. If our shares are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares.

In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s listing standards, then we would be unable to relay on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the NASDAQ Capital Market’s listing requirements.

In addition, if our ordinary shares are delisted from the NASDAQ Capital Market at some later date, we may apply to have our ordinary shares quoted on the Bulletin Board maintained by NASDAQ or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, if our ordinary shares are delisted at some later date, our ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our ordinary shares might decline. If our ordinary shares are delisted from the NASDAQ Capital Market at some later date or were to become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2009, 2010 and 2011. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Future sales of our ordinary shares may depress our share price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 2,251,811 ordinary shares outstanding before the consummation of this offering and 3,951,811 ordinary shares outstanding immediately after this offering, if the maximum offering is raised. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our ordinary shares is expected to be substantially higher than the pro forma net tangible book value per share of our ordinary shares. Therefore, assuming the completion of the maximum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $2.73 or approximately 46% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Assuming the completion of the minimum offering, if you purchase ordinary shares in this offering, you will incur immediate dilution of approximately $3.08 or approximately 51% in the pro forma net tangible book value per ordinary share from the price per share that you pay for the ordinary shares. Accordingly, if you purchase ordinary shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a significant portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our directors and officers will control a majority of our ordinary shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, our officers and directors will, in the aggregate, beneficially own approximately 54.13% of our outstanding shares. Assuming the sale of the minimum offering, our officers and directors will, in the aggregate, beneficially own approximately 62.58% of our outstanding ordinary shares. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

We will have an ongoing relationship with our placement agent that may impact our ability to obtain additional capital.

In connection with this offering, we have sold our placement agent warrants to purchase up to 170,000 shares (assuming the maximum offering) for a nominal amount. These warrants are exercisable for a period of five years from the date of issuance at a price equal to 120% of the price of the ordinary shares in this offering. During the term of the warrants, the holders thereof will be given the opportunity to profit from a rise in the market price of our ordinary shares, with a resulting dilution in the interest of our other shareholders. The term on which we could obtain additional capital during the life of these warrants may be adversely affected because the holders of these warrants might be expected to exercise them when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the warrants. See “Placement.”

We will have an ongoing relationship with our placement agent that may impact our shareholders’ ability to impact decisions related to our operations.

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four (4) times the price of the ordinary shares in this offering for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless influence the outcome of matters submitted to the Board of Directors for approval by virtue of their presence at Board meetings and availability to provide advice regarding matters before the Board of Directors. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors. See “Management – Board of Directors Observers.”

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities and capacities of our business operations;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

Corporate History

On August 21, 2007 our company was incorporated as an exempted company in the Cayman Islands by our founders, Yin Shenping, Li Hongqi and Chen Guangqiang. On September 6, 2007, we established our wholly owned subsidiary, Recon-HK in Hong Kong. Other than Recon-CI’s equity interest in Recon-HK, Recon-CI does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Recon-JN, in Jining, Shandong Province of PRC. Other than Recon-JN, Recon-HK does not own any assets or conduct any operations. Recon-JN was formed to operate BHD, Nanjing Recon and ENI by contract.

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements between the Domestic Companies, Recon-HK and Recon-JN dated January 1, 2008. We are able to substantially control the Domestic Companies through these contractual arrangements. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang). Accordingly, we have consolidated the Domestic Companies’ historical financial results in our financial statements as a variable interest entity pursuant to U.S. GAAP following the date of the agreements and combined such results prior to the date of the agreements.

In the opinion of Jingtian & Gongcheng, our PRC legal counsel, (1) our inner-PRC shareholding structure complies with, and immediately after this offering, will comply with, current PRC laws and regulations; (2) the contractual arrangements between the Recon-JN and (a) Recon-HK, (b) the Domestic Companies, and (c) the Domestic Companies’ shareholders are valid and binding on all parties to these arrangements and do not violate relevant PRC laws or regulations; and (3) the business operations of Recon-JN and the Domestic Companies comply with current PRC laws and regulations.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the place of formation as of the date of this prospectus.

Recon-CI
(Cayman Islands)
Recon-HK
(Hong Kong)
Outside Mainland China
Inside Mainland China
Recon-JN
(PRC)
Domestic Companies' Shareholders
Domestic Companies
BHD
Nanjing Recon
ENI
(PRC)
100% Ownership
Equity Pledge Agreement, Exclusive Purchase Agreement and Power of Attorney
Exclusive Technology Consultation Service Agreement and Operating Agreement
Majority Ownership

Contractual Arrangements with Domestic Companies and their Shareholders

Our relationships with the Domestic Companies and their shareholders are governed by a series of contractual arrangements. The term of each agreement is 25 years, and our company (or Recon-JN to the extent we are not a party to the agreement in question) is able to renew each agreement unilaterally for one or more additional terms, provided such renewal is permitted under applicable law at the time.

Equity Interest Pledge Agreement. Recon-JN and the shareholders of each of the Domestic Companies have entered into Equity Interest Pledge Agreements, pursuant to which each shareholder pledges all of his shares of the Domestic Company to Recon-JN in order to guarantee cash-flow payments under the applicable Exclusive Technical Consulting Service Agreement.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of each of the Domestic Companies has entered into an Exclusive Equity Interest Purchase Agreement, which provides that Recon-HK will be entitled to acquire the Domestic Company’s shares from its current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. If the shares are acquired under the Exclusive Equity Interest Purchase Agreement, the purchase price will be determined at the time of exercise by negotiation but will be the lowest price permitted at such time under Chinese law. Recon-HK has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.

Exclusive Technical Consulting Service Agreement. Each of the Domestic Companies and Recon-JN has entered into an Exclusive Technical Consulting Service Agreement, which provides that Recon-JN will be the exclusive provider of technology services to the Domestic Company and that the Domestic Company will pay 90% of net profits to Recon-JN for such services. Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once each Domestic Company’s annual net profits are determined at its fiscal year end. Any such payment from Recon-JN to Recon-CI would need to comply with applicable Chinese laws affecting payments from Chinese companies to non-Chinese companies. See “Risk Factors – Restrictions on currency exchange may limit our ability to receive and use our revenues effectively” and “Our Business – Regulations on Foreign Exchange.”

The remaining 10% of net profits is restricted by the Equity Pledge Agreement, which entitles Recon-JN to collect dividends from each Domestic Company during the term of the pledge. Because the pledge remains in effect to guarantee payment under the Exclusive Technical Consulting Service Agreement, Mr. Yin, Mr. Li, and Mr. Chen will not have any right to receive any dividends from the Domestic Companies if they are declared.

Operating Agreement. Pursuant to the operating agreement among Recon-JN, each Domestic Company and each of Mr. Yin, Mr. Li and Mr. Chen, Recon-JN provides guidance and instructions on each Domestic Company’s daily operations and financial affairs. The shareholders of each Domestic Company must designate the candidates recommended by Recon-JN as their representatives on their respective boards of directors. Recon-JN has the right to appoint senior executives of each Domestic Company. In addition, Recon-JN agrees to guarantee each Domestic Company’s performance under any agreements or arrangements relating to the Domestic Company’s business arrangements with any third party. Each Domestic Company, in return, agrees to pledge its accounts receivable and all of its assets to Recon-JN. Moreover, each Domestic Company agrees that without the prior consent of Recon-JN, the Domestic Company will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

Powers of Attorney. Each of Mr. Yin, Mr. Li and Mr. Chen has executed an irrevocable power of attorney to authorize Recon-JN to exercise any and all shareholder rights associated with his ownership in each of the Domestic Companies, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in each Domestic Company, and the right to vote such equity interest for any and all matters. Because Recon-JN has the authority to exercise all shareholder rights, only Recon-JN (and our company by virtue of our ownership of Recon-JN) may declare dividends in the Domestic Companies.

USE OF PROCEEDS

After deducting the estimated placement discount, accountable expenses payable to the placement agent and offering expenses payable by us, we expect to receive net proceeds of approximately $5,940,002 from this offering if the minimum offering is sold and $8,884,000 if the maximum offering is sold.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. To the extent we raise an amount between the maximum offering and the minimum offering, we expect to utilize our offering proceeds in order of such priority. Although we have tentatively allocated certain funds to the possible acquisition of complimentary businesses, as of the date of this prospectus, we do not have any agreements, arrangements or understandings with potential acquisition targets.

Description of Use	Percentage of Net Proceeds
Product research and development	15.0%
Acquisition and business development in oil-field industry in China and globally	48.0
Sarbanes-Oxley compliance	5.0
Fixed asset purchases	5.0
Employee training	2.0
General working capital	25.0
Totals	100.0%

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our ordinary shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Because we are a holding company with no operations of our own and all of our operations are conducted through our Chinese subsidiary, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Holding Company Structure.”

Payments of dividends by our subsidiary in China to our company are also subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the Cayman Islands.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009 on a pro forma as adjusted basis giving effect to the conversion of redeemable ordinary shares and the sale of the minimum offering and maximum offering at the public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated placement discounts, accountable expenses payable to our placement agent and our estimated offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares.”

Minimum Offering (1,166,667 Ordinary Shares)

March 31, 2009

U.S. Dollars

(unaudited)

	As Reported(1)	Pro Forma Adjusted(2)	Pro Forma Adjusted for IPO(3)
Redeemable shares
Shares	112,608	—	—
Amount	$209,959	$—	$—

Shareholders’ equity
Ordinary shares	2,139,203	2,251,811	3,418,478
Amount	$43,983	$46,066	$67,649
Additional paid-in capital	$1,277,974	$1,485,850	$7,404,269
Statutory reserves	$247,007	$247,007	$247,007
Retained earnings	$2,277,885	$2,277,885	$2,277,885
Total shareholders’ equity	$3,846,849	$4,056,808	$9,996,810

Total capitalization	$4,056,808	$4,056,808	$9,996,810

(1)	As reported;
(2)

On a pro forma as adjusted basis giving effect to the automatic conversion of all of our 112,608 outstanding redeemable ordinary shares into 112,608 non-redeemable ordinary shares immediately prior to the closing of this offering;

(3)

On a pro forma as adjusted basis giving effect to the automatic conversion of all of our 112,608 outstanding redeemable ordinary shares into 112,608 non-redeemable ordinary shares immediately prior to the closing of this offering, and the sale of the minimum offering of 1,166,667 shares, at the public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated placement discounts, accountable expenses payable to our placement agent and our estimated offering expenses.

Maximum Offering (1,700,000 Ordinary Shares)

March 31, 2009

U.S. Dollars

(unaudited)

	As Reported(1)	Pro Forma Adjusted(2)	Pro Forma Adjusted for IPO(3)
Redeemable shares
Shares	112,608	—	—
Amount	$209,959	$—	$—

Shareholders’ equity
Ordinary shares	2,139,203	2,251,811	3,951,811
Amount	$43,983	$46,066	$77,516
Additional paid-in capital	$1,277,974	$1,485,850	$10,338,400
Statutory reserves	$247,007	$247,007	$247,007
Retained earnings	$2,277,885	$2,277,885	$2,277,885
Total shareholders’ equity	$3,846,849	$4,056,808	$12,940,808

Total capitalization	$4,056,808	$4,056,808	$12,940,808

(1)	As reported;
(2)

On a pro forma as adjusted basis giving effect to the automatic conversion of all of our 112,608 outstanding redeemable ordinary shares into 112,608 non-redeemable ordinary shares immediately prior to the closing of this offering;

(3)

On a pro forma as adjusted basis giving effect to the automatic conversion of all of our 112,608 outstanding redeemable ordinary shares into 112,608 non-redeemable ordinary shares immediately prior to the closing of this offering, and the sale of the maximum offering of 1,700,000 shares, at the public offering price of $6.00 per share and to reflect the application of the proceeds after deducting the estimated placement discounts, accountable expenses payable to our placement agent and our estimated offering expenses.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rate of exchange of $1.00 to RMB6.8329, the approximate exchange rate prevailing on March 31, 2009. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The Company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period-End	Average(1)	Low	High
	(RMB per U.S. Dollar)
2004	8.2765	8.2768	8.2764	8.2774
2005	8.0702	8.1940	8.0702	8.2765
2006	7.8041	7.9723	7.8041	8.0702
2007	7.2946	7.6072	7.2946	7.8127
2008	6.8225	6.9477	6.7800	7.2946
2009
January	6.8392	6.8360	6.8225	6.8403
February	6.8395	6.8363	6.8241	6.8470
March	6.8360	6.8360	6.8240	6.8438
April	6.8180	6.8305	6.8180	6.8361
May	6.8278	6.8235	6.8176	6.8326
June (through June 5, 2009)	6.8329	6.8304	6.8264	6.8331

(1)	Averages are calculated using the daily rates during the relevant period.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share and the pro forma net tangible book value per ordinary share after the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to ordinary shareholders at March 31, 2009 was $4,056,808 or $1.80 per ordinary share. Net tangible book value per ordinary share as of March 31, 2009 represents the amount of total tangible assets less total liabilities and minority interest, divided by the number of ordinary shares outstanding. The number of ordinary shares used to calculate net tangible book value per ordinary share assumes that automatic conversion of our outstanding redeemable shares into non-redeemable ordinary shares will occur immediately prior to the consummation of this offering.

If the minimum offering is sold, we will have 3,418,478 ordinary shares outstanding upon completion of the minimum offering. Our post offering pro forma net tangible book value, which gives effect to (1) the automatic conversion of our outstanding redeemable shares into non-redeemable ordinary shares will occur immediately prior to the consummation of this offering; and (2) receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2009 will be approximately $9,996,810 or $2.92 per ordinary share. This would result in dilution to investors in this offering of approximately $3.08 per ordinary share or approximately 51% from the offering price of $6.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $1.12 per share attributable to the purchase of the ordinary shares by investors in this offering. The number of ordinary shares used to calculate the increase to benefit of present shareholders assumes that automatic conversion of our outstanding redeemable shares into non-redeemable ordinary shares will occur immediately prior to the consummation of this offering.

If the maximum offering is sold, we will have 3,951,811 ordinary shares outstanding upon completion of the minimum offering. Our post offering pro forma net tangible book value, which gives effect to (1) the automatic conversion of our outstanding redeemable shares into non-redeemable ordinary shares will occur immediately prior to the consummation of this offering; and (2) receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after March 31, 2009 will be approximately $12,940,808 or $3.27 per ordinary share. This would result in dilution to investors in this offering of approximately $2.73 per ordinary share or approximately 46% from the offering price of $6.00 per ordinary share. Net tangible book value per ordinary share would increase to the benefit of present shareholders by $1.47 per share attributable to the purchase of the ordinary shares by investors in this offering. The number of ordinary shares used to calculate the increase to benefit of present shareholders assumes that automatic conversion of our outstanding redeemable shares into non-redeemable ordinary shares will occur immediately prior to the consummation of this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the closing of the offering and the dilution to persons purchasing ordinary shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)	Maximum Offering (2)
Offering price of ordinary shares (per share)	$6.00	$6.00
Net tangible book value per ordinary share before the offering (unaudited)	$1.80	$1.80
Increase per ordinary share attributable to payments by new investors	$1.12	$1.47
Pro forma net tangible book value per ordinary share after the offering	$2.92	$3.27
Dilution per ordinary share to new investors	$3.08	$2.73

(1)	Assumes gross proceeds from offering of 1,166,667 ordinary shares.
(2)	Assumes gross proceeds from offering of 1,700,000 ordinary shares.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Upon completion of the offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present shareholders as of the date the consideration was received and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price
MINIMUM OFFERING	Amount	Percent	Amount	Percent	Per Share
Existing shareholders	2,251,811	65.87%	$4,056,808	36.69%	$1.80
New investors	1,166,667	34.13%	$7,000,002	63.31%	$6.00
Total	3,418,478	100.00%	$11,056,810	100%	$3.23

	Shares Purchased		Total Consideration		Average Price
MAXIMUM OFFERING	Amount	Percent	Amount	Percent	Per Share
Existing shareholders	2,251,811	56.98%	$4,056,808	28.46%	$1.80
New investors	1,700,000	43.02%	$10,200,000	71.54%	$6.00
Total	3,951,811	100.00%	$14,256,808	100%	$3.61

SELECTED HISTORICAL AND UNAUDITED CONDENSED

CONSOLIDATED AND COMBINED FINANCIAL AND OPERATING DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus. The selected statements of operations data are for the fiscal years ended 2007 and 2008 and the nine months ended March 31, 2009. The selected balance sheet data set forth below, are as of June 30, 2007 and 2008 and March 31, 2009. This selected financial data is derived from our consolidated and combined financial statements and should be read in conjunction with the consolidated and combined financial statements and notes thereto which are included elsewhere in this prospectus.

	For the Fiscal Year Ended June 30,			For the Nine Months Ended March 31,
	2007 (¥)	2008 (¥)	2008 ($) (unaudited)	2009 (¥) (unaudited)	2009 ($) (unaudited)
Total Revenues	57,841,921	65,748,234	9,622,303	62,171,642	9,098,866
Income from Continuing Operations	6,599,500	11,100,900	1,624,625	12,777,523	1,869,999
Income (Loss) from Discontinued Operations	(629,434)	496,223	72,623	—	—
Net Income Available for Common Shareholders	5,970,066	11,580,304	1,694,787	12,726,192	1,862,487
Basic Weighted Average Shares Outstanding	2,139,203	2,139,203	2,139,203	2,139,203	2,139,203
Basic Earnings per Share	2.79	5.41	0.79	5.95	0.87
Diluted Weighted Average Shares Outstanding	2,139,203	2,210,892	2,210,892	2,251,811	2,251,811
Diluted Earnings per Share	2.79	5.25	0.77	5.67	0.83

	June 30,			March 31,
	2007 (¥)	2008 (¥)	2008 ($) (unaudited)	2009 (¥) (unaudited)	2009 ($) (unaudited)
Total Assets	48,133,045	61,230,033	8,961,062	72,937,725	10,674,491
Total Liabilities	47,045,790	41,071,889	6,010,902	38,432,716	5,624,657
Minority Interest	3,512,416	5,210,560	762,569	6,785,247	993,026
Redeemable Common Shares	—	1,388,641	203,229	1,434,627	209,959
Shareholders’ Equity (Deficit)	(2,425,161)	13,558,943	1,984,362	26,285,135	3,846,849

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited historical combined and consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus. Our audited historical combined and consolidated financial statements have been prepared in accordance with U.S. GAAP.

Overview

Organization. We are a company focused on production and service for oilfield exploitation industry companies in the People’s Republic of China. We provide oilfield services and products, including well service, drilling service, production and field service; however, we do not engage in the production of petroleum or petroleum products. We primarily derive our revenue from:

•	Design, manufacture and installation of oil field servomechanism systems engineering;

•	Oil field underground operation technology and products:

•	Oil producing well water seeking, sand proof, fracturing technology;

•	Down flow well acidize injection, plug-releasing, profile control technology;

•	Gas well perforating and sand proof technology;

•	Multi-effect underground packer devices and

•	Gas well throttle controller.

•	Oil field ground operation technology and products:

•	Heating furnace automation control technology in oil field fathering and transportation System;

•	Oil field high effect heating furnace;

•	Oil field multiphase separator;

•	Oil field heat-exchange equipment and;

•	Supply Italian UNIGAS combustor.

In the nine months ended March 31, 2009, approximately 96.19% of our revenues came from hardware sales, 2.41% came from service, and 1.41% came from software sales. The development and sales of our software business facilitated the development of our hardware and service business in this period, causing the percentage of our revenues from hardware sales to increase significantly. Because we earned substantially all of our software revenues from new clients, we expect our service revenues to continue to grow, as these new customers require continuing service associated with their software purchase.

The Domestic Companies’ and our solutions and new technology enable our customers to reduce their expenditures and improve their integrated benefit by changing from manual to mechanized production methods. Our major clients, Sinopec and CNPC, are large oil and refinery firms formed following the Chinese government’s decision to decentralize the oil and gas industry within China. Both companies are ranked in the Fortune 500. We aim to continue extending our market share in the short-term and to be a leading non-government-owned service provider to the oilfield exploitation industry in the long-term. Our mission is to increase the automation and safety levels of industrial petroleum production in China, and improve the under-developed working process and management mode by using high-technology.

We operate our business in China through the Domestic Companies, which are PRC limited liability companies controlled by the same three PRC residents, Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang. Mr. Yin, Mr. Li and Mr. Chen are also significant shareholders in and directors of our company, and they serve, respectively, as our Chief Executive Officer, Chief Marketing Officer and Chief Technology Officer.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. To protect our shareholders from possible future foreign ownership restrictions, Mr. Yin, Mr. Li and Mr. Chen reorganized our company, entered into agreements with Recon-JN and caused Recon-JN and each of the Domestic Companies to enter into a series of agreements that give our company (by virtue of its sole ownership of Recon-HK and Recon-HK’s sole ownership of Recon-JN) effective control over each of the Domestic Companies.

We have Exclusive Technical Consulting Service Agreements and Operating Agreements with each of the Domestic Companies and Equity Interest Pledge Agreements and Exclusive Equity Interest Purchase Agreements with their shareholders. Through these contractual arrangements, we have the ability to substantially influence each of the Domestic Companies’ daily operations and financial affairs, appoint their senior executives and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control the Domestic Companies, we are considered the primary beneficiary of each Domestic Company. In addition, we and the Domestic Companies are under common control, by virtue of the ownership of more than 60% of our company and each of the Domestic Companies by three shareholders (Mr. Yin Shenping, Mr. Li Hongqi and Mr. Chen Guangqiang).

Based on these agreements, the Domestic Companies are our variable interest entities (“VIEs”) and we consolidate them as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, because we are the primary beneficiary of the VIEs. We do not have any collateral for the obligations of the VIEs.

Factors Affecting Our Business

Industry Background. As a whole, the Chinese petroleum industry faces four primary challenges: (a) global competition; (b) environment and development; (c) configuration of petroleum resources; and (d) gradually increased profit margins. Compared to developed countries, however, there are still certain lags in terms of modernized management levels in China. In particular, with the introduction of computer techniques over the last ten years, the degree of automation in foreign countries has reached a higher lever, while China is still in the initial stage.

With deeper development of the oilfield industry, most oil fields in China have entered the third stage of oil extraction. During this stage, oil well output decreases, water content increases, and costs are higher.

Through application of the automation system we provide, oil well head information such as indicator diagrams, current diagrams, oil pressure, oil temperature and the running status of oil wells, can be accurately passed on to management in real time. Management may see information in the clear human-machine interface and make analysis and decisions enabling the realization of remote controls over oil extraction wells such as auto delayed start-up of the oil extraction well after being switched on/off or intermittent extractions. The system can achieve failure protection and send timely alarms, for instance, the system is equipped with auto stop and alarms in the cases of blocking, breaking of oil extraction rods, and phase breaking to avoid the occurrence of major accidents. The measurement station can realize automatic measurement of liquid and gas and transfer the data to the central control room in real time. With this system, the oil well heads and measurement stations have no need to be monitored by personnel and in addition, in-time and accurate information transfers between the oil extraction well and management have improved labor productivity, brought down manual work and consumptions, lowered costs for oil extractions, eliminated failures in time, increased oil output, actualized automatic management for oil fields and integrated management above and under-ground. The automation system also provides full and accurate data for research and development of petroleum deposit projects as well as a reliable technical basis for oil field productions and decision-making.

Our automation system can also be used in connection with the delivery of liquefied natural gas. China is currently diversifying its energy sources, and China imported 15% more liquefied natural gas in 2008 than in 2007. Although the increase from 2.9 to 3.3 million tons for the full year was significant, our optimism about the future of liquefied natural gas in China (as well as the need for our services in the industry) is tempered by a 23% drop from November to December 2008, which coincided with the international market crisis.

Apart from the above-mentioned factors, increasingly intense competition in the oil field market, increasing efficiency by reducing redundant staff and reduction of cost is bound to facilitate the all-around generalization of the automation system.

Accordingly, any significant change in the general demand for oil and liquefied natural gas in China, the PRC government’s policy or the strategies of major PRC energy companies may significantly affect the demand for our service and products and, as a result, our revenues and financial condition.

In addition, our oil well water finding/blocking technology, multipurpose fissure shaper, and high-efficiency heating furnace can increase the oil field output, decrease the water content, save energy, lower consumption, reduce the oil extraction cost, and strengthen the competitive force of the domestic oil fields.

Relevant Industry-Wide Factors. Management believes the Chinese oilfield service industry, and in particular the oilfield service market, is likely to experience rapid growth in the near future. This belief is based on management’s experience in the industry and its analysis of the following recent trends:

•

Management believes that larger companies in China are becoming more sophisticated in managing and implementing their information systems. Management believes that these tendencies are likely to create a strong demand for software integration and customized system development from these larger companies. As a result, management believes that many oilfield service providers will attempt to reposition their businesses as development services providers, rather than “off-the-rack” vendors. In the context of economic transformation, local manufacturers will likely face industrial restructuring as they try to grow to compete and fend off increased pressure from greatly shortened product lives. Management believes that the use of advanced information technologies in management and control of manufacture is becoming more important to success in the market.

•

Management believes that a significant number of Chinese manufactures, especially those in the oil and gas industry, still lack sufficient technical applications and services for their needs. These companies tend to be more cost-sensitive. Management believes that such clients would be more likely to use our service and products to reduce expenses by third-parties like us. Management believes this will be an increasingly competitive market.

•

Management also believes that high-tech and precise instruments will become increasingly prevalent in the oilfield service market, as China continues to be more dependent on oil and as oil resources continue to decline.

Dependence on CNPC and Sinopec. We derive substantially all of our revenues from two customers, (i) CNPC and (ii) Sinopec.

We provide products and services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008 and the nine months ended March 31, 2009, and any termination of our business relationships with Sinopec would materially harm our operations.

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008 and the nine months ended March 31, 2009, and any termination of our business relationships with CNPC would materially harm our operations.

In order to grow and to protect our company against the risks associated with our dependence on CNPC and Sinopec, management intends to improve our service and expand our potential market. Management believes that a large number of Chinese petroleum companies are likely to require services and products such as those we provide.

Nature of Operations. Our technicians and solutions were developed with strong industrial expertise in the oil and gas industry. Products and services provided by us mainly include:

•

RSCADA System. Nanjing Recon’s technology includes RSCADA, an industrial computerized process control system for monitoring, managing and controlling oilfield service extraction. RSCADA integrates the underground, ground and above-ground levels of the oilfield service extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Water System. In addition to RSCADA, BHD has developed and implemented technology designed to find and block water content in oilfield service. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve our efficiency and profitability in extraction, we have developed technology to reduce the amount of water in our extracted oilfield service.

•

Oil Field Furnaces. Crude oilfield service contains certain impurities that must be removed before the oilfield service can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, and comparatively safe and highly heat efficient (90% efficiency).

•

Multipurpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract oilfield service. Before any oilfield service extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. We have developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

As a technology development company, we put a priority on research, exploration, design and innovation. For years we have been increasing investments in attracting and training talents to continually improve our research and development capability. We currently have more than 80 employees, 90% of whom graduated from college. We also cooperate with the Oilfield Service & Geology Research Laboratory of Nanjing University.

Factors Affecting Our Results of Operations — Generally

Our operating results in any period are subject to general conditions typically affecting the Chinese oilfield service industry including:

•	the amount of spending by our sophisticated customers, primarily those in the oil and gas industry;

•	growing demand from large corporations for improved management and software designed to achieve such corporate performance;

•	the procurement processes of our customers, especially those in the oil and gas industry;

•	competition and related pricing pressure from other oilfield service solution providers, especially those targeting the Chinese oil and gas industry;

•	the ongoing development of the oilfield service market in China; and

•	inflation and other factors.

Unfavorable changes in any of these general conditions could negatively affect the number and size of the projects we undertake, the number of products we sell, the amount of services we provide, the price of our products and services and otherwise affect our results of operations.

Our operating results in any period are more directly affected by company-specific factors including:

•	our revenue growth;

•	the proportion of our business dedicated to large companies;

•	our ability to successfully develop, introduce and market new solutions and services;

•	our ability to increase our revenues to businesses, both old customers and new in Chinese oil and gas industry,

•	our ability to effectively manage our operating costs and expenses; and

•	our ability to effectively implement any targeted acquisitions and/or strategic alliances so as to provide efficient access to markets and industries in the Chinese oil and gas industry.

Critical Accounting Policies and Estimates

Estimates and Assumptions. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the combined and consolidated financial statements. We believe that the following policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our combined and consolidated financial statements and other disclosures included in this prospectus. Significant accounting estimates reflected in our company’s combined and consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment.

Revenue Recognition. We recognize revenue when it is realized and earned. We consider revenue realized or realizable and earned when (1) we have persuasive evidence of an arrangement, (2) delivery has occurred, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or we have objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

•

Hardware. Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

•

Services. We provide services on a fixed-price contract, and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

•

Software. We sell self-developed software. For software sales, we recognize revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are divided among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by us for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a standalone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Fair Values of Financial Instruments. The carrying amounts reported in the combined and consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customer and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Allowance for Doubtful Accounts. Trade receivables and other receivable accounts are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less a provision made for impairment of these receivables. Provisions are applied to trade and other receivables where events or change in circumstances indicate that the balance may not be collectible. The identification of doubtful debts requires the use of judgment and estimates of management. Our management must make estimates of the collectability of our accounts receivable. Management specifically analyzes accounts receivable, historical bad debts, customer creditworthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Our allowance for trade accounts receivable was ¥1,558,917 ($228,149) and ¥1,403,694 ($205,432) on June 30, 2008 and March 31, 2009, respectively. The decrease between June and March is due to the growth of our business with our large clients, which allowed us to reduce our estimate on uncollectible amounts of accounts receivable to reflect our current business risks. If the financial condition of our clients were to deteriorate, resulting in their inability to make payments, an additional allowance might be required.

Property and Equipment. We record property and equipment at cost. We depreciate property and equipment on a straight-line basis over their estimated useful lives using the following annual rates:

Motor Vehicles	10 years
Office Equipment	2-5 years
Leasehold Improvements	5 years

We expense maintenance and repair expenditures as they do not improve or extend an asset’s productive life. These estimates are reasonably likely to change in the future since they are based upon matters that are highly uncertain such as general economic conditions, potential changes in technology and estimated cash flows from the use of these assets.

Gains or losses on sales or retirements are included in the combined and consolidated statements of operations in the year of disposition. Depreciation expense was ¥234,200, ¥195,624 ($28,630) and ¥248,401 ($36,354) for the years ended June 30, 2007 and 2008 and the nine months ended March 31, 2009, respectively.

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)	(Unaudited)	(Unaudited)
Motor vehicles	¥684,183	¥1,296,118	$189,687
Office equipment	777,301	777,301	113,759
Leasehold improvement	—	169,462	24,801
Total property and equipment	1,461,484	2,242,881	328,247
Less: Accumulated depreciation	(685,461)	(933,862)	(136,671)

Property and equipment, net	¥776,023	¥1,309,019	$191,576

Software Development Costs. We charge all of our development costs to research and development until we have established technological feasibility. We acknowledge technological feasibility of our software when a detailed program design has been completed, or upon the completion of a working model. Upon reaching technological feasibility, we capitalize additional software costs until the software is available for general release to customers. Although we have not established a budget or time table for software development, we anticipate the need to continue the development of our software products in the future and the cost could be significant. We believe that, as in the past, the costs of development will result in new products that will increase revenue and therefore justify costs. There is, however, a reasonable possibility that we may be unable to realize the carrying value of our software, and the amount not so realized may adversely affect our financial position, results of operation or liquidity in the future.

Cost of Revenue. Cost of our revenues includes wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased raw materials such as steel products and chemical materials. We expect cost of revenue to grow as our revenues grow. It is possible that we could incur development costs with little revenue recognition, but based upon our past history, we expect our revenues to grow.

Valuation of Long-Lived Assets. We review the carrying values of our long-lived assets for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, we project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, we reduce the carrying value of the long-lived asset, by the estimated excess of the carrying value over the projected discounted cash flows. In the past, we have not had to make significant adjustments to the carrying values of our long-lived assets, and we do not anticipate a need to do so in the future. However, circumstances could cause us to have to reduce the value of our capitalized software more rapidly than we have in the past if our revenues were to significantly decline. Estimated cash flows from the use of the long-lived assets are highly uncertain and therefore the estimation of the need to impair these assets is reasonably likely to change in the future. Should the economy or acceptance of our software change in the future, it is likely that our estimate of the future cash flows from the use of these assets will change by a material amount. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Property and Equipment” and “- Software Development Costs.”

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Revenues
Hardware	¥44,198,042	¥57,656,322	$8,438,046
Service	—	1,495,662	218,891
Software	—	226,496	33,148
Hardware-related parties	3,138,876	2,143,590	313,716
Service-related parties	2,249,300	—	—
Software-related parties	—	649,572	95,065

Total revenues	49,586,218	62,171,642	9,098,866
Cost of revenues	30,136,677	37,608,500	5,504,032

Gross profit	19,449,541	24,563,142	3,594,834

Operating expenses
Selling and distribution expenses	3,741,637	4,760,272	696,669
General and administrative expenses	3,731,723	3,867,763	566,050

Total operating expenses	7,473,360	8,628,035	1,262,719

Income from operations	11,976,181	15,935,107	2,332,115
Subsidy income	667,344	2,038,015	298,265
Non-operating expenses	(296,777)	—	—
Interest income	11,788	12,608	1,845
Interest expense	(45,750)	(152,405)	(22,305)

Income before income taxes and minority interest	12,312,786	17,833,325	2,609,920
Provision for income taxes	(3,360,167)	(3,481,115)	(509,464)
Minority interest, net of tax	(1,366,856)	(1,574,687)	(230,457)

Income from continuing operations	7,585,763	12,777,523	1,869,999

Income from operations of discontinued subsidiaries, net of tax	531,390	—	—

Net income	8,117,153	12,777,523	1,869,999
Accrued dividend for redeemable ordinary shares	—	(51,331)	(7,512)

Net income available for common shareholders	¥8,117,153	¥12,726,192	$1,862,487

Basic earnings per share:
Income from continuing operations	¥3.55	¥5.97	$0.87

Income from discontinued operations	¥0.25	¥—	$—

Net income	¥3.79	¥5.97	$0.87

Net income available for common shareholders	¥3.79	¥5.95	$0.87

Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203

Diluted earnings per share:
Income from continuing operations	¥3.45	¥5.67	$0.83

Income (loss) from discontinued operations	¥0.24	¥—	$—

Net income	¥3.69	¥5.67	$0.83

Net income available for common shareholders	¥3.69	¥5.65	$0.83

Diluted weighted average ordinary shares outstanding	2,197,350	2,251,811	2,251,811

Nine Month Period Ended March 31, 2009 Compared to Nine Month Period Ended March 31, 2008

Revenue. During the first nine months of year 2009, the total value of our revenues was ¥62,171,642 ($9,098,866), a ¥12,585,424 or 25.38% increase from ¥49,586,218 for the nine months ended March 31, 2008.

We believe that our contracts will be fulfilled for the following reasons:

•	These large corporate clients have never failed to finalize and fulfill contracts with us; and

•	These clients have agreed upon the contract terms and project value.

We believe our revenues increased in this period due to an increase in sales that resulted from our continued adaptation to our competitive market. We believe we benefit from a positive reputation in our industry and strong relationships with our customers. As a result, we were able to expand our customer base and to supply new products and services to new and existing customers. In addition, we sought to increase the value per transaction by increasing our focus on high-volume transactions. Finally, we improved our accounting infrastructure to shorten the time needed to recognize revenues.

Cost of Revenue. Our cost of revenue increased by ¥7,471,823, or 24.79%, to ¥37,608,500 ($5,504,032), for the nine months ended March 31, 2009, from ¥30,136,677 for the same period in 2008, largely due to our marketing and communications strategies and rising prices of raw materials. To increase the income, we focused on expending hardware products selling. As a result, our inventories decreased and cost of goods sold increased. Since the beginning of our fiscal year ending June 30, 2009, China’s main economic indicators have remained stable or shown negative growth, so we believe the negative influence of prices is unlikely to last for a long period.

Cost of revenues as a percentage of revenues during this period did not change significantly and was 60.49% for the nine months ended March 31, 2009 and 60.78% for the same period in 2008. Even though this percentage decreased only a little, we still thought it was a positive result of our business development strategy. We paid more attention to purchasing of goods. Our management believes that, while we can improve our market share by expanding the sale of hardware, we can only rely on developing software and providing service with high-margins to enhance our competitiveness. As a result, we will continue to focus our efforts on growing our software and service revenues in order to lower our percentage of cost of revenues.

Gross Profit. For the nine months ended March 31, 2009, our gross profit increased to ¥24,563,142 ($3,594,834) from ¥19,449,541 for the same period in 2008, an increase of ¥5,113,601, or 26.29%. For the nine months ended March 31, 2009, our gross profit as a percentage of revenue increased slightly to 39.51%, from 39.22% for the same period in 2008. This increase was partly because of our increase of service business and partly for the cost of goods purchase controlling reasons.

Year Ended June 30, 2008 Compared to Year Ended June 30, 2007

Revenues. Our total revenues increased by approximately 13.67%, from ¥57,841,921 in 2007 to ¥65,748,234 ($9,622,303) in 2008. Most of all, our service businesses have become the main increasing impetus and a major source of revenue, increasing by more than 100% from the previous year. This increase resulted directly from our growing relationships with CNPC and Sinopec. Specifically, the Chinese government has attached great importance to the safety problems that exist in the Chinese energy industry by implementing numerous new projects and initiatives designed to increase safety and security in the Chinese energy industry. This replacement project is a Chinese reform project designed to eliminate hidden security dangers and develop key projects for saving energy and materials. As a result of the new policies, the Chinese government has increased spending to replace equipment with potential safety problems. As such, we have experienced increased sales and a greater demand for our maintenance services, which has increased our revenue. Additionally, as we have provided services to CNPC and Sinopec and our relationships have grown, they have chosen to continue to use our solutions. During the year ended June 30, 2008, substantially all of our revenues were generated through our business engagements with the two largest Chinese oil companies. These significant engagements made it possible for us to improve our service quality, products’ popularity and adaptability for a very limited number of customers. Further, this long-term cooperation provides us more preferences for collecting receivables on time. We expect that our gross revenues will continue to increase over time as we:

•	expand the adoption of our solutions into other markets outside the Chinese oil and gas industry; and

•	introduce our solutions to businesses located outside of China.

Cost of Revenues. Our cost of revenues includes costs related to the design, implementation, delivery and maintenance of our software solutions and raw materials. We have set up service and maintenance centers in Xinjiang, Jidong district, and other locations which can provide our customers with technical consulting, repair and maintenance services. We purchase equipment based on each client’s needs. Raw materials used to produce our hardware products consist largely of steel products and chemical products. Since 2006, the prices of steel and oil have increased, resulting in increases in downstream products like our products. The Chinese government has taken measures against these rising prices, but our business was still affected in 2007 and 2008 because of these costs. Our cost of services also increased slightly because some project periods extended due to bad construction conditions in China. We consider our cost of revenues to be variable and expect that our cost of revenues will increase as our revenues grow.

Our cost of revenues increased from ¥37,413,729 in 2007 to ¥39,771,955 ($5,820,655) in 2008, an increase of 6.3%. As a percentage of revenues, our cost of revenues decreased from 64.68% in 2007 to 60.49% in 2008.

Gross Profit. For the year ended June 30, 2008, our gross profit increased to ¥25,976,279 ($3,801,648) from ¥20,428,192 for the same period in 2007, an increase of ¥5,548,087, or approximately 27.16%. For the year ended June 30, 2008, our gross profit as a percentage of revenue increased to 39.51%, from 35.32% for the same period in 2007. This increase in gross profit can be attributed primarily to the increase in sales volume to CNPC and Sinopec and development of our lower cost software and service business. We believe this increase in sales volume resulted, in part, from the Chinese government’s policy to improve safety and security in the energy industry.

Expenses.

Nine Month Period Ended March 31, 2009 Compared to Nine Month Period Ended March 31, 2008

General and Administrative Expenses. General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. For the nine months ended March 31, 2009, our administrative expenses increased to ¥3,867,763 ($566,050), from ¥3,731,723 for the nine months ended March 31, 2008, a 3.65% increase from period-to-period. Our salaries and benefits costs increased, due largely to rising human resources costs associated with the implementation of new Chinese laws regarding employee benefits. We are subject to a general trend of increasing salaries and employee welfare throughout China for the highly-skilled technical personnel we require to operate our business.

In particular, our professional advisor fees and audit fees due to the initiation of our IPO increased significantly compared to the same period of year 2008. Our management strengthened management of account receivables and purchase advances, and we benefitted from this behavior. The allowance of those accounts decreased and the general and administrative expense decreased. In addition, as a percentage of revenue, administrative expenses decreased to 6.22% for the nine months ended March 31, 2009, from 7.53% for the same period in 2008. We believe this percentage decrease resulted from our experience in the oilfield industry and rapid revenue growth, both of which allowed us to expand efficiently in this area.

Selling and Distribution Expenses. For the nine months ended March 31, 2009, our selling expenses increased from ¥3,741,637 in the nine months ended March 31, 2008 to ¥4,760,272 ($696,669). As a percentage of revenue, our selling expense for the nine months ended March 31, 2008 and 2009 increased from 7.55% to 7.66%, mainly due to increased sale income.

Income from Operations. Income from operations was ¥15,935,107 ($2,332,115) for the nine months ended March 31, 2009, a 33.06% increase from ¥11,976,181 for the same period in 2008 because of high revenue in the last period of 2009 and lower cost of goods.

Income Tax Expense. Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is recorded against deferred tax assets if it is not likely that the asset will be realized. In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006.

We have not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to enterprise income tax at a rate of 25%. Due to Nanjing Recon’s location in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this income tax from 2005 to 2007. Due to ENI’s designation as a Qualifying High Technology company, it is subject to a 15% EIT. BHD pays the statutory rate of 25%. We had minimal operations in jurisdictions other than the PRC. Income tax expense for the nine months ended March 31, 2009 was ¥3,481,115 ($509,464). For the same period in 2008, income tax expense was ¥3,360,167. This increase resulted from increased revenues. Most of our audit fees and advisory fees were paid from our holding company and were not allocated to the Domestic Companies to deduct. We continue to focus on improving our accounting management so that the company can further reduce the tax burden.

Subsidy Income. We have received government subsidy income from local governments where our business offices are located. Because we qualified for, applied for and received subsidies that we may not have received in the past, our subsidy income increased significantly. The amount increased from ¥667,344 in the nine months ended March 31, 2008, to ¥2,038,015 ($298,265) in 2009. We believe our good relationship with local governments can help us continue to develop quickly.

Net Income. As a result of the factors described above, net income was ¥12,777,523 ($1,869,999) for the nine months ended March 31, 2009, increased by ¥4,660,370, or 57.41%, from ¥8,117,153 for the same period in 2008. Our income from continuing operations increased from ¥7,585,763 to ¥12,777,523 ($1,869,999), an increase of 68.44%. By focusing on the three main continuing operations, our management has strong confidence for the future.

Fiscal Year 2008 Compared to Fiscal Year 2007

General and Administrative Expenses. General and administrative expenses consist primarily of costs from our human resources organization, facilities costs, depreciation expenses, professional advisor fees, audit fees and other expenses incurred in connection with general operations. General and administrative expenses decreased 26.42%, from ¥5,342,807 in 2007 to ¥3,931,205 ($575,335) in 2008. General and administrative expenses were 9.24% of total revenues in 2007 and 5.98% of total revenues in 2008. But we expect that as we continue to grow, our general and administrative expenses will increase. In addition, we expect that becoming an independent public company may create a short-term increase in general and administrative expenses as a percentage of revenues. Many of these costs are expected to be non-recurring as they relate primarily to the establishment of additional functions in connection with becoming a publicly-traded company.

Selling and Distribution Expenses. Selling and distribution expenses consist primarily of salaries and related expenditures of our sales and marketing organization; sales commissions; costs of our marketing programs, including public relations, advertising and trade shows; and an allocation of our facilities and depreciation expenses. Selling expenses increased by 15.49%, from ¥4,627,206 in 2007 to ¥5,343,840 ($782,075) in 2008. This increase resulted primarily from our business expansion activities. As we continued to solidify our business relationship with other companies, we required extensive marketing efforts and incurred the costs associated therewith. At present, we are expanding our business in Daqing district. In order to successfully increase the scope of our client base, we expect that our selling expenses will correspondingly increase. Selling expenses were 8.13% of total revenues in 2008 and 8.00% of total revenues in 2007. This stable trend resulted from the fact that during 2008, we were able to generate additional revenues from our existing client base (CNPC and Sinopec) without increasing our marketing efforts. As we increase the scope of our client base over the next several years, we expect to see our selling expenses as a percentage of revenue increase as a result, in part, of our expanded marketing efforts. We expect that our marketing efforts will require a period of time before resulting in additional sales.

Income from Operations. Income from operations was ¥16,701,234 ($2,444,238) for year ended June 30, 2008, a 59.70% increase from ¥10,458,179 for the same period in 2007. This increase in income from operations can be attributed primarily to the increase in sales volume to CNPC and Sinopec.

Income Tax Expense. Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is recorded against deferred tax assets if it is not likely that the asset will be realized. In June 2006, the Financial Accounting Standards Board issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no material effect on the Company’s financial statements.

We have not been subject to any income taxes in the United States or the Cayman Islands. Enterprises doing business in PRC are generally subject to federal (state) enterprise income tax at a rate of 30% and a local income tax at a rate of 3%; however, due to Nanjing Recon’s location in a State Standard High Technology Development Zone, it was granted a certification of High Technology Enterprise and was taxed at a rate of 15% for taxable income generated and was 50% exempt from this income tax from 2005 to 2007. Due to ENI’s designation as a Qualifying High Technology company, it is subject to a 15% EIT. BHD pays the statutory rate of 25%. We had minimal operations in jurisdictions other than the PRC. Income tax expense for year ended June 30, 2008 was ¥4,665,897 ($682,857). For the year ended June 30, 2007, income tax expense was ¥3,433,064. This increase resulted from our increased revenues from sales due to the Chinese government replacement project and changes of new income tax rate. We expect that our effective EIT will vary, depending on which of our Domestic companies generate greater revenues, as an increased percentage of revenues from BHD will result in our effective rate moving closer to BHD’s 25% rate and away from ENI’s and Nanjing Recon’s 15% rate.

Interest Income. Our interest income represents the interest accrued as a result of bank deposits. Our interest income increased from ¥6,948 in 2007 to ¥18,963 ($2,775) in 2008. We expect that our interest income will dramatically increase in the near future as we will earn interest in the proceeds of the offering contemplated hereby pending application thereof.

Discontinued Operations. At the end of the fiscal year 2008, our company completed the sale of Inner Mongolia Adar Energy Technology, Ltd. and Beijing Weigu Windows Co, which were both the majority-owned subsidiaries of BHD as well as Xiamen Recon Technology Development, Ltd., which was the majority-owned subsidiary of Nanjing Recon. In the fourth quarter of 2008, we determined that these three subsidiaries met the criteria for classification as discontinued operations. The gain on the disposal of these subsidiaries and the financial results associated with 2008 and prior periods are included in discontinued operations.

Net Income Available For Common Shareholders. As a result of the factors described above, net income available for common shareholders was ¥11,580,304 ($1,694,787) for the year in 2008, increased by ¥5,610,238, or 93.97%, from ¥5,970,066 for the year in 2007.

Liquidity and Capital Resources.

General

Cash and Cash Equivalents. Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months. On March 31, 2009, we had cash and cash equivalents in the amount of ¥4,599,593 ($673,154). Our management believes that the revenues expected to be generated from operations along with the proceeds of this offering will be sufficient to finance our operations for the foreseeable future. We expect that our ability to assume new, larger, more capital-intensive projects will require us to raise funds beyond those we currently possess. We believe this offering will address these needs.

Indebtedness. As of March 31, 2009, except for ¥3,914,665 ($572,914) of notes payable, we did not have any other outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or similar indebtedness, liens, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, guarantees or other material contingent liabilities. In addition, there has not been any material change in our indebtedness, commitments and contingent liabilities since June 30, 2008.

Holding Company Structure. We are a holding company with no operations of our own. All of our operations are conducted through our Chinese subsidiary. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon dividends and other distributions paid. In addition, Chinese legal restrictions permit payment of dividends to us by our Chinese subsidiary only out of its accumulated net profit, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese law, our subsidiary is required to set aside a portion (at least 10%) of its after-tax net income (after discharging all cumulated loss), if any, each year for compulsory statutory reserve until the amount of the reserve reaches 50% of our subsidiaries’ registered capital. These funds may be distributed to shareholders at the time of its wind up. When we were incorporated in Cayman Island in August 2007, 5,000,000 ordinary shares were authorized, and 50,000 ordinary shares were issued to Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi, at a par value of $0.01 each. On December 10, 2007, our company sold 2,632 ordinary shares to an investor at an aggregate consideration of $200,000. To date, these are the only shares that have been issued in our company. On June 8, 2009, in connection with the Company’s contemplated IPO of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares and redeemable ordinary shares to shareholders of record as of such date. After giving effect to a the share split of our ordinary shares, we will have 2,251,811 ordinary shares outstanding including 112,608 redeemable ordinary shares immediately prior to closing and up to 3,951,811 ordinary shares outstanding if the maximum number of ordinary shares are sold.

Off-Balance Sheet Arrangements. We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Operating Cash Flows. To date we have financed our operations primarily through cash flows from financing operations. As of March 31, 2009 we had total assets of ¥72,937,725 ($10,674,491), of which cash amounted to ¥4,599,593 ($673,154), and net accounts receivable (including related party amounts) amounted to ¥49,629,847 ($7,263,365). Working capital amounted to ¥33,195,990 ($4,858,258) and shareholders’ equity amounted ¥26,285,135 ($3,846,849). The current ratio equaled 1.86, up from 1.47 at June 30, 2008. The increase of this ratio reflects the seasonal nature of our business.

Nine Month Period Ended March 31, 2009 Compared to Nine Month Period Ended March 31, 2008.

Cash from Operating Activities. Net cash used in operating activities totaled ¥2,915,967 ($426,754) for the nine month ended March 31, 2009. In the same period ended March 31, 2008, net cash provided by activities was ¥4,824,772. This was a decrease of ¥7,740,739, a 160.44% for the nine month period ended March 31, 2008. This decrease in net cash resulted primarily from expansion of our business and seasonal cycle. While our business has grown significantly, this increase in new business and contracts caused a large balance amount of trade accounts receivables. This situation was partly relieved by increase of trade accounts payable. We have good relations with most of our suppliers and this good reputation makes it possible for us to purchase on credit. In addition, our business is currently expanding and we expect to see a delay between beginning new projects and receiving payment, and these new business contracts with guarantee clauses also cause an increase of deferred revenue. Finally, we enhanced our management, especially internal reimbursement to control our expense. So our other payables decreased to worsen our cash flow situation. These factors have resulted in a reduction in our cash flow.

Cash from Investing Activities. Net cash used in investing activities was ¥2,137,893 ($312,882) for the nine months ended March 31, 2009, compared to net cash provided by investing activities of ¥26,551 for the nine months ended March 31, 2008. The cash used in investing activities for the nine months ended March 31, 2009 consisted primarily of purchases of property and equipment and cash paid for short-term notes receivable.

Cash from Financing Activities. We got ¥2,016,032 ($295,048) in financing activities for the nine months ended March 31, 2009. The cash used in financing activities during the nine months ended March 31, 2008 was

¥4,687,200. We sometimes borrow money from our managers to add liquidity. We prefer to sign one-year contracts with them so each year there are large changes of proceeds from short-term note payable and repayment of that. We believe after this IPO, we can get enough capital to develop our business.

Working Capital. Total current assets at March 31, 2009 amounted to ¥71,628,706 ($10,482,915), and total current liabilities amounted to ¥38,432,716 ($5,624,657) at March 31, 2009. The working capital of this period is ¥33,195,990 ($4,858,258).

Capital Resources. We have mainly obtained working capital in 2009 through financing activities.

Comparison of Years Ended June 30, 2008 and 2007.

Cash from Operating Activities. Net cash provided by operating activities was ¥6,129,474 ($897,054) for the year ended June 30, 2008. This was an increase of ¥8,527,352 over ¥2,397,878 used in operating activities for the year ended June 30, 2007. This increase in net cash resulted primarily from the increase in net income available for common shareholders of ¥5,610,238.

The increase in receivables was primarily due to an increase in business contracts in fiscal 2008. The increase in inventory was due to hardware purchase. The increase in accounts payable and accrued liabilities was due to the increase in raw materials such as steel products and chemical materials. Both changes in account receivables and payables reflect the seasonal nature of our business. Our revenue has been subject to high seasonality and the revenue recognized in the first quarter is usually the smallest in proportion of that for the whole year in most cases, due to our clients’ budgeting and planning schedule. Nevertheless, we continued to experience steady demand for our services from our oil industrial client base.

Cash from Investing Activities. Net cash used in investing activities was ¥265,588 ($38,869) for the year ended June 30, 2008, compared to net cash used for investing activities of ¥663,662 for the year ended June 30, 2007.

Cash from Financing Activities. Cash flows used in financing activities amounted to ¥509,293 ($74,536) for the year ended June 30, 2008 and cash flow provided by financing activities amounted to ¥2,209,713 for the year ended June 30, 2007. For the year ended June 30, 2008, cash used in financing activities was mainly for the payment of notes payables.

Working Capital. Total current assets at June 30, 2008 amounted to ¥60,454,010 ($8,847,490), an increase of approximately ¥13,663,455 compared to ¥46,790,555 at June 30, 2007. The increase was attributable mainly to an increase in the amount of trade receivables resulting from higher revenues and inventories.

Current liabilities amounted to ¥41,071,889 ($6,010,902) at June 30, 2008, in comparison to ¥45,748,330 at June 30, 2007. This decrease has been attributed to the fact that our company paid out large sums of money to suppliers and received less payment from customers.

The current ratio increased from 1.02 at June 30, 2007 to 1.47 at June 30, 2008. The change in our current ratio was primarily due to the growth of 2008 revenues, which resulted in substantial growth in current assets. We believe that this changing trend in the current ratio indicates strong operating liquidity for us.

Capital Resources. We have obtained working capital in 2007 and 2008 through operating activities and financing activities.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Our exposure to interest rate risk primarily relates to interest income generated by excess cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate exposure. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk. Virtually all of our revenues and costs are denominated in RMB and substantially all of our assets and liabilities are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be impacted by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues and assets as expressed in U.S. dollars in our financial statements will decline. Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar or any other currency nonetheless may fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the RMB could appreciate or depreciate against the U.S. dollar. We do not use derivative instruments to reduce our exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. Recon-JN, our Chinese subsidiary, is not permitted to pay outstanding current account obligations in foreign currency, but rather must present the proper documentation to a designated foreign exchange bank. We cannot guarantee that all future local currency can be repatriated.

Inflation. Although China has experienced an increasing inflation rate, inflation has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 0.46%, (0.77%), and 1.16% in 2001, 2002 and 2003, respectively. However in connection with a 3.9% increase in 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. Following the government’s actions, the consumer price index decreased to 1.8% in 2005 and to 1.5% in 2006. In 2007, the consumer price index increased to 4.8%. In response, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation pressures. China’s consumer price index growth rate reached 8.7% year-over-year in 2008. The results of the Chinese government’s actions to combat inflation are difficult to predict. Adverse changes in the Chinese economy, if any, will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our services and products.

Taxation. Under the current law of the Cayman Islands, we are not subject to tax on income or capital gains. Prior to January 1, 2008, under PRC laws and regulations, a company established in China was typically subject to a state oilfield service rise income tax rate of 30% and a local oilfield service rise tax rate of 3% on its taxable income. PRC laws and regulations also provide foreign-invested oilfield service rises established in certain areas in the PRC with preferential tax treatment. Since January 1, 2008, China has mandated a unified oilfield service rise income tax rate of 25% with unified preferential tax treatment measures. As our Cayman Islands business entity is controlled by PRC residents and managed from the PRC, it is categorized as Resident oilfield service enterprise under the 2007 PRC Enterprise Income Tax Law (together with the Implementing Regulations promulgated there under, “the New EIT Law”). As a result of this classification, we are subject to the PRC’s Enterprise Income Tax (“EIT”).

Prior to 2008, China typically imposed a 33% EIT on domestic companies, and most foreign investment enterprises paid an average of approximately 15% EIT. In 2008, China standardized its general rate to 25% for all companies. In order to encourage start-up businesses and technology companies, China offers preferential rates for qualifying companies. For example, Nanjing Recon paid no income tax in 2003 and 2004 because it was exempt in its first two years of operation. From 2005 through 2007, Nanjing Recon paid 7.5% EIT, half of the otherwise applicable rate of 15% for Qualifying High Technology companies. From 2008 through present, Nanjing Recon has paid 15% EIT. ENI paid the statutory rate of 33% until 2008, when it obtained the Qualifying High Technology designation. As a result, ENI has paid the 15% EIT applicable to Qualifying High Technology companies since qualifying in 2008. BHD, which does not benefit from this designation, paid the statutory rate of 33% prior to 2008 and has paid the standard rate of 25% since that time. Maintaining ENI’s and Nanjing Recon’s preferential EIT treatment is subject to them continuing to be recognized as Qualifying High Technology oilfield service enterprises after the assessment per new rules. They are currently recognized as Qualifying High Technology oilfield service enterprises, but there can be no guarantee that they will continue to qualify as such in the future, under present or future applicable rules.

Sales tax rates vary from 3% to 17%, depending on the nature of the revenue. For revenues generated from those parts of our software solutions which are recognized by and registered with government authorities and meet government authorities’ requirements to be treated as software products, we are entitled to receive a refund of 14% on the total Value-added Tax (“VAT”) paid at rate of 17%. Revenues from software products other than the above are subject to full VAT at 17%. In addition, we are currently exempted from sales tax for revenues generated from development and transfer of tailor-made software products for clients; further, revenues from our consulting services are subject to a 5% sales tax. As a company that qualifies to issue VAT invoices, we must maintain a certain amount of revenue taxable in the name of VAT. As such, we may have to refuse some of the tax exemption benefit in our tailor-made software development business and pay VAT for those parts of the revenue in order to maintain minimum VAT revenue thresholds. This practice may cease to apply if more of our software products is matured, recognized and registered as software products in the PRC.

Any failure to remain eligible and qualified for these favorable tax treatments would likely have a materially adverse effect on our company and would subject us to taxes significantly greater than we currently pay. For example, loss of the reduced EIT rate would raise our taxable rate to 25% and loss of the VAT refund would effectively increase our effective VAT rate by 14%.

Operating Lease Agreements

We lease offices in Beijing, Nanjing and Shandong. The amounts of commitments for non-cancelable operating leases for 2009, 2010 and 2011 were as follows. All the lease agreements will expire in 2010.

	Chinese Yuan (RMB)	U.S. Dollars
		(Unaudited)
2009	¥456,860	$66,862
2010	¥97,200	$14,225
2011	¥—	$—

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This

Statement also clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises, as amended, applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. Early application is not permitted. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP No. APB 14-1 Clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”), which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings per Share.” FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. It requires all prior period earnings per share data presented to be adjusted retrospectively. The Company is currently evaluating the effect, if any, that the adoption of FSP 03-6-1 will have on its consolidated financial position, results of operations and cash flows.

In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1”). FSP 133-1 requires more extensive disclosure regarding potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of sellers of credit derivatives. FSP 133-1 also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment or performance risk of a guarantee. FSP 133-1 also clarifies the effective date of FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” by stating that the disclosures required should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The Company is currently evaluating the effect, if any that the adoption of FSP 133-1 will have on its consolidated financial position, results of operations and cash flows.

In December 2008, the FASB issued Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” which promptly improves disclosures by public companies until the pending amendments to FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”), and FIN No. 46, “Consolidation of Variable Interest Entities” (revised December 2003)—an interpretation of ARB No. 51 (“FIN 46R”), are finalized and approved by the Board. The FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transfers of financial assets and variable interests in qualifying special-purpose entities. It also amends FIN 46R to require public companies to provide additional disclosures about their involvement with variable interest entities. This FSP is effective for reporting periods ending after December 15, 2008. The Company is currently assessing the effect of FAS 140-4 and FIN 46R-8 on its consolidated financial position and results of operations.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued three Staff Positions (“FSPs”) that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP FAS 157-4 clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP FAS 115-2 and FAS 124-2 establish a new model for measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down through earnings versus other comprehensive income. FSP FAS 107-1 and APB 28-1 expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to interim periods. The Company does not expect the adoptions of the three Staff Positions have a material impact on its condensed combined and consolidated financial statements.

OUR BUSINESS

General

We are a provider of computer software and hardware solutions to companies in the petroleum mining and extraction industry. We provide services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction.

We believe that one of the most important advancements in China’s petroleum industry has been the automation of significant segments of the exploration and extraction process. The Domestic Companies’ and our automation products and services allow petroleum mining and extraction companies to reduce their labor requirements and improve the productivity of oil fields. The Domestic Companies’ and our solutions allow our customers to locate productive oil fields more easily and accurately, improve control over the extraction process, increase oil yield efficiency in tertiary stage oil recovery, and improve the transportation of crude oil through the mining process.

Market Background

China is the world’s second-largest consumer of petroleum products, third-largest importer of petroleum and sixth-largest producer of petroleum. In the last twenty years, China’s demand for oil has more than tripled, while its production of oil has only modestly increased. China became a net importer of petroleum in 1983, and, as a result, oil production in China has been aimed at meeting domestic requirements. The oil industry in China is dominated by three state-owned holding companies: China National Petroleum Corporation (CNPC), China Petroleum and Chemical Corporation (Sinopec) and China National Offshore Oil Corporation (CNOOC). Foreign companies have also recently become involved in China’s petroleum industry; however, according to Chinese law, China’s national oil companies may take a majority (or minority) stake in any commercial discovery. As a result, the number of major foreign companies involved in the industry is relatively limited: Agip, Apache, BP, ChevronTexaco, ConocoPhillips, Eni, ExxonMobil, Husky Energy, Kerr-McGee, Mitsubishi, Royal Dutch Shell, Saudi Aramco, and Total.

In the past, China’s petroleum companies mined for petroleum by leveraging its abundance of inexpensive labor, rather than focusing on new technologies. For example, a typical, traditional oil field with an annual capacity of 1,000,000 tons would require between 10,000 and 20,000 laborers. By contrast, when Baker CAC products were employed to explore and automate Cainan Oil Field, a desert oil field in Xinjiang, annual capacity for the field reached 1,500,000 tons. Moreover, only 400 employees were required to manage the oil field. After the introduction of Baker CAC’s products into China’s petroleum industry, Chinese companies have also sought to provide automation solutions.

In the primary oil recovery stage, oil pressure in an oil reservoir may be high enough to force oil to the surface. Approximately 20% of oil may be harvested at this stage. The secondary oil recovery stage accounts for another 5% to 15% of oil recovery and involves such efforts as pumps to extract petroleum and injection of water, natural gas, carbon dioxide or other gasses into the oil reservoir to force oil to the surface. Most oil fields in China have now entered into the tertiary stage of oil recovery, at which oil extraction becomes increasingly difficult and inefficient. Tertiary recovery generally focuses on decreasing oil viscosity to make extraction easier and accounts for between 5% and 15% of oil recovery. Our efforts in tertiary recovery focus on reducing water content in crude oil in order to make extraction more efficient.

China’s Economic Development

China’s population of approximately 1.3 billion people is expected to grow by roughly 15 million people per year. The country’s gross national product has grown at a rate of approximately 9 percent for more than 25 years, making it the fastest growth rate for a major economy in recorded history. In the same 25 year period, China has moved more than 300 million people out of poverty and quadrupled the average Chinese person’s income. The tremendous potential of this market is noted by the fact that 400 of the world’s largest 500 companies are investing in China.

These development factors have produced a burgeoning consumer goods market, as the spending power and aspirations of consumers rise. In response, industries are consolidating and modern retailers are penetrating second-tier and even some third-tier Chinese cities. We believe that the need to modernize China’s supply chain infrastructure is increasing at a dramatic rate. The appearance of modern retailers in China is also generating demand for more efficient and reliable systems and services.

Our Products

Recon-JN, through the Domestic Companies, provides services designed to automate and enhance the extraction of petroleum in China. To this end, the Domestic Companies and we have developed our own specialized software and hardware to manage the oil extraction process in real-time and to reduce the costs associated with extraction. We derive substantially all of our revenues from the license and implementation of software applications and hardware innovations for the Chinese petroleum industry. These products and services include:

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RSCADA. RSCADA is Nanjing Recon’s industrial computerized process control system for monitoring, managing and controlling petroleum extraction. RSCADA integrates the underground, ground and above-ground levels of the petroleum extraction industry. RSCADA connects the above-ground level central control room with the ground level relay station and the relay station with the underground bottom intelligent terminal using the 2.4G wireless frequency. RSCADA has received grants and awards from the State Ministry of Science and Technology and the city of Nanjing.

•

Oil Field Water Finding/Blocking Technology. BHD has developed and implemented technology designed to find and block water content in petroleum. As China’s extraction of oil has increased, the quantity of available oil has decreased and the water content in remaining oil has increased. In order to improve efficiency and profitability in extraction, BHD have developed technology to reduce the amount of water in our extracted petroleum.

•

High-Efficiency Heating Furnaces. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas. To remove the impurities and to prevent solidification and blockage in transport pipes, companies employ heating furnaces. BHD researched, developed and implemented a new oil field furnace that is advanced, highly automated, reliable, easily operable, comparatively safe and highly heat efficient (90% efficiency).

•

Multi-Purpose Fissure Shaper. BHD has also developed a multipurpose fissure shaper to improve our ability to test for and extract petroleum. Before any petroleum extractor can test for the presence of oil, it must first perforate a hole for testing. The depth of the perforated hole is, of course, extremely important in the testing process: a hole that is too shallow may cause an extractor to miss an oil field entirely. BHD has developed a proprietary multipurpose fissure shaper that is used with the perforating gun to effectively increase the perforation depth by between 46 and 80%, shape a great number of stratum fissures, improve the stratum diversion capability and, as a result, improve our ability to locate oil fields and increase the output of oil wells.

•

Acoustic pipeline monitoring system. Nanjing Recon’s acoustic oil and gas pipeline safety monitoring system has been widely used by Sinopec. We are also cooperating with Sinopec to implement our solutions in imports instrumentation, the introduction of equipment and oilfield chemical additives.

Customers

We have provided services to Sinopec and CNPC, the two major Chinese state-owned companies responsible for on-shore petroleum mining and extraction. We have conducted automation projects for plants in three of China’s four highest producing oil fields, Daqing, Shengli and Xinjiang. We have undertaken the automation projects at the following locations, among others:

Sinopec

•	Jiangsu Oil Field

•	Shengli Oil Field

•	Xinjiang Oil Field

•	Zhongyuan Oil Field

•	Sichuan Oil Field

•	Jianghan Oil Field

•	Puguang Oil Field

We provide products services to Sinopec under a series of agreements, each of which is terminable without notice. We first began to provide services to Sinopec in 1998. Sinopec accounted for approximately 40% of our revenues in each of 2007 and 2008, and any termination of our business relationships with Sinopec would materially harm our operations.

CNPC

•	Huatugou Oil Field

•	Qinghai Oil Field

•	Sebei Gas Field

•	Luliang Oil Field

•	Tuha Oil Field

•	Daqing Oil Field

•	Jidong Oil Field

We provide products services to CNPC under a series of agreements, each of which is terminable without notice. We first began to provide services to CNPC in 2000. CNPC accounted for approximately 60% of our revenues in each of 2007 and 2008, and any termination of our business relationships with CNPC would materially harm our operations.

Our Strengths

•	Safety of Products. The automation projects we have conducted have demonstrated that our products are reliable, safe and effective at automating the petroleum extraction process.

•

Efficiency of Technology. We believe our technology increases efficiency and profitability for petroleum companies by enabling them to monitor, manage and control petroleum extraction; increase the amount of petroleum extracted and reduce impurities in extracted petroleum.

•

Ability to leverage our knowledge of Chinese business culture. Many of our competitors are based outside of China. As the Domestic Companies are based in China, we are in a unique position to emphasize Chinese culture and business knowledge to obtain new customers. We believe that many Chinese businesses, including state-owned companies like Sinopec and CNPC, would prefer to hire a Chinese company to assist in their business operations if a Chinese company exists with the ability to fulfill their needs on a timely and cost-efficient basis. In addition, our knowledge of Chinese culture allows us to anticipate and adapt to Chinese oil field management methods. We provide our software solutions in Mandarin for the benefit of our Chinese customers, and all of our customer support is available from fluent personnel.

•

Experienced, Successful Executive Management Team. Our executive management team has significant experience and success in the petroleum automation industry. They will be able to draw on their knowledge of the industry and their relationships in the industry.

•

Ability to leverage China’s cost structure. As a Chinese company, we believe we can operate our business more cost effectively because all of our employees, operations and assets are located in China, resulting in lower labor, development, manufacturing and rent costs than we believe we would incur if we also maintained operations abroad. We expect these costs savings will be reflected in lower costs to our customers for comparable products.

•	We own our own intellectual property. Because we own our intellectual property, we are able to avoid licensing fees or contravening licensing agreements.

Our Strategy

Our goal is to help our customers execute improve their efficiency and profitability by providing them with software and hardware solutions and service to improve their ability to locate productive oil reservoirs, manage the oil extraction process, reduce extraction costs, and enhance recovery from extraction activities. Key elements of our strategy include:

•

Increase our market share in China. We believe that as the Chinese economy and oil industry continue to develop, Chinese petroleum extraction automation companies will compete with international businesses at an increasing rate. Consequently, we believe we will have opportunities to take market share from foreign companies by developing positive business relationships in China’s petroleum mining and extraction industry. We will also use strategic advertisements, predominantly in China’s northeast and northwest, where China’s major oil fields are located, to increase our brand awareness and market penetration. We will continue to develop new technologies designed to improve petroleum mining and extraction efficiency and profitability for our customers.

•

Focus on higher-profit subsection of market. While we plan to continue to provide services to all of our clients, we believe that we may improve our profit margins by focusing a higher portion of our advertising and promotions at those sub-divisions of our industry that have traditionally held the highest profit margins.

•

Offer services to foreign oil fields contracted by Chinese petroleum companies. As Sinopec and CNPC continue to invest in oil fields in other countries, we will focus on offering our services in these new locations based on our success in working with the companies in China.

•

Seek opportunities with foreign countries in China. Even where oil fields in China are partially operated by foreign companies, a significant number of employees will be Chinese and will benefit from our Chinese-language services. We believe our hardware and software solutions would beneficial to any petroleum company doing business in China and will market to foreign companies entering the Chinese market.

•

Provide services that generate high customer satisfaction levels. Chinese companies in our market are strongly influenced by formal and informal referrals. We believe that we have the opportunity to expand market share by providing high levels of customer satisfaction with our current customers, thereby fostering strong customer referrals to support sales activities.

Competition

We face competition from a variety of foreign and domestic companies involved in the petroleum mining automation industry. While we believe we effectively compete in our market, our competitors occupy a substantial market share.

A few of our existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing and other resources than we do, which could provide them with a significant competitive advantage over us. We cannot guarantee that we will be able to compete successfully against our current or future competitors in our industry or that competition will not have a material adverse effect on our business, operating results and financial condition.

Our primary domestic competitors include the following:

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Beijing Tianshangxing Measurement & Control Technology Research Institute (China Aerospace Industry Corporation) (“CAIC”). CAIC is a state-owned venture, which has developed a system that was accredited by the China Aerospace Industry Corporation in 1997. The system has been applied to ten oil wells in Jidong Oil Field and 50 oil wells in the No. 2 Oil Extraction Factory of Shengli Oil Field.

•	Beijing Satellite Science & Technology Co., Ltd. (“BSS”). BSS has been retained to provide RSCADA system integrations for platforms at Shengli Oil Field at sea.

•

Beijing Echo Technologies Development Co., Ltd. (“BET”). BET provides a combination of software and hardware products for industrial automatic control systems in the petroleum industry. BET currently engages in research and development of software and hardware applied to industrial automatic control systems, manufacturing and installation of industrial automation instruments and integration of automatic control products.

•	Beijing Golden-Time Petroleum Measurement Technology Co., Ltd. (“BGT”). BGT develops analysis software used in oil fields and does not yet produce a substantial amount of hardware products.

•	Jinan GigaNano Industry Co., Ltd. (“JGI”). JGI has developed a ratio monitoring system to provide real time measurement and recording of oil extraction operating parameters.

Our primary foreign competitors include the following:

•

Schlumberger Limited (“Schlumberger”). Schlumberger is an oilfield services provide for oil and gas companies around the world. Schlumberger recently launched the Contact family of multistage fracturing and completion services, which have integrated stimulation technologies.

•	Baltur Technologie Per IL Clima (“Baltur”). Baltur designs advanced products for the high performance burner, boiler and air conditioning markets.

•

Honeywell International, Inc. (“Honeywell”). Honeywell provides diversified products and services including aerospace products and services, control technologies for buildings, homes and industry, automotive products, turbochargers, and specialty materials.

•	Emerson Process Management (“Emerson”). Emerson is a global supplier of products, services, and solutions that measure, analyze, control, automate, and improve process-related operations.

•

Rockwell Automation, Inc. (“Rockwell”). Rockwell provides industrial automation power, control and information solutions to a wide range of industries. Rockwell provides both stand-alone, industrial components and enterprise-wide integrated systems.

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products and services. As of June 10, 2009, our research and development team consisted of 27 experienced engineers, developers and programmers. In addition, some of our support employees regularly participate in our research and development programs.

In the fiscal years ended June 30, 2008 and 2007 and the nine months ended March 31, 2009, we spent ¥101,288 ($14,824), ¥3,235 and ¥392,858 ($57,495), respectively, on research and development activities.

Proprietary Rights

Our success and competitive position is dependent in part upon our ability to develop and maintain the proprietary aspect of our technology. The reverse engineering, unauthorized copying, or other misappropriation of our technology could enable third parties to benefit from our technology without paying for it. We rely on a combination of trademark, trade secret, copyright law and contractual restrictions to protect the proprietary aspects of the Domestic Companies’ and our technology. We seek to protect the source code to the Domestic Companies’ and our software, documentation and other written materials under trade secret and copyright laws. While we actively take steps to protect the Domestic Companies’ and our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of the Domestic Companies’ and our intellectual property. This is particularly the case in China where the laws may not protect our proprietary rights as fully as in the United States.

We license the Domestic Companies’ and our software products under signed license agreements that impose restrictions on the licensee’s ability to utilize the software and do not permit the re-sale, sublicense or other transfer of the software. Finally, we seek to avoid disclosure of the Domestic Companies’ and our intellectual property by requiring employees and independent consultants to execute confidentiality agreements.

Although the Domestic Companies and we develop our software products, each is based upon middleware developed by third parties. We integrate this technology, licensed by our customers from third parties in our software products. If our customers are unable to continue to license any of this third party software, or if the third party licensors do not adequately maintain or update their products, we would face delays in the releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our software products. These delays, if they occur, could harm our business, operating results and financial condition.

There has been a substantial amount of litigation in the software industry regarding intellectual property rights. It is possible that in the future third parties may claim that our current or potential future software solutions infringe their intellectual property. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. In addition, we may find it necessary to initiate claims or litigation against third parties for infringement of our proprietary rights or to protect our trade secrets. Although the Domestic Companies and we may disclaim certain intellectual property representations to our customers, these disclaimers may not be sufficient to fully protect us against such claims. Any claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require the Domestic Companies and us to enter into royalty or license agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business, operating results and financial condition.

Our standard software license agreements contain an infringement indemnity clause under which we agree to indemnify and hold harmless our customers and business partners against liability and damages arising from claims of various copyright or other intellectual property infringement by the Domestic Companies’ and our products. We have never lost an infringement claim and our costs to defend such lawsuits have been insignificant. Although it is possible that in the future third parties may claim that our current or potential future software solutions or we infringe on their intellectual property, we do not currently expect a significant impact on our business, operating results, or financial condition.

China’s Intellectual Property Rights Enforcement System

In 1998, China established the State Intellectual Property Office (“SIPO”) to coordinate China’s intellectual property enforcement efforts. SIPO is responsible for granting and enforcing patents, as well as coordinating intellectual property rights related to copyrights and trademarks. Protection of intellectual property in China follows a two-track system. The first track is administrative in nature, whereby a holder of intellectual property rights files a complaint at a local administrative office. Determining which intellectual property agency can be confusing, as jurisdiction of intellectual property matters is diffused throughout a number of government agencies and offices, which each typically responsible for the protection afforded by one statute or one specific area of intellectual property-related law. The second track is a judicial track, whereby complaints are filed through the Chinese court system. Since 1993, China has maintained various intellectual property tribunals. The total volume of intellectual property related litigation, however, remains small.

Although there are differences in intellectual property rights between the United States and China, of most significance to our company is the inexperience of China in connection with the development and protection of intellectual property rights. Similar to the United States, China has chosen to protect software under copyright law rather than trade secrets, patent or contract law. As such, we will attempt to protect our most significant intellectual property pursuant to Chinese laws that have only recently been adopted. Unlike the United States, which has lengthy case law related to the interpretation and applicability of intellectual property law, China is currently in the process of developing such interpretations.

Regulation on Software Products

On October 27, 2000, the Ministry of Information Industry issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the Chinese software industry. Under the Software Measures, a software developer must have all software products imported into or sold in China tested by a testing organization approved by the Ministry of Information Industry. The software products must be registered with the Ministry of Information Industry or with its provincial branch. The sale of unregistered software products in China is forbidden. Software products can be registered for five years, and the registration is renewable upon expiration. Although Nanjing Recon’s current software products were registered in 2008, there can be no guarantee that the registration will be renewed in 2013 or that the Domestic Companies’ and our future products will be registered.

Regulation of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Copyright. China adopted its first copyright law in 1990. The National People’s Congress amended the Copyright Law in 2001 to widen the scope of works and rights that are eligible for copyright protection. The amended Copyright Law extends copyright protection software products, among others. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. Unlike patent and trademark registration, copyrighted works do not require registration for protection. Protection is granted to individuals from countries belonging to the copyright international conventions or bilateral agreements of which China is a member. Nanjing Recon has two copyrights for software programs.

Trademark. The Chinese Trademark Law, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years to registered trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. The Domestic Companies and we have registered a number of product names with the Trademark Office.

Regulations on Foreign Exchange

Foreign Currency Exchange. Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by State Administration of Foreign Exchange, or the SAFE, and other relevant PRC government authorities, the RMB is freely convertible only to the extent of current account items, such as trade related receipts and payments, interests and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require prior approval from the SAFE or its provincial branch for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC. Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies must repatriate foreign currency payments received from abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to a cap set by SAFE or its local counterpart. Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB. Payments to Recon-CI, a Cayman Islands company, will need to comply with these regulations on conversion of RMB and payment of amounts outside China.

Dividend Distribution. The principal regulations governing divided distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;

•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. These regulations apply to any dividends payable from Recon-JN to Recon-HK and Recon-CI.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions. Under recent notices issued by the PRC State Administration of Foreign Exchange, or SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these notices is to ensure the proper balance of foreign exchange and the standardization of cross-border flow of funds.

In January 2005, SAFE issued a notice stating that SAFE approval is required for any sale or transfer by PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The notice also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.

In April 2005, SAFE issued another notice further explaining and expanding upon the January notice. The April notice clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE branch regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January notice, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April notice also expanded the statutory definition of the term “foreign acquisition,” making the notices applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April notice also provided that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.

On October 21, 2005, SAFE issued a new public notice concerning PRC residents’ investments through offshore investment vehicles. This notice took effect on November 1, 2005 and replaces prior SAFE notices on this topic. According to the November 2005 notice:

•

any PRC resident that created an off-shore holding company structure prior to the effective date of the November notice must submit a registration form to a local SAFE branch to register his or her ownership interest in the offshore company on or before May 31, 2006;

•	any PRC resident that purchases shares in a public offering of a foreign company would also be required to register such shares an notify SAFE of any change of their ownership interest; and

•	following the completion of an off-shore financing, any PRC shareholder may transfer proceeds from the financing into China for use within China.

In accordance with the October 2005 notice, on August 6, 2007, our PRC shareholders previously filed appropriate registration materials with their local SAFE offices.

As a Cayman Islands company and, therefore, a foreign entity, if we purchase the assets or equity interest of a PRC company owned by PRC residents, such PRC residents will be subject to the registration procedures described in the notices. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

As a result of the lack of implementing rules and other uncertainties concerning how the SAFE notices will be interpreted or implemented, we cannot predict how they will affect our business operations or future strategy. For example, Recon-JN’s, Recon-HK’s and any prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign currency denominated borrowings, may be subject to compliance with SAFE registration requirements by such PRC residents, over whom we have no control. Although each of our shareholders has made the requisite filings, we have no control over the outcome of such registration procedures. Such uncertainties may adversely affect our business and prospects.

Employees

As of June 10, 2009, we had 96 employees, all of whom were based in China. Of the total, 15 were in management, 6 were in technical support, 27 were in research and development, 25 were engaged in sales and marketing, 12 were in financial affairs, and 11 were in administration. We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate in three facilities throughout China. Our headquarters are located in Nanjing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments.”

Office	Address	Rental Term	Space
Nanjing Recon	Yongfeng Mansion, 14th Floor No. 123 Jiqing Road Nanjing City, PRC	5 years	440 square meters

BHD	Jinglongguoji Mansion, 18th Floor Chaoyang District, Beijing, PRC	5 years	450 square meters

ENI	Torch Industrial Garden 4th Building Jining, Shandong Province, PRC	5 years	200 square meters

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position Held
Mr. Yin Shenping	37	Chief Executive Officer and Director
Ms. Liu Jia	25	Chief Financial Officer
Mr. Chen Guangqiang	43	Chief Technology Officer and Director
Mr. Li Hongqi	34	Chief Marketing Officer and Director
Mr. Dennis O. Laing	62	Independent Director
Mr. Nelson N.S. Wong	44	Independent Director
Mr. Hu Jijun	43	Independent Director
Ms. Liao Xiaorong	38	Independent Director

Yin Shenping. Mr. Yin is our Chief Executive Officer. In 2003 Mr. Yin founded Nanjing Recon, a Chinese company that provides services to automate and enhance the extraction of petroleum in the PRC, and has been the Chief Executive Officer since that time. Prior to founding Nanjing Recon, Mr. Yin served as a sales manager for Fujian Haitian Network Company from 1992 through 1994. Mr. Yin has founded and operated a number of companies: Xiamen Hengda Haitian Computer Network Co., Ltd. (1994), Baotou Hengda Haitian Computer Network Co., Ltd. (1997) and Beijing Jingke Haitian Electronic Technology Development Co., Ltd. (1999), and Jingsu Huasheng Information Technology Co., Ltd. (2000). In 2000, Mr. Yin merged the former Nanjing Kingsley Software Engineering Co., Ltd. into Nanjing Recon. Mr. Yin received his bachelor’s degree in 1991 from Nanjing Agricultural University in information systems.

Liu Jia. Ms. Liu has served as our Chief Financial Officer since 2008. In 2008 Ms. Liu assisted Heilongjiang Province Jintian Group with financial due diligence, field surveys and data analysis. While in college Ms. Liu served internships in Xinghua Certified Public Accountants, Ltd.; Beijing Zhongweihuahao Accountants Affairs Office; Tiantong Securities Co., Ltd. and Industrial and Commercial Bank of China, which internships focused on auditing, accounting and data analysis. Ms. Liu received her bachelor’s degree in 2006 from Beijing University of Chemical Technology, School of Economics and Management and her master’s degree in industrial economics in 2009 from Beijing Wuzi University.

Chen Guangqiang. Mr. Chen has served as our Chief Technology Officer since 2003. Mr. Chen was a geological engineer for the Fourth Oil Extraction Plant of Huabei Oil Field from 1985 through 1993. From 1993 through 1999, Mr. Chen was a chief engineer for Xinda Company, CNPC Development Bureau. From 1999 through 2003, Mr. Chen served as the general manager of Beijing Adar. Mr. Chen received his bachelor’s degree in 1985 from Southwest Petroleum Institute.

Li Hongqi. Mr. Li serves as our Chief Marketing Officer. He founded Jining ENI Energy & Technology Co., Ltd. and served as Chief Marketing Officer since 2003. Mr. Li served as a sales manager for Beijing ITL Fiber-Optic Communication Technology Company from 1994 through 1997. Mr. Li served as a vice sales president for Beijing Oil-Land Trade Company from 1998 through 2003. Mr. Li received his bachelor’s degree in 1994 from the Second Artillery Force Commands Institute.

Nelson N.S. Wong. Mr. Wong joined our Board of Directors in 2008. In 1990 Mr. Wong joined the Vigers Group, a real estate company that provides services in valuation, corporate property services, investment advisory services, general practice surveying, building surveying, commercial, retail and industrial agency, and property and facilities management. Mr. Wong became the Vice Chairman and CEO of the Vigers Group in 1993. In 1995 Mr. Wong established the ACN Group, where he has worked continuously and continues to serve as the Chairman and Managing Partner. Mr. Wong received a bachelor’s degree in arts from the PLA Institute of International Relations in Nanjing in 1983.

Hu Jijun. Mr. Hu joined our Board of Directors in 2008. From 1988 to 2003, Mr. Hu served in a variety of positions at our No. 2 test-drill plant, including technician of installation, assets equipment work, electrical installation, control room production dispatcher, Deputy Chief Engineer of the Technology Battalion, and Deputy Director of Production. From 2003 to 2005 he served as Head of the Integrated Battalion and he is currently the Head of the Transport Battalion, Senior Electric Engineer. Mr. Hu graduated as an automated professional from the China University of Petroleum in 1988.

Liao Xiaorong. Ms. Liao joined our Board of Directors in 2008. From 1992 to 1993, Ms. Liao worked for the Liaohe Oilfield. From 1993 to 1995 Ms. Liao served in the Storage and Transportation Room of the Liaohe Oilfield Design Institute. From 2003 through the present, Ms. Liao has served as a Senior Engineer in the finance department of Petroleum Engineering for the Southwest Oil and Gas Branch of Sinopec. Ms. Liao received her degree in oil and gas storage and transportation projects from Southwest Petroleum University.

Dennis O. Laing. Mr. Laing joined our Board of Directors in 2008. Mr. Laing has practiced law in Richmond, Virginia for over 30 years and currently has his own practice, The Law Offices of Dennis O. Laing. Mr. Laing’s law practice centers upon business and corporate law with special interest in energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of e-Future Information Technology Inc., an enterprise solutions software and services company that is listed on the NASDAQ Capital Market (EFUT), and Sino-Global Shipping America, Ltd., a shipping agency that is listed on the NASDAQ Capital Market (SINO).

Executive Compensation

The following table shows the annual compensation paid by us to Mr. Yin Shenping, our principal executive officer, for the years ended June 30, 2007 and 2008. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

Name	Year	Salary	Bonus	All Other Compensation	Total(1)
Yin Shenping Chief Executive Officer (Principal Executive Officer)	2008	$80,000	$—	$—	$80,000
	2007	$80,000	$—	$—	$80,000

(1)	Mr. Yin did not receive any payments during 2008 or 2007 other than a base salary. Accordingly, we have omitted columns for other potential compensation categories.

Employment Agreements

We have employment agreements with each of our Chief Executive Officer, Chief Technology Officer, Chief Marketing Officer and Chief Financial Officer. With the exception of the employment agreement with our Chief Financial Officer, each of these employment agreements provides for an indefinite term. Such employment agreements may be terminated (1) if the employee gives written notice of his or her intention to resign, (2) the employee is absent from three consecutive meetings of the Board of Directors, without special leave of absence from the other members of the Board of Directors, and the Board of Directors passes a resolution that such employee has vacated his office, or (3) the death, bankruptcy or mental incapacity of the employee. The employment agreement for our Chief Financial Officer provides for a two-year term, currently expiring on March 12, 2011. Such employment agreement may be terminated if the employee gives thirty days’ written notice of her intention to resign, or if the Board of Directors determines she can no longer perform her duties as Chief Financial Officer and provides her with thirty days’ written notice of termination.

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Share Option Pool

We have established a pool for share options for the Domestic Companies’ and our employees. This pool will contain options to purchase up to 790,362 of our ordinary shares, subject to a limit of 20% of the number of ordinary shares outstanding at the conclusion of this offering. The options will vest at a rate of 20% per year for five years and have an exercise price of the market price of our shares on the date the options are granted. Our Board of Directors and shareholders have adopted a share option plan to be implemented following the closing of this offering. We expect to grant options to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options. Any options granted as of the closing of this offering will have an exercise price equal to the offering price in this offering.

Board of Directors and Board Committees

Our board of directors currently consists of seven (7) members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2010 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2012 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Mr. Laing, Mr. Wong, Mr. Hu, and Ms. Liao are our independent directors.

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The corporate governance committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. All of these committees will consist solely of independent directors.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Board of Directors Observers

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four times our initial public offering price, for any consecutive 15 trading day period.

Although our placement agent’s observers will not be able to vote, they may nevertheless significantly influence the outcome of matters submitted to the Board of Directors for approval by virtue of their presence at Board meetings and availability to provide advice regarding matters before the Board of Directors. We have agreed to reimburse the observers for their expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 per meeting and $12,000 annually per observer, such amount not being in excess of the amount payable to our independent directors. As of the date of this prospectus, Mr. L. McCarthy Downs, III and Mr. Zhu Ming are serving as our placement agent’s observers to our Board of Directors.

We have no other arrangement or understandings pursuant to which any of our other directors are selected or nominated.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, Cayman Islands law imposes various duties on directors of a company with respect to certain matters of management and administration of the company. In addition to the remedies available under general law, the Companies Law imposes fines on directors who fail to satisfy some of these requirements. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default. In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. In addition, under Delaware law, a party challenging the propriety of a decision of the directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second guessed. If the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Director Compensation

All directors hold office until the expiration of their respective terms and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors and non-voting observers do not receive any compensation for their services. Non-employee directors are entitled to receive $2,000 per Board of Directors meeting attended. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty, gross negligence or willful default.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of June 10, 2009 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 2,251,811 shares outstanding as of June 10, 2009 (assuming no redemption of the redeemable shares issued to Bloomsway Development Ltd), and 3,418,478 ordinary shares (minimum offering) and 3,951,811 ordinary shares (maximum offering) outstanding after completion of this offering. Our major shareholders do not possess voting rights that differ from our other shareholders. The address of each of the below shareholders is c/o Recon Technology Ltd, Room 1401 Yong Feng Mansion, 123 Jiqing Road, Nanjing, People’s Republic of China 210006.

	Amount of Beneficial Ownership	Percentage Ownership Before Offering	Percentage Ownership After Minimum Offering	Percentage Ownership After Maximum Offering
Mr. Yin Shenping	641,761	28.5%	18.77%	16.24%
Mr. Li Hongqi	855,681	38.0%	25.03%	21.65%
Mr. Chen Guangqiang	641,761	28.5%	18.77%	16.24%
Bloomsway Development Ltd	112,608	5.0%	3.29%	2.85%
Total	2,251,811	100.0%	68.12%	56.98%

Directors and Executive Officers as a Group	2,139,203	95.0%	62.58%	54.13%

RELATED PARTY TRANSACTIONS

Receivables from Related Parties

At March 31, 2009, (i) Nanjing Recon had accounts receivable of ¥7,648,800 ($1,119,407) from Beijing Yabei Nuoda Technology Co., Ltd., a PRC company previously controlled by one of our principal shareholders, Mr. Yin Shenping (“Yabei Nuoda”) for sales of goods and services and accounts receivable of ¥410,000 ($60,004) from Xiamen Hengda Haitian Internet Technology, Ltd., a PRC company previously controlled by Mr. Yin (“Hengda Haitian”); (ii) and a purchase advance of ¥98,528 ($14,420) from a company under common ownership of Mr. Yin, Nanjing Youkong, for the purchase of goods; (iii) Nanjing Recon had receivables of ¥260,000 ($38,051) from Huasheng Haitian, a PRC company under common ownership of Mr. Yin; (iv) BHD had receivables of ¥l,574,920 ($230,491) from Ningxia BHD, a PRC company previously controlled by Mr. Chen Guangqiang.

At June 30, 2008, (i) Nanjing Recon had accounts receivable of ¥5,532,983 ($809,756) from Yabei Nuoda for sales of goods and services; accounts receivable of ¥260,000 ($38,052) from Huasheng Haitian, a PRC company under common ownership of Mr. Yin for sales of goods and services; accounts receivable of ¥560,000 ($81,956) from Hengda Haitian, for sales of goods and services; (ii) a receivable from a principal shareholder, Mr. Yin, of ¥99,550 ($14,569) for travel advances; (iii) and a purchase advance of ¥22,238 ($3,255) from a company under common ownership of Mr. Yin, Nanjing Youkong, for the purchase of goods.

Payable to Related Parties

At March 31, 2009, (i) BHD had accounts payable to Ningxia BHD of ¥26l,242 ($38,233) for the sale of goods that have not yet been delivered; (ii) BHD had short term notes payable to Liu Jianchang, the general manager of BHD, of ¥683,000 ($99,958) and Mr. Chen and his wife, of ¥281,377 ($41,179); (iii) Nanjing Recon had payables of ¥l1,966 ($1,751) to Huasheng Haitian, ¥93,385 ($13,667) to Hengda Haitian; (iv) ENI had payables of ¥330,000 ($48,296) to Li Hongqi for working capital purposes; and (v) Recon-JN had payables of ¥4,185 ($612) to Yabei Nuoda for expenses paid on behalf of Recon-JN.

At June 30, 2008 (i) BHD had payables to Ningxia BHD of ¥26l,242 ($38,233) and to Huanghua BHD, a PRC company under common ownership of Mr. Chen, of ¥984,070 ($144,019) for goods purchased; BHD had payables to Mr. Chen and his wife of ¥236,437 ($34,603) and to Liu Jianchang, its general manager, of ¥650,000 ($95,128) for funds extended to supplement BHD’s working capital; (ii) Nanjing Recon had accounts payable to Huasheng Haitian of ¥l1,966 ($1,751), to Cheng Bo, one of Nanjing Recon’s employees, of ¥94,000 ($13,757), to Wang Bingbing, one of Nanjing Recon’s employees, of ¥67,800 ($9,923) and to Xiamen Yingjia, a PRC company under common ownership of Mr. Yin, of ¥50,000 ($7,318) all for funds extended to supplement Nanjing Recon’s working capital. Nanjing Recon had payables to Hengda Haitian of ¥510,000 ($74,639) and Xiamen Recon Technology, Ltd, a PRC company owned by Hengda Haitian, of ¥330,000 ($48,296) for temporary funds; (iii) ENI had payables to Mr. Li Hongqi of ¥600,000 ($87,810) for funds extended to supplement ENI’s working capital; (iv) Recon-JN had payables of ¥582 ($85) to Chen Guangqiang for expenses paid on behalf of Recon-JN. Recon-CI had payables of ¥l,477 ($216) to Yabei Nuoda, for expenses paid on behalf of Recon-CI.

Related Party Revenue

Nanjing Recon had sales of ¥5,388,176 ($788,564) and ¥2,793,162 ($408,781) to Yabei Nuoda for the year ended June 30, 2008 and for the nine months ended March 31, 2009.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with the Domestic Companies and their shareholders. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Relationship with our Placement Agent

In connection with this offering, we have agreed to allow our placement agent to designate two non-voting observers to our Board of Directors until the earlier of the date that:

•	the investors that purchase shares in this offering beneficially own less than 10% of our outstanding shares; or

•	the trading price per share is at least four times our initial public offering price, for any consecutive 15 trading day period.

Mr. Downs, our placement agent’s Senior Vice President, currently serves as one of the placement agent’s observers to our Board of Directors. Our placement agent’s observers may impact the decisions of our Board of Directors. The Corporate Governance Committee of our Board of Directors, which is comprised solely of independent directors, must approve any future transaction with our affiliates.

Future Related Party Transactions

The Corporate Governance Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 25,000,000 ordinary shares, par value $0.0185 per share. As of the date of this prospectus, 2,251,811 ordinary shares are issued and outstanding.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred shares. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred shares. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

Our Articles of Association give our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•

in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our authorized but unissued share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of not less than 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, who would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company – a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our articles of association allow our shareholders holding not less than 10% of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our articles of association require us to call such meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors can be removed with cause or by the vote of holders of a majority of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our articles of association, our company may be voluntarily dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or by the holders of at least one-half of our shares voting at a meeting if the Company is no longer able to pay its debts as they fall due or in each case by the unanimous written resolution of all shareholders. In addition, our company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that our company is wound up.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution, provided that if such variation has the effect of altering our articles of association, the variation will need to be approved in the manner described under the heading “Amendment of governing documents.”

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records except our memorandum and articles of association. However, we will provide our shareholders with annual audited consolidated financial statements.

Share Option Plans

Our Board of Directors and shareholders have approved a share option plan to be implemented following the completion of this offering. This plan authorizes the issuance of up to 20% of the number of ordinary shares outstanding after this offering. Pursuant to this plan, we may issue options to purchase our ordinary shares to our employees and directors. The Compensation Committee of the Board of Directors will administer the plan. The options will have exercise prices equal to the fair market value of our ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years.

Certain Effects of Authorized but Unissued Ordinary Shares

Assuming completion of a maximum offering, the exercise of all placement agent warrants issued in this offering and the issuance of all shares in our share option plan, after this offering, we will have 20,087,827 ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares, including shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of a maximum offering, we will have outstanding 3,951,811 ordinary shares, assuming no exercise of outstanding options. Of these shares, the ordinary shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining approximately 2,251,811 ordinary shares outstanding will be restricted shares held by existing shareholders. As of June 10, 2009, all of our ordinary shares were held by four (4) shareholders. Of these, 112,608 are classified outside of shareholder equity because they are subject to redemption.

Lock-Up Agreements

Mr. Yin, Mr. Li and Mr. Chen have entered into lock-up agreements as to any shares they currently own or later acquire in our company. Pursuant to the lock-up agreements, these shareholders have agreed (1) not to sell or otherwise dispose of any ordinary shares for a period of 90 days after the date of this prospectus and (2) not to sell or otherwise dispose of more than fifty percent (50%) of their ordinary shares in the following 100 days. Upon the expiration of these lock-up agreements, additional ordinary shares will be available for sale in the public market.

These lock-up agreements apply to our ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our ordinary shares. These lock-up agreements also apply to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

TAXATION

The following sets forth the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

•	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

•	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other of our obligations.

The undertaking for us is for a period of twenty years from August 21, 2007.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to you if you are a U.S. Holder (as defined below) of an investment in the ordinary shares and you hold the ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations in effect as of the date of this prospectus and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply on a retroactive basis and could affect the tax consequences described below.

The following discussion does not deal with the U.S. federal income tax consequences relevant to you if you are in a special tax situation such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons that have a functional currency other than the U.S. dollar;

•	persons liable for alternative minimum tax;

•	persons holding an ordinary share as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal Income Tax Rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the purchase, ownership and disposition of ordinary shares.

For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Internal Revenue Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ordinary shares, your tax treatment will depend on your status and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you may wish to consult your tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership and disposition of our ordinary shares.

Taxation of dividends and other distributions on the ordinary shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ordinary shares will be included in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If you are a non-corporate U.S. Holder, including an individual, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” which is taxed at the lower long-term capital gains rate provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, our ordinary shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning on or before January 1, 2007. For taxable years beginning after December 31, 2006, dividends distributed by us with respect to ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make will be treated as a dividend.

Taxation of disposition of shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized for the ordinary share and your tax basis in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, who has held the ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company

We do not believe that we were a passive foreign investment company, or PFIC, for the taxable year ended June 30, 2008, and we do not expect to be a PFIC for our current taxable year ending June 30, 2009. However, our actual PFIC status will not be determinable until the close of our current taxable year. Accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. However, we must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC to you for all succeeding years during which you hold ordinary shares.

A non- U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the average quarterly value of its assets during a taxable year is derived from assets that produce, or that are held for the production of, passive income.

We will be treated as owning a proportionate share of the assets and earnings and a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

In applying the asset test described above, the value of our assets will be deemed to be equal to the sum of the aggregate value of our outstanding equity plus our liabilities. For purposes of the asset test, our goodwill, which is measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset. Therefore, a decrease in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. If there is such a reduction in goodwill and the value of our non-passive assets, the percentage of the value of our assets that is attributable to passive assets may increase, and if such percentage, based on an average of the quarterly values during a taxable year, exceeds 50%, we will be a PFIC for such taxable year. Accordingly, fluctuations in the market price of our shares may result in us being a PFIC for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals. See “Taxation of dividends and other distributions on the ordinary shares” above. Additionally, you will be subject to special tax rules, discussed below, with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period prior to the current year for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably on a daily basis over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Alternatively, if the ordinary shares constitute “marketable stock” in a PFIC, you may make a mark-to-market election for the ordinary shares to elect out of the tax treatment discussed in the two preceding paragraphs. We expect that our ordinary shares will qualify as marketable stock for U.S. federal income tax purposes. Marketable stock is stock that is regularly traded in other than de minimis quantities on a qualified exchange, which includes the NASDAQ Capital Market. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us.

In addition, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information reporting and backup withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible backup withholding at a current rate of 28%. Backup withholding will not apply, however, if you are a corporation or other exempt recipient or if you furnish a correct taxpayer identification number and make any other required certification. If you are required to establish your exempt status, you must provide such certification on Internal Revenue Service Form W-9. You are urged to consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the Cayman Islands or China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

Jingtian & Gongcheng has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

PLACEMENT

We have engaged Anderson & Strudwick, Incorporated to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our Shares. Although they have not formally committed to do so, our affiliates may opt to purchase ordinary shares in connection with this offering. To the extent such individuals invest, they will purchase our shares with investment intent and without the intent to resell. Any ordinary shares purchased by our affiliates shall contribute to the calculation of whether we have achieved our minimum offering. We have not placed limits on the number of ordinary shares eligible to be purchased by our affiliates.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) October 1, 2009 (the “Offering Termination Date”). The Placement Agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received from the sale of the units to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. (the “Escrow Agent”) as escrow agent for the investors in the offering upon the receipt of funds by the Placement Agent by or before noon of the next business day following the sale of the units, i.e., the date of closing.

Investors must pay in full for all ordinary shares at the time of investment. Payment for the units may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the Placement Agent no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the Placement Agent. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the Placement Agent to withdraw the amount of the purchase price from a securities account, such Placement Agent will do so as of the date of closing. The Placement Agents will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 1,166,667 share minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the ordinary shares and of investors solicited by the placement agent to purchase the ordinary shares are subject to approval of certain legal matters by counsel to the placement agent and to various other conditions which are customary in a transactions of this type, including, that, as of the closing of the offering, there shall not have occurred (a) a suspension or material limitation in trading in securities generally on the or the publication of quotations on the NASDAQ Stock Market (National Market System or Capital Market); (ii) a general moratorium on commercial banking activities in the United States or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the placement agent’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the offering with respect to investors solicited by the placement agent on the terms and conditions contemplated herein.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The placement agent intends to offer our ordinary shares to its retail customers in states whereby we have qualified the issuance of such shares.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the ordinary shares to the public at the initial public offering price on the cover page of this prospectus. The following table shows the public offering price, placement discount and accountable expenses to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$6.00	$7,000,002.00	$10,200,000.00
Placement discount and accountable expense allowance	$0.48	$560,000.16	$816,000.00
Proceeds to us, before expenses	$5.52	$6,444,001.84	$9,384,000.00

The expenses of this offering, not including the placement discount and accountable expenses payable to our placement agent, are estimated at $500,000 and are payable by us. The placement agent may offer the ordinary shares to certain securities dealers at the public offering price, less a fee not in excess of 4.0% of the offering price per ordinary share. The placement agreement further provides that the placement agent will receive from us an accountable expense allowance of 1.0% of the aggregate public offering price of the ordinary shares, which allowance amounts to $102,000 assuming the closing of a maximum offering. This 1.0% expense allowance is separate from and in addition to the 7.0% placement discount.

Placement Agent’s Warrants

We have agreed to sell to the placement agent at a price of $0.001 per warrant, placement agent’s warrants to purchase 10% of the number of shares issued by us in connection with the offering. The placement agent’s warrants will be exercisable at 120% of the offering price per ordinary share for a period of five years. The placement agent’s warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of 180 days after the date of this prospectus, except to officers or partners and shareholders of the placement agent. We have agreed to file, during the five year period commencing on the date of this prospectus at our cost, at the request of the holders of a majority of the placement agents warrants and the underlying ordinary shares, and to use our best efforts to cause to become effective a registration statement under the Securities Act, as required to permit the public sale of ordinary shares issued or issuable upon exercise of the placement agent’s warrants.

For the life of the placement agent’s warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of our ordinary shares with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the placement agent’s warrant at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the placement agent’s warrants.

Lock-Up Agreements

Mr. Yin, Mr. Li and Mr. Chen have entered into lock-up agreements as to any shares they currently own or later acquire in our company. Pursuant to the lock-up agreements, these shareholders have agreed (1) not to sell or otherwise dispose of any ordinary shares for a period of 90 days after the date of this prospectus and (2) not to sell or otherwise dispose of more than fifty percent (50%) of their ordinary shares in the following 100 days. Upon the expiration of these lock-up agreements, additional ordinary shares will be available for sale in the public market.

These lock-up agreements apply to our ordinary shares and to securities convertible into, or exchangeable or exercisable for, or repayable with, our ordinary shares. These lock-up agreements also apply to ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Market and Pricing Considerations

There is not an established market for our ordinary shares. We negotiated with our placement agent to determine the offering price of our ordinary shares. Our company’s pre-IPO market value has been determined based on a multiple of approximately 5.7 times our earnings for the twelve months ended March 31, 2009. Noting past offerings completed by our placement agent and the current equity securities market in the United States, we believe that these multiples approximate valuation multiples utilized in similar offerings for similarly-sized companies.

In addition to prevailing market conditions, the factors considered in determining the applicable multiples were:

•	The history of, and the prospects for, our company and the industry in which we compete;

•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;

•	The present state of our development; and

•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Using the above valuation methodology, we calculated an approximate enterprise value of $13,510,869. This resulted in an assumed per share price of $6.00, based on 2,251,811 shares issued and outstanding prior to this offering. We have used this price in connection with this offering.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The placement agent will not sell any ordinary shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “RCON.” As this offering is a best-efforts offering, the NASDAQ Capital Market has indicated that it is unable to admit our ordinary shares for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our ordinary shares to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. If our ordinary shares are eventually listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs. We and our placement agent agree that we will not close this offering unless we satisfy the NASDAQ Capital Market’s listing standards and will be able to trade on the NASDAQ Capital Market; however, we have not yet received such admission and have no assurance that we will receive such admission.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the ordinary shares, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the placement agent may sell more ordinary shares than it is obligated to purchase under the placement agreement, creating a naked short position. The placement agent must close out a covered short sale by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the placement agent is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the placement agents may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The placement agent is not required to engage in these activities, and may end any of these activities at any time.

We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters of United States federal law will be passed on for us by Kaufman & Canoles, P.C., Richmond, Virginia. Certain matters of United States federal law will be passed upon for the placement agent by Kaufman & Canoles, P.C., Richmond, Virginia. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Jingtian & Gongcheng, Beijing, People’s Republic of China. Certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Campbells, George Town, Grand Cayman, Cayman Islands.

EXPERTS

Our consolidated and combined balance sheets as of June 30, 2008 and 2007, and our consolidated and combined statements of operations, shareholders’ equity (deficit), and cash flows for the years ended June 30, 2008 and 2007, presented in Chinese Yuan (RMB), have been included herein and in the registration statement in reliance upon the report of Hansen Barnett & Maxwell, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

This registration statement, including exhibits thereto may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the placement discounts, expenses and commissions, which we will be required to pay:

U.S. Securities and Exchange Commission registration fee	$639
FINRA filing fee	1,642
NASDAQ listing fee	50,000
Legal fees and expenses for Chinese counsel	85,000
Legal fees and expenses for Cayman Islands counsel	10,000
Legal fees and expenses for U.S. securities counsel	140,000
Accounting fees and expenses	125,000
Printing fees	40,000
Other fees and expenses	47,719
Total	$500,000

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee, the NASDAQ listing fee and the FINRA filing fee.

RECON TECHNOLOGY, LTD

HANSEN, BARNETT & MAXWELL, P.C.	Registered with the Public Company
A Professional Corporation	Accounting Oversight Board
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128	A Member of the Forum of Firms
Phone: (801) 532-2200
Fax: (801) 532-7944 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Recon Technology, Ltd:

We have audited the accompanying combined and consolidated balance sheets of Recon Technology, Ltd (“the Company”), as of June 30, 2007 and 2008, and the related combined and consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Recon Technology, Ltd as of June 30, 2007 and 2008, and the combined and consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, to the accompanying combined and consolidated financial statements, the Company has restated the accompanying 2007 and 2008 combined and consolidated financial statements.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

November 11, 2008, except for Note 14,

  as to which the date is June 8, 2009

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥2,282,828	¥7,637,421	$1,117,742
Trade accounts receivable, less allowance of ¥2,532,614 and ¥1,558,917 ($228,149), respectively	28,017,508	29,870,110	4,371,513
Trade accounts receivable-related parties	2,524,956	6,352,983	929,764
Other receivables, less allowance of ¥175,400 and ¥299,150 ($43,781), respectively	1,635,413	2,391,014	349,927
Other receivables-related parties, less allowance of ¥782,878 and ¥543,204 ($79,498), respectively	2,830,900	99,550	14,569
Purchase advances, less allowance of ¥458,664 and ¥851,962 ($124,685), respectively	3,069,752	3,570,568	522,555
Purchase advances-related parties	319,340	22,238	3,255
Prepaid expenses	337	112,975	16,534
Inventories	4,645,932	8,776,117	1,284,391
Deferred tax assets	1,463,589	1,621,034	237,240

Total current assets	46,790,555	60,454,010	8,847,490

Property and equipment, net of accumulated depreciation of ¥856,124 and ¥685,461 ($100,318), respectively	1,342,490	776,023	113,572

Total assets	¥48,133,045	¥61,230,033	$8,961,062

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Trade accounts payable	¥20,558,086	¥16,242,323	$2,377,077
Trade accounts payable - related parties	528,946	1,257,278	184,004
Other payables	403,210	3,847,756	563,122
Other payables - related parties	5,171,851	1,653,859	242,043
Deferred income	2,312,267	4,543,691	664,973
Advances from customers	1,765,859	1,068,311	156,348
Advances from customers - related parties	846,630	—	—
Accrued payroll	25,400	—	—
Accrued employees’ welfare	504,290	465,875	68,181
Accrued expenses	188,000	262,651	38,439
Taxes payable	3,510,293	8,204,710	1,200,765
Interest payable	200,785	—	—
Short-term notes payable	9,592,713	2,639,058	386,228
Short-term notes payable - related parties	—	840,000	122,935
Long-term notes payable - related parties, current portion	140,000	46,377	6,787

Total current liabilities	45,748,330	41,071,889	6,010,902
Long-term notes payable, net of current portion	1,247,460	—	—
Long-term notes payable - related parties	50,000	—	—

Total liabilities	47,045,790	41,071,889	6,010,902
Minority interest	3,512,416	5,210,560	762,569
Redeemable ordinary shares	—	1,388,641	203,229
Shareholders’ equity (deficit)
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	300,534	43,983
Additional paid-in capital	4,328,466	8,732,266	1,277,974
Statutory reserves	913,939	1,687,772	247,007
Retained earnings (deficit)	(7,968,100)	2,838,371	415,398

Total shareholders’ equity (deficit)	(2,425,161)	13,558,943	1,984,362

Total liabilities and shareholders’ equity (deficit)	¥48,133,045	¥61,230,033	$8,961,062

The accompanying notes are the integral part of these combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Revenues
Hardware	¥50,592,843	¥58,043,813	$8,494,755
Service	929,696	894,194	130,866
Software	1,829,060	1,422,051	208,118
Hardware - related parties	4,062,972	3,138,876	459,377
Service - related parties	—	2,249,300	329,187
Software - related parties	427,350	—	—

Total revenues	57,841,921	65,748,234	9,622,303
Cost of revenues	37,413,729	39,771,955	5,820,655

Gross profit	20,428,192	25,976,279	3,801,648

Operating expenses
Selling and distribution expenses	4,627,206	5,343,840	782,075
General and administrative expenses	5,342,807	3,931,205	575,335

Total operating expenses	9,970,013	9,275,045	1,357,410

Income from operations	10,458,179	16,701,234	2,444,238
Subsidy income	155,556	669,829	98,030
Non-operating expenses	10,472	(296,777)	(43,434)
Interest income	6,948	18,963	2,775
Interest expense	(127,927)	(61,519)	(9,003)

Income before income taxes and minority interest	10,503,228	17,031,730	2,492,606
Provision for income taxes	(3,433,064)	(4,665,897)	(682,857)
Minority interest, net of tax	(470,664)	(1,264,933)	(185,124)

Income from continuing operations	6,599,500	11,100,900	1,624,625

Income (loss) from operations of discontinued subsidiaries, net of tax (including gain on disposal of ¥0 and ¥381,631 ($55,852), respectively)	(629,434)	496,223	72,623

Net income	5,970,066	11,597,123	1,697,248
Accrued dividend for redeemable ordinary shares	—	(16,819)	(2,461)

Net income available for common shareholders	¥5,970,066	¥11,580,304	$1,694,787

Basic earnings per share:
Income from continuing operations	¥3.09	¥5.19	$0.76

Income (loss) from discontinued operations	¥(0.29)	¥0.23	$0.03

Net income	¥2.79	¥5.42	$0.79

Net income available for common shareholders	¥2.79	¥5.41	$0.79

Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203

Diluted earnings per share:
Income from continuing operations	¥3.09	¥5.02	$0.73

Income (loss) from discontinued operations	¥(0.29)	¥0.22	$0.03

Net income	¥2.79	¥5.25	$0.77

Net income available for common shareholders	¥2.79	¥5.24	$0.77

Diluted weighted average ordinary shares outstanding	2,139,203	2,210,892	2,210,892

The accompanying notes are the integral part of these combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Chinese Yuan (Renminbi)
	Ordinary Shares		Additional Paid-in	Statutory	Retained Earnings	Total
	Shares	Amount	Capital	Reserves	(Deficit)
Balance as of June 30, 2006 (As Restated)	2,139,203	¥300,534	¥3,899,466	¥452,681	¥(13,476,908)	¥(8,824,227)
Capital contribution - Principal Shareholders	—	—	429,000	—	—	429,000
Transfer from retained earnings to statutory reserves	—	—	—	461,258	(461,258)	—
Net income for the year (As Restated)	—	—	—	—	5,970,066	5,970,066

Balance as of June 30, 2007 (As Restated)	2,139,203	300,534	4,328,466	913,939	(7,968,100)	(2,425,161)
Capital contribution - Principal Shareholders	—	—	4,403,800	—	—	4,403,800
Transfer from retained earnings to statutory reserves	—	—	—	773,833	(773,833)	—
Net income available for common sharesholders for the year (As Restated)	—	—	—	—	11,580,304	11,580,304

Balance as of June 30, 2008 (As Restated)	2,139,203	¥300,534	¥8,732,266	¥1,687,772	¥2,838,371	¥13,558,943

The accompanying notes are the integral part of these combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥5,970,066	¥11,580,304	$1,694,787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	234,200	195,624	28,630
Loss on sale of property and equipment	—	278,096	40,700
Gain on sale of subsidiaries	—	(381,631)	(55,852)
Minority interest	470,664	1,264,933	185,124
Accrued dividend for redeemable ordinary shares	—	16,819	2,461
Changes in operating assets and liabilities, including discontinued operations:
Trade accounts receivable, net	(14,743,923)	(1,987,501)	(290,872)
Trade accounts receivable-related parties, net	1,247,044	(3,828,027)	(560,235)
Other receivables, net	(1,496,087)	(1,489,921)	(218,051)
Other receivables-related parties, net	(12,153)	2,351,350	344,122
Purchase advances, net	(1,562,433)	(844,241)	(123,555)
Purchase advances - related parties, net	(319,340)	297,102	43,480
Prepaid expense	(337)	(112,632)	(16,484)
Inventories	(814,421)	(4,130,185)	(604,456)
Deferred tax assets	627,533	(157,445)	(23,042)
Trade accounts payable	3,438,717	(3,437,345)	(503,058)
Trade accounts payable - related parties	(124,618)	728,332	106,592
Other payables	(1,055,521)	3,444,546	504,112
Other payables - related parties	(673,110)	(3,686,992)	(539,594)
Deferred income	1,502,199	2,231,424	326,571
Advances from customers	538,510	(398,367)	(58,301)
Advances from customers - related parties	846,630	(846,630)	(123,905)
Accrued payroll	(94,600)	25,739	3,767
Accrued employees’ welfare	95,480	(11,842)	(1,733)
Accrued expenses	—	360,423	52,748
Taxes payable	3,451,768	4,856,818	710,799
Interest payable	75,854	(189,277)	(27,701)

Net cash (used in) provided by operating activities	¥(2,397,878)	¥6,129,474	$897,054

The accompanying notes are the integral part of these combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Cash flows from investing activities:
Payment for purchases of property and equipment	¥(663,662)	¥(248,649)	$(36,390)
Proceeds from sale of property and equipment	—	269,500	39,442
Decrease in cash resulting from de-consolidation of disposed subsidiaries	—	(286,439)	(41,921)

Net cash used in investing activities	(663,662)	(265,588)	(38,869)

Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	429,000	4,400,000	643,943
Proceeds from contribution by minority parties	881,000	1,100,000	160,986
Proceeds from (Repayment of) short-term notes payable, net	1,399,713	(6,953,655)	(1,017,673)
Proceeds from short-term notes payable-related parties	—	820,000	120,008
Proceeds from long-term notes payable - related parties	50,000	—	—
Proceeds from issuance of redeemable shares	—	1,371,822	200,767
Repayment of long-term notes payable	(550,000)	(1,247,460)	(182,567)

Net cash provided by (used in) financing activities	2,209,713	(509,293)	(74,536)

Net change in cash	(851,827)	5,354,593	783,649
Cash and cash equivalents at beginning of period	3,134,655	2,282,828	334,093

Cash and cash equivalents at end of period	¥2,282,828	¥7,637,421	$1,117,742

Supplemental cash flow information
Cash paid during the period for taxes	¥398,196	¥379,714	$55,571

Non-cash items
Expense paid by Principal Shareholders	¥—	¥3,800	$556

The accompanying notes are the integral part of these combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization - Recon Technology, Ltd (The “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (“The Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, Recon-HK does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated as variable interest entities and operate in the Chinese petroleum industry:

•	Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

•	Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”),

•	Jining ENI Energy Technology Co., Ltd. (“ENI”)

The following former subsidiaries of BHD were sold as of June 30, 2008:

•	Inner Mongolia Adar Energy Technology (“Inner Mongolia Adar”)

•	Beijing Weigu Windows Co. Technology (“Beijing Weigu”)

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On January 1 2008, to protect the Company’s shareholders from possible future foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which entitles Recon-JN to receive a majority of the residual returns. On May 29, 2009 Recon JN and BHD, Nanjing Recon, and ENI entered into a new operating agreement that provides full guarantee for the performance of such contracts, agreements or transactions entered into by BHD, Nanjing Recon, and ENI. As a result of the agreement, Recon JN will absorb 100% of the expected losses and receive 90% of the expected gains of BHD, Nanjing Recon, and ENI, which results in Recon-JN being the primary beneficiary of those Companies.

Recon-JN also entered into a share pledge agreement with the Principal Shareholders, who pledged all their equity interest in these entities to Recon-JN. The share pledge agreements, which were entered into by each Principal Shareholder, pledged each of the Principal Shareholders’ equity interest in BHD, Nanjing Recon and ENI as a guarantee for the service payment under the Service Agreement.

The Service Agreement, entered into on January 1, 2008, between Jining Recon and BHD, Nanjing Recon, and ENI, states that Jining Recon will provide technical consulting services to BHD, Nanjing Recon, and ENI in exchange for 90% of their annual net profits as a service fee, which is to be paid quarterly.

In addition, Recon-HK entered into an option agreement to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates the variable interest entities (“VIEs”) as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 because the Company is the primary beneficiary of the VIEs. On August 28, 2000 a Principal Shareholder of the Company purchased a controlling interest in BHD which was organized under the laws of the PRC on June 29, 1999. At June 30, 2007 and 2008, the Principal Shareholder held 68% ownership in BHD. BHD is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46R. The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

On April 18, 2007, BHD organized Inner Mongolia Adar under the laws of the PRC, of which BHD owned a 70% majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu, of which BHD held a 90% interest. On June 21, 2008 Beijing Weigu was sold to unrelated parties. On June 24, 2008 Inner Mongolia Adar was sold to unrelated parties. Inner Mongolia Adar and Beijing Weigu are consolidated with BHD for all periods presented to the date of disposition.

On January 21, 2003, ENI was organized under the laws the PRC. Principal Shareholders of the Company own a controlling interest of ENI. At June 30, 2007 and 2008, the Principal Shareholders held 80% ownership interest in ENI. ENI is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46R. The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On August 27, 2007 the Principal Shareholders of the Company purchased a majority ownership of Nanjing Recon from a related party who was a majority owner of Nanjing Recon. At June 30, 2007 and 2008, the Principal Shareholders held 80% ownership interest in Nanjing Recon. Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46R. The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

Nature of Operations – The Company sells and installs hardware systems related to heating, maintenance and processes customized for petroleum extraction in China. The Company has also developed its own specialized computer software and hardware to manage the oil extraction process in real-time to reduce the costs associated with extraction. The products and services provided by the Company include:

•	Oil Field Water Finding/Blocking Technology - The Company developed this technology designed to find and block water content in petroleum.

•

High-Efficiency Heating Furnaces - High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

•

Multi-Purpose Fissure Shaper - Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

•

Supervisory Control and Data Acquisition (“SCADA”) - SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry.

Restatement of Financial Statements – During September 2008, the Company realized that the June 30, 2007 combined financial statements needed to be revised to include Xiamen Hengda Haitian as an entity consolidated with Nanjing Recon under FIN 46(R). As a result the Company restated its combined financial statements for the year ended June 30, 2007 to correct the errors to all the accounts affected. This restatement is reflected in the “As Previously Reported” column in the table below.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

After further analysis of FIN 46(R), the Company determined that it was not the primary beneficiary of Beijing Yabei Nuoda Technology Co., Ltd., Beijing Adar Petroleum Technology, Ltd, and Xiamen Hengda Haitian. As a result, these entities are no longer included in the combined and consolidated financial statements. The effect of these restatements are as follows:

	As Previously Reported	Effect of Restatement	As Restated
Combined Balance Sheets As of June 30, 2007
Cash and cash equivalents	¥5,262,679	¥(2,979,851)	¥2,282,828
Trade accounts receivable, net	30,934,591	(2,917,083)	28,017,508
Trade accounts receivable - related parties, net	376,027	2,148,929	2,524,956
Other receivable, net	3,587,623	(1,952,210)	1,635,413
Other receivable - related parties, net	6,415	2,824,485	2,830,900
Purchase advances, net	3,345,961	(276,209)	3,069,752
Purchase advances - related parties, net	4,900	314,440	319,340
Prepaid expenses	9,386	(9,049)	337
Inventories, net	5,631,150	(985,218)	4,645,932
Deferred tax assets	3,126,791	(1,663,202)	1,463,589
Property and equipment, net	2,586,074	(1,243,584)	1,342,490
Advances for purchase of fixed assets	3,957,571	(3,957,571)	—
Total assets	58,829,168	(10,696,123)	48,133,045
Trade accounts payable	26,216,609	(5,658,523)	20,558,086
Trade accounts payable-related parties	617,918	(88,972)	528,946
Other payables	1,551,711	(1,148,501)	403,210
Other payables - related parties	—	—	5,171,851
Deferred income	4,482,226	(2,169,959)	2,312,267
Advances from customers	4,494,341	(2,728,482)	1,765,859
Advances from customers-related parties	—	846,630	846,630
Accrued payroll	112,833	(87,433)	25,400
Accrued employees’ welfare	1,239,797	(735,507)	504,290
Accrued expense	4,540,592	(4,352,592)	188,000
Taxes payable	—	3,510,293	3,510,293
Interest payable	1,849,207	(1,648,422)	200,785
Short-term notes payable	10,612,713	(1,020,000)	9,592,713
Long-term notes payable, current portion	440,000	(300,000)	140,000
Long-term notes payable, net of current portion	3,047,460	(1,800,000)	1,247,460
Long-term notes payable - related parties		50,000	50,000
Total liabilities	59,468,767	(12,422,977)	47,045,790
Minority interest	615,392	2,897,024	3,512,416
Ordinary shares	350,488	(49,954)	300,534
Additional paid-in capital	8,145,512	(3,817,046)	4,328,466
Statutory reserves	1,254,822	(340,883)	913,939
Retained earnings (deficit)	(11,005,813)	3,037,713	(7,968,100)
Total shareholders’ equity (deficit)	(1,254,991)	(1,170,170)	(2,425,161)
Total liabilities and shareholders’ equity (deficit)	¥58,829,168	¥(10,696,123)	¥48,133,045

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Operations for the year ended June 30, 2007
Revenues
Hardware	¥54,169,963	¥(3,577,120)	¥50,592,843
Service	6,500,286	(5,570,590)	929,696
Software	—	1,829,060	1,829,060
Hardware - related party	—	4,062,972	4,062,972
Software - related party	—	427,350	427,350
Total Revenues	67,640,133	(9,798,212)	57,841,921
Cost of revenues	41,812,810	(4,399,081)	37,413,729
Gross Profit	25,827,323	(5,399,131)	20,428,192
Selling and distribution expenses	5,092,289	(465,083)	4,627,206
General and administrative expenses	9,644,590	(4,301,783)	5,342,807
Total operating expenses	14,736,879	(4,766,866)	9,970,013
Income from operations	11,090,444	(632,265)	10,458,179
Non-operating expenses	—	10,472	10,472
Interest income	27,976	(21,028)	6,948
Income before income taxes and minority interest	11,156,470	(653,242)	10,503,228
Provision for income taxes	(2,726,482)	(706,582)	(3,433,064)
Minority interest, net of tax	6,311	(476,975)	(470,664)
Income from continuing operations	8,436,299	(1,836,799)	6,599,500
Income (loss) from operations of discontinued subsidiaries, net of tax (including gain on disposal of ¥0 and ¥381,631 ($55,852), respectively)	(85,701)	(543,733)	(629,434)
Net income	¥8,350,598	¥(2,380,532)	¥5,970,066

Basic earnings per share:
Income from continuing operations	3.61	(0.52)	3.09
Income (loss) from discontinued operations	(0.04)	(0.25)	(0.29)
Net income	3.57	(0.78)	2.79
Net income available for common shareholders	3.57	(0.78)	2.79
Basic weighted average ordinary shares outstanding	2,336,918	(197,715)	2,139,203

Diluted earnings per share:
Income from continuing operations	3.61	(0.52)	3.09
Income (loss) from discontinued operations	(0.04)	(0.25)	(0.29)
Net income	3.57	(0.78)	2.79
Net income available for common shareholders	3.57	(0.78)	2.79
Diluted weighted average ordinary shares outstanding	¥2,336,918	¥(197,715)	¥2,139,203

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Cash Flows for the year ended June 30, 2007
Cash flows from operating activities:
Net income (loss) available for common shareholders	¥8,350,598	¥(2,380,532)	¥5,970,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	676,002	(441,802)	234,200
Gain on sale of subsidiaries	—	470,664	470,664
Minority interest	(6,311)	6,311	—

Changes in operating assets and liabilities, net of effect of discontinued operations:
Trade accounts receivable, net	(16,561,646)	1,817,723	(14,743,923)
Trade accounts receivable-related parties, net	—	1,247,044	1,247,044
Other receivable, net	(2,105,240)	609,153	(1,496,087)
Other receivable related parties, net	(382,442)	370,289	(12,153)
Purchase advance, net	(1,792,968)	230,535	(1,562,433)
Prepaid expense	5,356	(324,696)	(319,340)
Inventories	(1,337,423)	1,337,086	(337)
Deferred tax assets	(1,106,049)	291,628	(814,421)
Trade accounts payable	4,152,951	(714,234)	3,438,717
Trade accounts payable-related parties	(35,646)	(88,972)	(124,618)
Other payables	54,846	(1,110,367)	(1,055,521)
Other payables-related parties	(660,000)	(13,110)	(673,110)
Deferred income	3,243,570	(1,741,371)	1,502,199
Advances from customers	642,635	(104,125)	538,510
Advances from customers-related parties	—	846,630	846,630
Accrued payroll	(7,167)	(87,433)	(94,600)
Accrued employees’ welfare	225,759	(130,279)	95,480
Taxes payable	4,441,308	(989,540)	3,451,768
Interest payable	88,432	(12,578)	75,854

Net cash (used in) provided by operating activities	¥(2,113,433)	(284,445)	¥(2,397,878)

Cash flows from investing activities:
Purchases of property and equipment	¥(893,442)	229,780	¥(663,662)
Advances for purchase of fixed assets	(3,957,571)	3,957,571	—
Net cash used in investing activities	(4,851,013)	4,187,351	(663,662)
Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	—	429,000	429,000
Proceeds from share issuance	1,469,000	(1,469,000)	—
Proceeds from short-term notes payable	3,820,000	(2,420,287)	1,399,713
Proceeds from long-term notes payable	2,100,000	(2,100,000)	—
Repayment of short-term notes payable	(1,400,287)	1,450,287	50,000
Repayment of long-term notes payable	(500,000)	500,000	—
Proceeds from minority parties	881,000	—	881,000
Proceeds from issuance of redeemable shares	—	(550,000)	(550,000)
Net cash provided by financing activities	6,369,713	(4,160,000)	2,209,713
Net change in cash	(594,733)	(257,094)	(851,827)
Cash and cash equivalents at beginning of period	5,857,412	(2,722,757)	3,134,655
Cash and cash equivalents at end of period	¥5,262,679	¥(2,979,851)	¥2,282,828

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Balance Sheets As of June 30, 2008
Cash and cash equivalents	¥9,034,560	¥(1,397,139)	¥7,637,421
Marketable Securities	530,618	(530,618)	—
Trade accounts receivable, net	32,936,062	(3,065,952)	29,870,110
Trade accounts receivable – related parties, net	—	6,352,983	6,352,983
Other receivable, net	2,597,239	(206,225)	2,391,014
Other receivable – related parties, net	239,550	(140,000)	99,550
Purchase advances, net	3,574,929	(4,361)	3,570,568
Purchase advances – related parties, net	22,238	—	22,238
Prepaid expenses	113,475	(500)	112,975
Inventories, net	9,839,652	(1,063,535)	8,776,117
Short-term notes receivable, net	7,089,187	(7,089,187)	—
Deferred tax assets	3,781,806	(2,160,772)	1,621,034
Property and equipment, net	8,406,959	(7,630,936)	776,023
Total assets	78,166,275	(16,936,242)	61,230,033
Trade accounts payable	18,470,423	(2,228,100)	16,242,323
Trade accounts payable-related parties	1,386,778	(129,500)	1,257,278
Other payables	4,031,975	(184,219)	3,847,756
Other payables – related parties	1,152,914	500,945	1,653,859
Deferred income	6,612,800	(2,069,109)	4,543,691
Advances from customers	1,543,026	(474,715)	1,068,311
Advances from customers – related parties	91,722	(91,722)	—
Accrued payroll	1,042,351	(1,042,351)	—
Accrued employees’ welfare	1,742,447	(1,276,572)	465,875
Accrued expense	262,304	347	262,651
Taxes payable	8,975,562	(770,852)	8,204,710
Interest payable	106,903	(106,903)	—
Short-term notes payable	3,913,668	(1,274,610)	2,639,058
Short-term notes payable – related parties	2,330,569	(1,490,569)	840,000
Long-term notes payable, current portion	357,737	(311,360)	46,377
Long-term notes payable, net of current portion	300,000	(300,000)	—
Total liabilities	52,321,179	(11,249,290)	41,071,889
Minority interest	451,036	4,759,524	5,210,560
Ordinary shares	785,987	(485,453)	300,534
Additional paid-in capital	18,266,813	(9,534,547)	8,732,266
Retained earnings (deficit)	3,264,847	(426,476)	2,838,371
Total shareholders’ equity (deficit)	24,005,419	(10,446,476)	13,558,943
Total liabilities and shareholders’ equity (deficit)	¥78,166,275	¥(16,936,242)	¥61,230,033

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Operations for the year ended June 30, 2008
Revenues
Hardware	¥58,815,361	¥(771,548)	¥58,043,813
Service	12,838,841	(11,944,647)	894,194
Software	4,819,949	(3,397,898)	1,422,051
Hardware - related party	—	3,138,876	3,138,876
Service - related party	—	2,249,300	2,249,300
Total Revenues	76,474,151	(10,725,917)	65,748,234
Cost of revenues	46,009,585	(6,237,630)	39,771,955
Gross Profit	30,464,566	(4,488,287)	25,976,279
Selling and distribution expenses	5,902,474	(558,634)	5,343,840
General and administrative expenses	7,214,913	(3,283,708)	3,931,205
Total operating expenses	13,117,387	(3,842,342)	9,275,045
Income from operations	17,347,179	(645,945)	16,701,234
Subsidy Income	669,829	—	669,829
Non-operating expenses	(297,860)	1,083	(296,777)
Interest income	212,648	(193,685)	18,963
Interest expense	(271,771)	210,252	(61,519)
Investment loss	(511,969)	511,969	—
Income before income taxes and minority interest	17,148,056	(116,326)	17,031,730
Provision for income taxes	(3,770,747)	(895,150)	(4,665,897)
Minority interest, net of tax	(112,232)	(1,152,701)	(1,264,933)
Income from continuing operations	13,265,077	(2,164,177)	11,100,900
Income (loss) from operations of discontinued subsidiaries, net of tax (including gain on disposal of ¥0 and ¥381,631 ($55,852), respectively)	405,926	90,297	496,223
Net income	13,671,003	(2,073,880)	11,597,123
Accrued dividend for redeemable ordinary shares	16,819	(33,638)	(16,819)
Net income available for common shareholders	13,654,184	(2,073,880)	11,580,304

Basic earnings per share:
Income from continuing operations	3.13	2.06	5.19
Income (loss) from discontinued operations	0.10	0.14	0.23
Net income	3.22	2.20	5.42
Net income available for common shareholders	3.22	2.19	5.41
Basic weighted average ordinary shares outstanding	4,242,525	(2,103,321)	2,139,204

Diluted earnings per share:
Income from continuing operations	3.06	1.96	5.02
Income (loss) from discontinued operations	0.09	0.13	0.22
Net income	3.16	2.09	5.25
Net income available for common shareholders	3.15	2.09	5.24
Diluted weighted average ordinary shares outstanding	¥4,331,409	¥(2,120,517)	¥2,210,892

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Cash Flows for the year ended June 30, 2008
Cash flows from operating activities:
Net income (loss) available for common shareholders	¥13,654,184	¥(2,073,880)	¥11,580,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	997,538	(801,914)	195,624
Allowance for inventory	80,102	(80,102)
Gain on sale of property and equipment	(292,690)	570,786	278,096
Gain on sale of subsidiaries	(381,631)	—	(381,631)
Minority interest	112,232	1,152,701	1,264,933
Accrued dividend for redeemable ordinary shares	16,819	—	16,819

Changes in operating assets and liabilities, net of effect of discontinued operations:
Trade accounts receivable, net	(5,432,464)	3,444,963	(1,987,501)
Trade accounts receivable-related parties, net	387,485	(4,215,512)	(3,828,027)
Other receivable, net	1,656,064	(3,145,985)	(1,489,921)
Other receivable related parties, net	(233,135)	2,584,485	2,351,350
Purchase advance, net	(187,588)	(656,653)	(844,241)
Purchase advances-related parties-net	—	297,102	297,102
Prepaid expense	(928,843)	816,211	(112,632)
Inventories	(126,089)	(4,004,096)	(4,130,185)
Deferred tax assets	(4,288,604)	4,131,159	(157,445)
Other current assets	(1,105,813)	(2,331,532)	(3,437,345)
Trade accounts payable	(2,084,405)	2,812,737	728,332
Trade accounts payable-related parties	833,402	2,611,144	3,444,546
Other payables	(1,353,820)	(2,333,172)	(3,686,992)
Other payables-related parties	(677,293)	2,908,717	2,231,424
Deferred income	2,290,390	(2,688,757)	(398,367)
Advances from customers	566,861	(1,413,491)	(846,630)
Advances from customers-related parties	4,282	21,457	25,739
Accrued payroll	1,718,153	(1,729,995)	(11,842)
Accrued employees’ welfare	360,763	(340)	360,423
Taxes payable	4,746,466	110,352	4,856,818
Interest payable	(69,549)	(119,728)	(189,277)

Net cash (used in) provided by operating activities	10,262,817	(4,133,343)	6,129,474

Cash flows from investing activities:
Purchases of property and equipment	(893,442)	644,793	(248,649)
Cash paid for investment	(530,618)	530,618	—
Payment of note receivable	(6,901,600)	6,901,600	—
Decrease in cash resulting from de-consolidation of variable interest entities	(1,208,525)	922,086	(286,439)
Net cash used in investing activities	(13,278,359)	13,012,771	(265,588)

Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	—	4,400,000	4,400,000
Proceeds from stock issuance	11,353,800	(11,353,800)	—
Proceeds from short-term notes payable	3,415,179	(3,415,179)	—
Proceeds from short-term notes payable-related parties	—	—	820,000
Proceeds from long-term notes payable	7,737	(7,737)	—
Repayment of short-term notes payable	(7,763,655)	810,000	(6,953,655)
Repayment of long-term notes payable	(2,747,460)	1,500,000	(1,247,460)
Proceeds from minority parties	1,150,000	(50,000)	1,100,000
Net cash provided by financing activities	6,787,423	(7,296,716)	(509,293)
Net change in cash	3,771,881	1,582,712	5,354,593
Cash and cash equivalents at beginning of period	5,262,679	(2,979,851)	2,282,828
Cash and cash equivalents at end of period	¥9,034,560	¥(1,397,139)	¥7,637,421

(1)	The amounts in the column “As Previously Reported” for combined statements of operations reflect the reclassification of discontinued operations as discussed in Note 12.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying combined and consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They are combined through the date of the exclusive agreements, and they are consolidated following the date of the agreements. The accompanying combined and consolidated financial statements include the financial statements of the Company, its subsidiaries, and VIEs for which the Company is the primary beneficiary. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Convenience Translation - The Company’s functional currency is the Chinese Yuan (Renminbi) and the accompanying combined and consolidated financial statements have been expressed in Chinese Yuan. The combined and consolidated financial statements as of and for the period ended June 30, 2008 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers, are not presented in accordance with accounting principles generally accepted in the United States of America and are unaudited. The combined and consolidated financial statements have been translated into U.S. dollars at the rate of ¥6.8329 = US$1.00, the approximate exchange rate prevailing on March 31, 2009. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Accounting Estimates - The preparation of the combined and consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s combined and consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.

Fair Values of Financial Instruments - The carrying amounts reported in the combined and consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents - Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Trade Accounts and Other Receivables - Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

Purchase Advances - Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories - Inventories are stated at the lower of cost or net market value, on a specific identification basis. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Valuation of Long-lived Assets - The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Advances from Customers - The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are recognized as revenue when the products are delivered. The Company had advances from its customers in the amount of ¥1,765,859 and ¥1,068,311 ($156,348) at June 30, 2007 and 2008, respectively.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Share Split - On June 8, 2009, in connection with the Company’s contemplated initial public offering of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares to shareholders of record as of such date. All references to the number of ordinary shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented. See Note 14 – “Subsequent Events.”

Revenue Recognition - The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Services:

The Company provides services on a fixed-price contract and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by the Company for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Cost of Revenues - When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Advertising Expenses - Advertising costs are expensed when incurred. Total advertising expenses were ¥729,800 and ¥0 ($0) for the years ended June 30, 2007 and 2008 respectively.

Subsidy Income - The Company received subsidy income of ¥155,556 and ¥669,829 ($98,030) from the local government for the years ended June 30, 2007 and 2008, respectively. This income is given by the government to support local software companies. Subsidy income is recognized when received and is included in the statements of operations.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

Income Taxes - Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands.

Business Segments - The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Earnings (Loss) per Ordinary Share(“EPS”) - Basic EPS is computed by dividing net income (loss) available for common shareholders by the weighted average number of ordinary shares outstanding. Diluted EPS are computed by dividing net income (loss) available for common shareholders by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding.

In accordance with SFAS 128, outstanding common shares that are contingently returnable (that is, subject to recall) and shares that are subject to redemption are treated in the same manner as contingently issuable shares. Contingently issuable shares are considered outstanding for earnings per share based on the assumption that the current status of the condition will remain unchanged until the contingency no longer exists. Accordingly, the 112,608 redeemable ordinary shares are currently excluded in the calculation of basic EPS and are included in the calculation of diluted EPS because their effect is not anti-dilutive.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203
Effect of redeemable ordinary shares (Note 6)	—	71,689	71,689
Diluted weighted average ordinary shares outstanding	2,139,203	2,210,892	2,210,892

Net income from continuing operations	¥6,599,500	¥11,100,900	$1,624,625
Basic earnings per share	3.09	5.19	0.76
Diluted earnings per share	3.09	5.02	0.73

Income (loss) from discontinued operations	¥(629,434)	¥496,223	$72,623
Basic earnings (losses) per share	(0.29)	0.23	0.03
Diluted earnings per share	(0.29)	0.22	0.03

Net income available for common shareholders	¥5,970,066	¥11,580,304	$1,694,787
Basic earnings per share	2.79	5.41	0.79
Diluted earnings per share	¥2.79	¥5.24	$0.77

Recently Enacted Accounting Standards - In June 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition classification, interest and penalties, accounting in interim periods, disclosure, and transition. The interpretation is effective for the fiscal years beginning after December 15, 2006. The adoption of this interpretation had no impact on the Company’s combined and consolidated financial statements.

In September 2006, the Financial Accounting Standards Board issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (“FSP FIN”) No. 157-2 which extended the effective date for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 157 to have a material impact on our combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a material impact on our combined and consolidated financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is not expected to have a material impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No.141(R)”), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the combined and consolidated financial statements, combined and consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and combined and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on our combined and consolidated financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160. SFAS No. 141(R) and SFAS No. 160 are not expected to have a material impact on our results of operations or financial position.

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Trade accounts receivable	¥30,550,122	¥31,429,027	$4,599,662
Allowance for doubtful accounts	(2,532,614)	(1,558,917)	(228,149)

Trade accounts receivable, net	¥28,017,508	¥29,870,110	$4,371,513

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 4. INVENTORIES

Inventory consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Purchased goods and raw materials	¥3,396,410	¥8,479,842	$1,241,031
Work in process	1,021,935	41,138	6,021
Finished goods	227,587	255,137	37,339

Total inventories	¥4,645,932	¥8,776,117	$1,284,391

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Office equipment	2-5 Years

Gain or loss on sales or retirements is included in the combined and consolidated statements of operations in the year of disposition. Depreciation expense was ¥234,200 and ¥195,624 ($28,630) for the years ended June 30, 2007 and 2008, respectively. Property and equipment consisted of the following at June 30, 2007 and 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Motor vehicles	¥1,539,230	¥684,183	$100,131
Office equipment	659,384	777,301	113,759

Total property and equipment	2,198,614	1,461,484	213,890
Less: Accumulated depreciation	(856,124)	(685,461)	(100,318)

Property and equipment, net	¥1,342,490	¥776,023	$113,572

NOTE 6. SHAREHOLDERS’ EQUITY (DEFICIT)

Ordinary Shares - When the Company was incorporated in Cayman Islands on August 21, 2007, 25,000,000 ordinary shares were authorized, and 2,139,203 ordinary shares were issued to the Principal Shareholders, at a par value of $0.0185 each.

Statutory Reserves - According to the Articles of Association, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from retained earnings to the statutory reserve fund. As of June 30, 2007 and 2008, the balance of total statutory reserves was ¥913,939 and ¥1,687,772 ($247,007), respectively.

Redeemable Ordinary Shares - On December 10, 2007, the Company signed an Ordinary Shares Subscription Agreement (the “Agreement”) to sell 112,608 ordinary shares to an investor at an aggregate consideration of $200,000. Net total proceeds of $200,000 were received by the Company during March and April, 2008.

The ordinary shares issued are subject to redemption under certain conditions. In the event that the Company fails to list on a recognized stock exchange or complete a qualified IPO within 18 months after the signature of the Agreement, the Company shall repay all the consideration and plus 5% of the consideration per annum to the investor. The three Principal Shareholders, Nanjing Recon, ENI, and BHD severally and jointly guaranteed the payment.

The shares issued are only conditionally redeemable as described above and are therefore not classified as a liability. However, redemption of the shares is not solely within the control of the Company; therefore, the shares are

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

classified outside of permanent equity. During the year ended June 30, 2008, the Company accrued dividends in the amount of ¥16,819 ($2,465) on the redeemable ordinary shares, which are reported as part of the carrying value of the redeemable ordinary shares in the accompanying balance sheets.

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands and had minimal operations in jurisdictions other than the PRC. ENI, BHD and Nanjing Recon are subject to PRC’s income taxes as PRC domestic companies. Before the implementation of the new Enterprise Income Tax Law (“EIT Law”), PRC domestic companies are generally subject to an enterprise income tax (“EIT”) rate of 33%. On March 16, 2007, the National People’s Congress of China passed the new EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The new amended Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. As a result, BHD’s income tax rate was reduced from 33% to 25% in calendar year 2008 and after.

PRC government grants a preferential income tax rate of 15% to government-certified high technology companies. In 2008, ENI was recognized as a high technology company by the government, which changed its income tax rate from 33% in calendar year 2007 to 15% in calendar year 2008 and after.

As approved by the local tax authority in the PRC, Nanjing Recon was entitled to a tax holiday with 50% tax exemption for 2006 and 2007. Nanjing Recon is also a government-certified high technology company and is subject to an income tax rate of 15%. As a result, Nanjing Recon was subject to an income tax rate of 7.5% for calendar year 2007 and 15% for calendar year 2008 and after.

The temporary differences and carry-forward which give rise to the deferred income tax asset are as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Allowance for doubtful receivables	¥836,759	¥656,110	$96,022
Deferred revenue	626,830	964,924	141,218

Total deferred income tax assets	¥1,463,589	¥1,621,034	$237,240

Due to the change in tax rate during the fiscal year of 2008, the statutory tax rate for June 30, 2008 is a blended rate of approximately 29%, which was calculated as 33% during the six months ended December 31, 2007 and 25% during the six months ended June 30, 2008. For the years ended June 30, 2007, the statutory rate was 33%. The reconciliation of income tax computed by applying the statutory income tax rate to pre-tax income to the actual tax is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Income tax calculated at statutory rates	¥3,466,065	¥4,934,326	$722,142
Nondeductible expenses	139,418	650,344	95,178
Benefit of favorable rate for high-technology companies	(218,941)	(1,184,710)	(173,383)
Benefit of tax holiday	(91,225)	—	—
Tax effect of change in tax rates	137,747	253,541	37,106
Effect of non-taxable parent company income	—	12,396	1,814

Provision for income taxes	¥3,433,064	¥4,665,897	$682,857

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

The provision for income taxes consisted of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Current	¥3,774,755	¥4,823,342	$705,900
Deferred	(341,691)	(157,445)	(23,043)

Provision for income taxes	¥3,433,064	¥4,665,897	$682,857

NOTE 8. NOTES PAYABLE

Notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30, 2008
	2007	2008
	(As Restated)	(As Restated)	(Unaudited)
Short-term notes payable due to non-related parties:
Due on-demand note payable, no interest	¥8,992,713	¥2,049,058	$299,881
Due on-demand note payable to a supplier, no interest	600,000	—	—
Short-term notes payable, interest at 6%, matures December 9, 2008	—	590,000	86,347

Total short-term notes payable due to non-related parties	¥9,592,713	¥2,639,058	$386,228

Short-term notes payable due to related parties:
Short-term notes payable, interest at 6%, matures December 9, 2008	—	840,000	122,935

Total short-term notes payable due to non-related parties	¥—	¥840,000	$122,935

Long-term notes payable due to related parties:
Long-term note payable, interest at 6%, matures May 5, 2008	¥140,000	¥—	$—
Long-term note payable, interest at 6%, matures August 5, 2008	50,000	46,377	6,787

Total long-term notes payable due to related parties	190,000	46,377	6,787
Less: Current portion	(140,000)	(46,377)	(6,787)

Long-term notes payable due to related parties, net of current portion	¥50,000	¥—	$—

Long-term notes payable due to non-related parties:
Long-term notes payable due to a supplier, interest at 3% matures December 30, 2008	¥500,860	¥—	$—
Long-term notes payable due to a customer, no interest matures December 30, 2008	100,000	—	—
Long-term notes payable due to a customer, interest at 6% matures June 30, 2008	446,600	—	—
Long-term notes payable due to a supplier, interest at 6% matures December 30, 2008	200,000	—	—

Long-term notes payable, net of current portion	¥1,247,460	¥—	$—

NOTE 9. CONCENTRATIONS

In fiscal year 2007, the Company’s two largest customers accounted for approximately 60% and 40% of its revenue; in fiscal year 2008, the largest two customers represented about 33% and 28% of the Company’s revenue. In fiscal year 2008, the Company’s largest supplier accounted for 17% of its cost of revenue. In fiscal year 2007, the Company’s largest supplier accounted for 33% of its cost of revenue.

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing, Shandong and Xiamen. The amounts of commitments for non-cancelable operating leases for 2009 and 2010 were as follows. All the lease agreements expire in 2010.

	Chinese Yuan (Renminbi)	U.S. Dollars
	(As Restated)	(Unaudited)
2009	¥456,860	$66,862
2010	97,200	14,225

NOTE 11. RELATED PARTY TRANSACTIONS

Receivable from related parties – At June 30, 2008, the Company had account receivables from related parties of ¥6,352,983 ($929,764) for sales of goods and services to companies under common ownership. The Company also had net receivables from related parties of ¥99,550 ($14,569), which was from a principal shareholder for travel advances. The Company also had a purchase advance from a related party of ¥22,238 ($3,255) from a company under common ownership for the purchase of goods.

At June 30, 2007, the Company had account receivables from related parties of ¥2,524,956 for sales of goods and services to companies under common ownership. The Company also had a receivable from a related party of ¥2,830,900 from a company under common ownership for paying expenses on behalf of the other party. The Company also had a purchase advance from a related party of ¥319,340 from a company under common ownership for the purchase of goods.

Payable to related parties – At June 30, 2008, the Company owed related parties ¥1,257,278 ($184,004), for purchases from companies under common ownership. The Company also owed related parties ¥1,653,859 ($242,043), due to expenses or purchases paid by Principal Shareholders and companies under common ownership on behalf of the Company.

At June 30, 2007, the Company owed related parties ¥528,946 for purchase from companies under common ownership. The Company also owed related parties ¥5,171,851, due to expenses or purchases paid by Principal Shareholders and companies under common ownership on behalf of the Company.

Related party revenue – During the year ended June 30, 2008, the Company had revenues from the sale of hardware and service to a company under common ownership in the amounts of ¥3,138,876 ($459,377) and ¥2,249,300 ($329,187), respectively. During the year ended June 30, 2007, the Company had revenues from the sale of hardware and software to a company under common ownership in the amounts of ¥4,062,972 and ¥427,350, respectively.

NOTE 12. DISCONTINUED OPERATIONS

In June 2008, the Company completed the sale of Inner Mongolia Adar, Weigu Windows and Xiamen Recon. Inner Mongolia Adar and Weigu Windows were both the majority-owned subsidiaries of BHD, and Xiamen Recon was the majority-owned subsidiary of Nanjing Recon. The Company determined that these three subsidiaries met the criteria for classification as discontinued operations in the last quarter of fiscal year 2008. Their financial results associated with the years ended June 30, 2007 and 2008 are included in discontinued operations.

Summarized Statements of Income data for discontinued operations is as follows:

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Revenue	¥65,790	¥3,163,542	$462,987

Income(loss) before provision for income tax	(629,434)	276,993	40,538
Provision for income tax	—	(162,401)	(23,767)

Income from discontinued operations, net of tax	(629,434)	114,592	16,771
Gain on disposal of discontinued operations	—	381,631	55,852

Income (loss) from discontinued operations, net of tax	¥(629,434)	¥496,223	$72,623

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

NOTE 13. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Basis of presentation – For the purpose of presenting parent company only condensed financial information, the basis used in this presentation assumes the reorganization and the change of the reporting entity had taken place for all periods presented.

RECON TECHNOLOGY, LTD

CONDENSED BALANCE SHEETS

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30,		June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
ASSETS
Cash and cash equivalents	¥—	¥1,370,000	$200,502
Beneficiary interest in variable interest entities	—	13,597,887	$1,990,061

Total assets	¥—	¥14,967,887	$2,190,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Other payable	¥—	¥582	$85
Other payable - related party	—	19,721	2,887

Total current Liabilities	—	20,303	2,972
Liabilities assumed on variable interest entities	2,425,161	—	—

Total Liabilities	2,425,161	20,303	2,972
Redeemable ordinary shares	—	1,388,641	203,229
Shareholders’ equity (deficit)
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	300,534	43,983
Additional paid-in capital	4,328,466	8,732,266	1,277,974
Statutory reserves	913,939	1,687,772	247,007
Retained earnings (deficit)	(7,968,100)	2,838,371	415,398

Total shareholders’ equity (deficit)	(2,425,161)	13,558,943	1,984,362

Total liabilities and shareholders’ equity	¥—	¥14,967,887	$2,190,563

RECON TECHNOLOGY, LTD

CONDENSED STATEMENTS OF OPERATIONS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Years Ended June 30,
	2007	2008	2008
	(As restated)	(As restated)	(Unaudited)
General, administrative and selling expense	¥—	¥(25,959)	$(3,799)

Operating loss	—	(25,959)	(3,799)

Profit from beneficiary interest in variable interest entities	5,970,066	11,623,048	1,701,042
Interest income	—	34	5

Net income	5,970,066	11,597,123	1,697,248
Dividends on redeemable ordinary shares	—	(16,819)	(2,461)

Net Income available for common shareholders	¥5,970,066	¥11,580,304	$1,694,787

RECON TECHNOLOGY, LTD

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION IN UNITED STATES DOLLARS IS UNAUDITED)

RECON TECHNOLOGY, LTD

CONDENSED STATEMENTS OF CASH FLOWS

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Years Ended June 30,		For the Year Ended June 30,
	2007	2008	2008
	(As Restated)	(As Restated)	(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥5,970,066	¥11,580,304	$1,694,787
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (profit) loss of subsidiary	(5,970,066)	(11,623,048)	(1,701,042)
Expense paid by shareholders as contribution	—	3,800	558
Dividends on redeemable ordinary shares	—	16,819	2,461
Changes in current assets and liabilities
Other payable	—	582	85
Other payable - related party	—	19,721	2,886

Net cash used in operating activities	—	(1,822)	(265)

Cash flows from financing activities:
Proceeds from issuance of redeemable ordinary shares	—	1,371,822	200,767

Net cash provided by financing activities	—	1,371,822	200,767

Net increase in cash	—	1,370,000	200,502
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	¥—	¥1,370,000	$200,502

NOTE 14. SUBSEQUENT EVENTS

Share Split – On June 8, 2009, in connection with the Company’s contemplated initial public offering of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares to shareholders of record as of such date. All references to the number of ordinary shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented.

RECON TECHNOLOGY, LTD

RECON TECHNOLOGY, LTD

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Chinese Yuan (Renminbi)		U.S. Dollar
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	¥7,637,421	¥4,599,593	$673,154
Trade accounts receivable, less allowance of ¥1,558,917 and ¥l,403,694 ($205,432), respectively	29,870,110	41,571,047	6,083,954
Trade accounts receivable-related parties	6,352,983	8,058,800	1,179,411
Other receivable, less allowance of ¥299,150 and ¥266,597($39,017), respectively	2,391,014	2,892,675	423,345
Other receivable-related parties, less allowance of ¥543,204 and ¥1,834,920 ($268,542), respectively	99,550	—	—
Purchase advances, less allowance of ¥851,962 and ¥1,352,340 ($193,964), respectively	3,570,568	3,628,393	531,018
Purchase advances-related parties	22,238	98,528	14,420
Short-term notes receivables	—	1,356,496	198,524
Prepaid expenses	112,975	467,144	68,367
Inventories	8,776,117	7,334,996	1,073,482
Deferred tax assets	1,621,034	1,621,034	237,240

Total current assets	60,454,010	71,628,706	10,482,915

Property and equipment, net of accumulated depreciation of ¥685,461 and ¥933,862 ($136,671), respectively	776,023	1,309,019	191,576

Total assets	¥61,230,033	¥72,937,725	$10,674,491

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	¥16,242,323	¥12,660,179	$1,852,827
Trade accounts payable-related parties	1,257,278	366,593	53,651
Other payables	3,847,756	2,068,871	302,781
Other payables-related parties	1,653,859	334,185	48,908
Deferred income	4,543,691	3,034,795	444,145
Advances from customers	1,068,311	1,175,656	172,058
Accrued employees’ welfare	465,875	383,955	56,192
Accrued expense	262,651	244,311	35,755
Taxes payable	8,204,710	14,249,506	2,085,426
Short-term note payable	2,639,058	2,950,288	431,777
Short-term notes payable-related parties	840,000	964,377	141,137
Long-term notes payable-related parties, current portion	46,377	—	—

Total current liabilities	41,071,889	38,432,716	5,624,657
Minority interest	5,210,560	6,785,247	993,026
Redeemable ordinary shares	1,388,641	1,434,627	209,959
Shareholders’ equity
Ordinary shares, $0.0185 U.S. dollar par value, 25,000,000 shares authorized and 2,139,203 shares outstanding	300,534	300,534	43,983
Additional paid-in capital	8,732,266	8,732,266	1,277,974
Statutory reserves	1,687,772	1,687,772	247, 007
Retained earnings	2,838, 371	15,564,563	2,277,885

Total shareholders’ equity	13,558,943	26,285,135	3,846,849

Total liabilities and shareholders’ equity	¥61,230,033	¥72,937,725	$10,674,491

The accompanying notes are the integral part of these condensed combined and consolidated financial statements.

RECON TECHNOLOGY, LTD. AND SUBSIDIARIES

CONSOLIDATED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Revenues
Hardware	¥44,198,042	¥57,656,322	$8,438,046
Service	—	1,495,662	218,891
Software	—	226,496	33,148
Hardware-related parties	3,138,876	2,143,590	313,716
Service-related parties	2,249,300	—	—
Software-related parties	—	649,572	95,065

Total revenues	49,586,218	62,171,642	9,098,866
Cost of revenues	30,136,677	37,608,500	5,504,032

Gross profit	19,449,541	24,563,142	3,594,834

Operating expenses
Selling and distribution expenses	3,741,637	4,760,272	696,669
General and administrative expenses	3,731,723	3,867,763	566,050

Total operating expenses	7,473,360	8,628,035	1,262,719

Income from operations	11,976,181	15,935,107	2,332,115
Subsidy income	667,344	2,038,015	298,265
Non-operating expenses	(296,777)	—	—
Interest income	11,788	12,608	1,845
Interest expense	(45,750)	(152,405)	(22,305)

Income before income taxes and minority interest	12,312,786	17,833,325	2,609,920
Provision for income taxes	(3,360,167)	(3,481,115)	(509,464)
Minority interest, net of tax	(1,366,856)	(1,574,687)	(230,457)

Income from continuing operations	7,585,763	12,777,523	1,869,999

Income from operations of discontinued subsidiaries, net of tax	531,390	—	—

Net income	8,117,153	12,777,523	1,869,999
Accrued dividend for redeemable ordinary shares	—	(51,331)	(7,512)

Net income available for common shareholders	¥8,117,153	¥12,726,192	$1,862,487

Basic earnings per share:
Income from continuing operations	¥3.55	¥5.97	$0.87

Income from discontinued operations	¥0.25	¥—	$—

Net income	¥3.79	¥5.97	$0.87

Net income available for common shareholders	¥3.79	¥5.95	$0.87

Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203

Diluted earnings per share:
Income from continuing operations	¥3.45	¥5.67	$0.83

Income (loss) from discontinued operations	¥0.24	¥—	$—

Net income	¥3.69	¥5.67	$0.83

Net income available for common shareholders	¥3.69	¥5.65	$0.83

Diluted weighted average ordinary shares outstanding	2,197,350	2,251,811	2,251,811

The accompanying notes are the integral part of these condensed combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Chinese Yuan (Renminbi)		U.S. Dollar
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Cash flows from operating activities:
Net income available for common shareholders	¥8,117,153	¥12,726,192	$1,862,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	158,267	248,401	36,354
Loss on sale of property and equipment	278,096	—	—
Minority interest	1,366,856	1,574,687	230,457
Accrued dividend for redeemable ordinary shares	—	51,331	7,512
Changes in operating assets and liabilities, including discontinued operations:
Trade accounts receivable, net	(5,535,411)	(20,455,176)	(2,993,630)
Trade accounts receivable-related parties, net	2,274,956	(1,630,676)	(238,651)
Other receivable, net	947,198	(501,661)	(73,418)
Other receivable-related parties, net	2,129,000	117,794	17,239
Purchase advance, net	(199,877)	(134,115)	(19,628)
Purchase advance-related parties, net	319,340	—	—
Prepaid expenses	(507,386)	(354,169)	(51,833)
Inventories	(3,782,240)	1,441,121	210,909
Other current assets	(166,636)	—	—
Trade accounts payable	2,465,845	3,528,582	516,411
Trade accounts payable-related parties	(528,946)	(965,826)	(141,349)
Other payables	1,310,870	(1,767,525)	(258,679)
Other payables-related parties	(4,722,181)	(1,337,918)	(195,805)
Deferred income	8,974	(1,508,896)	(220,828)
Advances from customers	(1,389,685)	107,345	15,710
Advances from customers-related parties	(846,630)	—	—
Accrued payroll	200,785	—	—
Accrued employees’ welfare	980	(81,921)	(11,989)
Accrued expenses	—	(18,333)	(2,683)
Taxes payable	3,126,229	6,044,796	884,660
Interest payable	(200,785)	—	—

Net cash (used in) provided by operating activities	¥4,824,772	¥(2,915,967)	$(426,754)

The accompanying notes are the integral part of these condensed combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(CONTINUED) (UNAUDITED)

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Cash flows from investing activities:
Payment for purchases of property and equipment	¥(242,949)	¥(781,397)	$(114,358)
Proceeds from sale of property and equipment	269,500	—	—
Cash paid for short-term notes receivable	—	(1,356,496)	(198,524)

Net cash (used in) provided by investing activities	26,551	(2,137,893)	(312,882)

Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	1,840,000	—	—
Proceeds from (repayment of) short-term notes payable, net	(6,987,200)	1,831,655	268,064
Proceeds from short-term notes payable-related parties, net	—	184,377	26,984
Proceeds from contribution by minority parties	460,000	—	—

Net cash (used in) provided by financing activities	(4,687,200)	2,016,032	295,048

Net change in cash	164,123	(3,037,828)	(444,588)
Cash and cash equivalents at beginning of period	2,282,828	7,637,421	1,117,742

Cash and cash equivalents at end of period	¥2,446,951	¥4,599,593	$673,154

Supplemental cash flow information
Cash paid during the period for interest	¥—	¥—	$—
Cash paid during the period for taxes	¥398,196	¥323,340	$47,321

The accompanying notes are the integral part of these condensed combined and consolidated financial statements.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Organization - Recon Technology, Ltd (The “Company”) was incorporated under the laws of the Cayman Islands on August 21, 2007 by Mr. Yin Shenping, Mr. Chen Guangqiang and Mr. Li Hongqi (“The Principal Shareholders”) as a company with limited liability. The Company provides services designed to automate and enhance the extraction of petroleum in the People’s Republic of China (the “PRC”). Its wholly owned subsidiary, Recon Technology, Co., Limited (“Recon-HK”) was incorporated on September 6, 2007 in Hong Kong. Other than the equity interest in Recon-HK, the Company does not own any assets or conduct any operations. On November 15, 2007, Recon-HK established one wholly owned subsidiary, Jining Recon Technology, Ltd. (“Recon-JN”) under the laws of the PRC. Other than the equity interest in Recon-JN, Recon-HK does not own any assets or conduct any operations.

Recon-JN conducts its business through the following PRC legal entities that are consolidated as variable interest entities (“VIEs”) and operate in the Chinese petroleum industry:

•	Beijing BHD Petroleum Technology Co., Ltd. (“BHD”),

•	Nanjing Recon Technology Co., Ltd. (“Nanjing Recon”), and

•	Jining ENI Energy Technology Co., Ltd. (“ENI”)

The following former subsidiaries of BHD entities were sold in June 2008:

•	Inner Mongolia Adar Energy Technology (“Inner Mongolia Adar”)

•	Beijing Weigu Windows Co. Technology (“Beijing Weigu”)

The following former subsidiary of Nanjing Recon was sold in June 2008:

•	Xiamen Recon Technology, Ltd. (“Xiamen Recon”).

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in petroleum businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On January 1, 2008, to protect the Company’s shareholders from possible future foreign ownership restrictions, the Principal Shareholders, who also hold the controlling interest of BHD, Nanjing Recon and ENI, reorganized the corporate and shareholding structure of these entities by entering into certain exclusive agreements with Recon-JN, which entitles Recon-JN to receive a majority of the residual returns. On May 29, 2009 Recon-JN and BHD, Nanjing Recon, and ENI entered into a new operating agreement to provide full guarantee for the performance of such contracts, agreements or transactions entered into by BHD, Nanjing Recon, and ENI. As a result of the new agreement, Recon-JN will absorb 100% of the expected losses and receive 90% of the expected gains of BHD, Nanjing Recon, and ENI, which results in Recon-JN being the primary beneficiary of those Companies.

Recon-JN also entered into a share pledge agreement with the Principal Shareholders, who pledged all their equity interest in these entities to Recon-JN. The share pledge agreements, which were entered into by each Principal Shareholder, pledged each of the Principal Shareholders’ equity interest in BHD, Nanjing Recon and ENI as a guarantee for the service payment under the Service Agreement.

The Service Agreement, entered into on January 1, 2008, between Jining Recon and BHD, Nanjing Recon, and ENI, states that Jining Recon will provide technical consulting services to BHD, Nanjing Recon, and ENI in exchange for 90% of their annual net profits as a service fee, which is to be paid quarterly.

In addition, Recon-HK entered into an option agreement to acquire the Principal Shareholders’ equity interest in these entities if or when permitted by the PRC laws.

Based on these exclusive agreements, the Company consolidates the VIEs as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46(R)”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 because the Company is the primary beneficiary of the VIEs.

On August 28, 2000 a Principal Shareholder of the Company purchased a controlling interest in BHD which was organized under the laws of the PRC on June 29, 1999. At June 30, 2007 and 2008, the Principal Shareholder held 68% ownership in BHD. BHD is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46(R). The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On April 18, 2007, BHD organized Inner Mongolia Adar under the laws of the PRC, of which BHD owned a 70% majority interest. On May 11, 2007 BHD created another subsidiary, Beijing Weigu, of which BHD held a 90% interest. On June 21, 2008 Beijing Weigu was sold to unrelated parties. On June 24, 2008 Inner Mongolia Adar was sold to unrelated parties. Inner Mongolia Adar and Beijing Weigu are consolidated with BHD for all periods presented to the date of disposition.

On January 21, 2003, ENI was organized under the laws the PRC. Principal Shareholders of the Company own a controlling interest of ENI. At June 30, 2007 and 2008, the Principal Shareholders held 80% ownership interest in ENI. ENI is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46R. The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

On August 27, 2007 the Principal Shareholders of the Company purchased a majority ownership of Nanjing Recon from a related party who was a majority owner of Nanjing Recon. At June 30, 2007 and 2008, the Principal Shareholders held 80% ownership interest in Nanjing Recon. Nanjing Recon was organized under the laws of the PRC on July 4, 2003. Nanjing Recon is combined with the Company through the date of the exclusive agreements, and is consolidated following the date of the agreements based on FIN 46R. The profits and losses to the Company are allocated based upon the control agreements, which is 90% and 100%, respectively. The profits allocated to the minority interest are the remaining amount (10%).

Nature of Operations - The Company sells and installs hardware systems related to heating, maintenance and processes customized for petroleum extraction in China. The Company has also developed its own specialized computer software and hardware to manage the oil extraction process in real-time to reduce the costs associated with extraction. The products and services provided by the Company include:

•	Oil Field Water Finding/Blocking Technology - The Company developed this technology designed to find and block water content in petroleum.

•

High-Efficiency Heating Furnaces - High-Efficiency Heating Furnaces are designed to remove the impurities and to prevent solidification blockage in transport pipes carrying crude petroleum. Crude petroleum contains certain impurities that must be removed before the petroleum can be sold, including water and natural gas.

•

Multi-Purpose Fissure Shaper - Multipurpose fissure shapers improve the extractors’ ability to test for and extract petroleum which must be perforated into the earth before any petroleum extractor can test for the presence of oil.

•

Supervisory Control and Data Acquisition (“SCADA”) - SCADA is an industrial computerized process control system for monitoring, managing and controlling petroleum extraction. SCADA integrates underground and above-ground activities of the petroleum extraction industry.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Restatement of Financial Statements - After further analysis of FIN 46(R), the Company determined that it was not the primary beneficiary of Beijing Yabei Nuoda Technology Co., Ltd., Xiamen Recon Technology, and Xiamen Hengda Haitian. As a result, these entities are no longer included in the combined and consolidated financial statements for the nine months ended March 31, 2008. The effect of this restatement is as follows:

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Operations for the nine months ended March 31, 2008
Total Revenues	¥64,197,177	¥(14,610,959)	¥49,586,218
Cost of revenues	35,793,100	(5,656,423)	30,136,677
Gross Profit	28,404,077	(8,954,536)	19,449,541
Selling and distribution expenses	4,864,188	(1,122,551)	3,741,637
General and administrative expenses	8,190,392	(4,458,669)	3,731,723
Total operating expenses	13,054,580	(5,581,220)	7,473,360
Income from operations	15,349,497	(3,373,316)	11,976,181
Non-operating expenses	616	(297,393)	(296,777)
Interest income	(2,712)	14,500	11,788
Interest expense	(276,023)	230,273	(45,750)
Income before income taxes and minority interest	15,755,875	(3,443,089)	12,312,786
Provision for income taxes	(793,430)	(2,566,737)	(3,360,167)
Minority interest, net of tax	(126,429)	(1,240,427)	(1,366,856)
Net income	¥14,836,016	¥(6,718,863)	¥8,117,153

Basic earnings per share:
Net income available for common shareholders	¥296.72	¥(292.93)	¥3.79
Basic weighted average ordinary shares outstanding	50,000	2,089,203	2,139,203

Diluted earnings per share:
Net income available for common shareholders	¥296.72	¥(293.03)	¥3.69
Diluted weighted average ordinary shares outstanding	50,000	2,147,350	2,197,350

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

	As Previously Reported	Effect of Restatement	As Restated
Combined Statements of Cash Flows for the nine months ended March 31, 2008
Cash flows from operating activities:
Net income (loss) available for common shareholders	¥14,836,016	¥(6,718,863)	¥8,117,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	193,535	(35,268)	158,267
Loss on sale of property and equipment	—	278,096	278,096
Minority interest	126,429	1,240,427	1,366,856
Changes in operating assets and liabilities, net of effect of discontinued operations:
Trade accounts receivable, net	(7,958,555)	2,423,144	(5,535,411)
Trade accounts receivable-related parties, net	(516,614)	2,791,570	2,274,956
Other receivable, net	1,139,100	(191,902)	947,198
Other receivable related parties, net	376,027	1,752,973	2,129,000
Purchase advance, net	(2,100,825)	1,900,948	(199,877)
Purchase advance-related parties, net	—	319,340	319,340
Prepaid expense	(853,750)	346,364	(507,386)
Inventories	(4,209,032)	426,792	(3,782,240)
Other current assets	—	(166,636)	(166,636)
Trade accounts payable	7,289,058	(4,823,213)	2,465,845
Trade accounts payable-related parties	(311,966)	(216,980)	(528,946)
Other payables	404,993	905,877	1,310,870
Other payables-related parties	310,000	(5,032,181)	(4,722,181)
Advances from customers	(633,468)	(756,217)	(1,389,685)
Advances from customers-related parties	—	(846,630)	(846,630)
Accrued payroll	(30,725)	231,510	200,785
Accrued employees’ welfare	(38,550)	39,530	980
Taxes payable	765,361	2,360,868	3,126,229
Interest payable	6,218	(207,003)	(200,785)
Net cash (used in) provided by operating activities	¥8,802,226	¥(3,977,454)	¥4,824,772

Cash flows from investing activities:
Purchases of property and equipment	¥(4,043,003)	¥3,800,054	¥(242,949)
Proceeds from sale of property and equipment	—	269,500	269,500
Cash paid for investment	(6,501,600)	6,501,600	—
Net cash used in investing activities	(10,547,603)	10,574,154	26,551

Cash flows from financing activities:
Proceeds from contribution by Principal Shareholders	8,340,000	(6,500,000)	1,840,000
Proceeds from short-term notes payable	40,000	(40,000)	—
Proceeds from long-term notes payable	1,506,140	(1,506,140)	—
Net cash provided by financing activities	3,358,940	(8,046,140)	(4,687,200)
Net change in cash	1,613,563	(1,449,440)	164,123
Cash and cash equivalents at beginning of period	2,475,231	(192,403)	2,282,828
Cash and cash equivalents at end of period	¥4,088,794	¥(1,641,843)	¥2,446,951

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Translating Financial Statements - The accompanying condensed combined and consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They are combined through the date of the exclusive agreements, and they are consolidated following the date of the agreements. The accompanying condensed combined and consolidated financial statements include the financial statements of the Company, its subsidiaries, VIEs for which the Company is the primary beneficiary. All inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

Convenience Translation - The Company’s functional currency is the Chinese Yuan (Renminbi) and the accompanying condensed combined and consolidated financial statements have been expressed in Chinese Yuan. The condensed combined and consolidated financial statements as of and for the period ended March 31, 2009 have been translated into United States dollars (“U.S. dollars”) solely for the convenience of the readers, are not presented in accordance with accounting principles generally accepted in the United States of America and are unaudited. The condensed combined and consolidated financial statements have been translated into U.S. dollars at the rate of ¥6.8329 = US$1.00, the approximate exchange rate prevailing on March 31, 2009. These translated U.S. dollar amounts should not be construed as representing Chinese Yuan amounts or that the Chinese Yuan amounts have been or could be converted into U.S. dollars.

Accounting Estimates - The preparation of the condensed combined and consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s condensed combined and consolidated financial statements include revenue recognition, allowance for doubtful accounts, and useful lives of property and equipment. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Fair Values of Financial Instruments - The carrying amounts reported in the condensed consolidated balance sheets for trade accounts receivable, other receivables, advances to suppliers, trade accounts payable, accrued liabilities, advances from customers and notes payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Cash and Cash Equivalents - Cash and cash equivalents are comprised of cash on hand, demand deposits and highly liquid short-term debt investments with stated maturities of no more than three months.

Trade Accounts and Other Receivables - Accounts receivable are recorded when revenue is recognized and are carried at original invoiced amount less a provision for any potential uncollectible amounts. Provision is made against trade accounts and other receivables to the extent they are considered to be doubtful. Other receivables are from transactions with non-trade customers.

Purchase Advances - Purchase advances are the amounts prepaid to suppliers for purchases of inventory and are recognized when the final amount is paid to the suppliers and the inventory is delivered.

Inventories - Inventories are stated at the lower of cost or market value, on a specific identification basis. The method of determining inventory costs is used consistently from year to year. Allowance for inventory obsolescence is provided when the market value of certain inventory items are lower than the cost.

Valuation of Long-lived Assets - The carrying values of the Company’s long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company projects the undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Advances from Customers - The Company, as is common practice in the PRC, will often receive advance payments from its customers for its products. The advances are recognized as revenue when the products are delivered. The Company had advances from its customers in the amount of ¥1,068,311 and ¥1,175,656 ($172,058) at June 30, 2008 and March 31, 2009, respectively.

Share Split - On June 8, 2009, in connection with the Company’s contemplated initial public offering (“IPO”) of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares and redeemable ordinary shares to shareholders of record as of such date. All references to the number of ordinary shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented. See Note 12—“Subsequent Events.”

Revenue Recognition - The Company recognizes revenue when the four following criteria are met: (1) persuasive evidence of an arrangement, (2) delivery has occurred or services provided, (3) the sales price is fixed or determinable, and (4) collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client and the client has signed a completion and acceptance report, risk of loss has transferred to the client, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

Hardware:

Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement.

Services:

The Company provides services on a fixed-price contract and the contract terms generally are short term. Revenue is recognized on the completed contract method when delivery and acceptance is determined by a completion report signed by the customer. Deferred revenue represents unearned amounts billed to customers related to post-contract maintenance agreements.

Software:

The Company sells self-developed software. For software sales, the Company recognizes revenues in accordance with the provisions of Statement of Position No. 97-2, “Software Revenue Recognition,” and related interpretations. Revenue from perpetual (one-time charge) licensed software is recognized at the inception of the license term. Revenue from term (monthly license charge) arrangements is recognized on a subscription basis over the period that the customer is using the license. We do not provide any rights of return or warranties on our software.

Revenues applicable to multiple-element fee arrangements are bifurcated among the elements such as software, hardware and post-contract service using vendor-specific objective evidence of fair value. Such evidence consists of pricing of multiple elements when those same elements are sold as separate products or arrangements. Software maintenance for the first year and initial training are included in the purchase price of the software. Initial training is provided at the time of installation and is recognized as income as part of the price of the software since it is minimal in value. Maintenance is valued based on the fee schedule used by the Company for providing the regular level of maintenance service as sold to customers when renewing their maintenance contracts on a stand alone basis. Maintenance revenue is included in the income statement under services and is recognized over the term of the agreement.

Cost of Revenues - When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenues include wages, materials, handling charges, and other expenses associated with manufactured products and service provided to customers; the cost of purchased equipment and pipes.

Subsidy Income - The Company received subsidy income of ¥667,344 and ¥2,038,015 ($298,265) from the local government for the nine months ended March 31, 2008 and 2009, respectively. This income is given by the government to support local software companies. Subsidy income is recognized when received and is included in the statements of operations.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Income Taxes - Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company has not been subject to any income taxes in the United States or the Cayman Islands.

Business Segments - The Company operates in one industry which includes the sale of products for the oil field construction solely to customers in China; therefore, no business segment information has been presented.

Earnings per Ordinary Share (“EPS”) - Basic EPS is computed by dividing net income available for common shareholders by the weighted average number of ordinary shares outstanding. Diluted EPS are computed by dividing net income available for common shareholders by the weighted-average number of ordinary shares and dilutive potential ordinary share equivalents outstanding.

In accordance with SFAS 128, outstanding common shares that are contingently returnable and shares that are subject to redemption are treated in the same manner as contingently issuable shares. Contingently issuable shares are considered outstanding for EPS based on the assumption that the current status of the condition will remain unchanged until the contingency no longer exists. Accordingly, the Company’s 112,608 redeemable ordinary shares are currently excluded in the calculation of the basic EPS and are included in the calculation of diluted EPS because their effect is not anti-dilutive.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Basic weighted average ordinary shares outstanding	2,139,203	2,139,203	2,139,203
Effect of redeemable ordinary shares (Note 6)	58,147	112,608	112,608
Diluted weighted average ordinary shares outstanding	2,197,350	2,251,811	2,251,811

Net income from continuing operations	¥7,585,763	¥12,777,523	$1,869,999
Basic earning per share	3.55	5.97	0.87
Diluted earnings per share	3.45	5.67	0.83

Income from discontinued operations	¥531,390	¥—	$—
Basic earning per share	0.25	—	—
Diluted earnings per hare	0.24	—	—

Net income available for common shareholders	¥8,117,153	¥12,726,192	$1,862,487
Basic earnings per share	3.79	5.95	0.87
Diluted earnings per share	¥3.69	¥5.65	$0.83

Recently Enacted Accounting Standards - In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements, consolidated net income shall be adjusted to include the net income attributed to the non-controlling interest and consolidated comprehensive income shall be adjusted to include the comprehensive income attributed to the non-controlling interest. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company has not yet determined the effect on its financial statements, if any, upon adoption of SFAS No. 141(R) or SFAS No. 160.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how SFAS No. 60, Accounting and Reporting by Insurance Enterprises, as amended, applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. Early application is not permitted. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In May 2008, the FASB issued FASB Staff Position (FSP) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP No. APB 14-1 Clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its condensed combined and consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”), which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, “Earnings per Share.” FSP 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. It requires all prior period earnings per share data presented to be adjusted retrospectively. The Company is currently evaluating the effect, if any, that the adoption of FSP 03-6-1 will have on its consolidated financial position, results of operations and cash flows.

In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1”). FSP 133-1 requires more extensive disclosure regarding potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of sellers of credit derivatives. FSP 133-1 also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others,” to require additional disclosure about the current status of the payment or performance risk of a guarantee. FSP 133-1

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

also clarifies the effective date of FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” by stating that the disclosures required should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The Company is currently evaluating the effect, if any that the adoption of FSP 133-1 will have on its consolidated financial position, results of operations and cash flows.

In December 2008, the FASB issued Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities, which promptly improves disclosures by public companies until the pending amendments to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”), and FIN No. 46, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51 (“FIN 46R”), are finalized and approved by the Board. The FSP amends SFAS No. 140 to require public companies to provide additional disclosures about transfers of financial assets and variable interests in qualifying special-purpose entities. It also amends FIN 46R to require public companies to provide additional disclosures about their involvement with variable interest entities. This FSP is effective for reporting periods ending after December 15, 2008. The Company is currently assessing the effect of FAS 140-4 and FIN 46R-8 on its consolidated financial position and results of operations.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued three Staff Positions (“FSPs”) that are intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities. FSP FAS 157-4 clarifies the objective and method of fair value measurement even when there has been a significant decrease in market activity for the asset being measured. FSP FAS 115-2 and FAS 124-2 establish a new model for measuring other-than-temporary impairments for debt securities, including establishing criteria for when to recognize a write-down through earnings versus other comprehensive income. FSP FAS 107-1 and APB 28-1 expands the fair value disclosures required for all financial instruments within the scope of SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to interim periods. The Company does not expect the adoptions of the three Staff Positions have a material impact on its condensed combined and consolidated financial statements.

NOTE 3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2008 and March 31, 2009:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)		(Unaudited)
Trade accounts receivable	¥31,429,027	¥42,974,741	$6,289,386
Allowance for doubtful accounts	(1,558,917)	(1,403,694)	(205,432)

Trade accounts receivable, net	¥29,870,110	¥41,571,047	$6,083,954

NOTE 4. INVENTORIES

Inventory consisted of the following at June 30, 2008 and March 31, 2009:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)		(Unaudited)
Purchased goods and raw materials	¥8,479,842	¥6,700,277	$980,590
Work in process	41,138	455,779	66,704
Finished goods	255,137	178,940	26,188

Total inventories	¥8,776,117	¥7,334,996	$1,073,482

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Motor vehicles	10 Years
Office equipment	2-5 Years
Leasehold improvement	5 Years

Gain or loss on the sales or retirements is included in the condensed combined and consolidated statements of operations. Depreciation expense was ¥158,267 and ¥248,401 ($36,354) for the nine months ended March 31, 2008 and 2009, respectively. Property and equipment consisted of the following at June 30, 2008 and December 31, 2008:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)		(Unaudited)
Motor vehicles	¥684,183	¥1,296,118	$189,687
Office equipment	777,301	777,301	113,759
Leasehold improvement	—	169,462	24,801

Total property and equipment	1,461,484	2,242,881	328,247
Less: Accumulated depreciation	(685,461)	(933,862)	(136,671)

Property and equipment, net	¥776,023	¥1,309,019	$191,576

NOTE 6. SHAREHOLDERS’ EQUITY

Ordinary Shares - When the Company was incorporated in Cayman Islands on August 21, 2007, 25,000,000 ordinary shares were authorized, and 2,139,203 ordinary shares were issued to the Principal Shareholders, at a par value of $0.0185 each.

Statutory Reserves - According to the Articles of Incorporation, the Company is required to transfer a certain portion of its net profit, as determined under PRC accounting regulations, from current net income to the statutory reserve fund. As of June 30, 2008 and March 31, 2009, the balance of total statutory reserves was ¥1,687,772 ($247,007).

Redeemable Ordinary Shares - On December 10, 2007, the Company signed an Ordinary Shares Subscription Agreement (the “Agreement”) to sell 112,608 ordinary shares to an investor at an aggregate consideration of $200,000. Net total proceeds of $200,000 were received by the Company during March and April, 2008.

The ordinary shares issued are subject to redemption under certain conditions. In the event that the Company fails to list on a recognized stock exchange or complete a qualified IPO within 18 months after the signature of the Agreement, the Company shall repay all the consideration and plus 5% of the consideration per annum to the investor. The three Principal Shareholders, Nanjing Recon, ENI, and BHD severally and jointly guaranteed the payment.

The shares issued are only conditionally redeemable as described above and are therefore not classified as a liability. However, redemption of the shares is not solely within the control of the Company; therefore, the shares are classified outside of permanent equity. During the nine months ended March 31, 2009, the Company accrued dividends in the amount of ¥51,331($7,512) on the redeemable ordinary shares, which are reported as part of the carrying value of the redeemable ordinary shares in the accompanying condensed consolidated balance sheets.

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7. INCOME TAXES

The Company is not subject to any income taxes in the United States or the Cayman Islands and had minimal operations in jurisdictions other than the PRC. ENI, BHD and Nanjing Recon are subject to PRC’s income taxes as PRC domestic companies. Before the implementation of the new Enterprise Income Tax Law (“EIT Law”), PRC domestic companies are generally subject to an enterprise income tax (“EIT”) rate of 33.0%. On March 16, 2007, the National People’s Congress of China passed the new EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law (“Implementing Rules”) which took effect on January 1, 2008. The new amended Corporate Income Tax Law introduces a wide range of changes which include, but are not limited to, the unification of the income tax rate for domestic-invested and foreign-invested enterprises at 25%. As a result, BHD’s income tax rate was reduced from 33% to 25% in calendar year 2008 and after.

PRC government grants a preferential income tax rate of 15% to government-certified high technology companies. In 2008, ENI was recognized as a high technology company by the government, which changed its income tax rate from 33% in calendar year 2007 to 15% in calendar year 2008 and after.

As approved by the local tax authority in the PRC, Nanjing Recon was entitled to a tax holiday with 50% tax exemption for 2006 and 2007. Nanjing Recon is also a government-certified high technology company and is subject to an income tax rate of 15%. As a result, Nanjing Recon was subject to an income tax rate of 7.5% for calendar year 2007 and 15% for calendar year 2008 and after.

NOTE 8. SHORT-TERM NOTES PAYABLE

Notes payable consist of the following:

	Chinese Yuan (Renminbi)		U.S. Dollars
	June 30, 2008	March 31, 2009	March 31, 2009
	(As Restated)		(Unaudited)
Short-term notes payable due to non-related parties:
Due on-demand note payable, no interest	¥2,049,058	¥1,374,888	$201,216
Short-term notes payable, interest at 6%, matures December 9, 2008 and 2009, respectively	590,000	625,400	91,528
Short-term notes payable, no interest, matures May 10, 2009	—	650,000	95,128
Short-term notes payable, no interest, matures March 5, 2010	—	300,000	43,905

Total short-term notes payable due to non-related parties:	¥2,639,058	¥2,950,288	$431,777

Short-term notes payable due to related parties:
Short-term notes payable, interest at 6%	¥840,000	¥864,377	$126,502
Due on-demand note payable, no interest	—	100,000	14,635

Total short-term notes payable due to related parties:	¥840,000	¥964,377	$141,137

Long-term notes payable due to related parties:
Long-term note payable, interest at 6%, matures May 5, 2008	¥—	¥—	$—
Long-term note payable, interest at 6%, matures August 5, 2008	46,437	—	—

Total long-term notes payable due to related parties	46,437	—	—
Less: Current portion	(46,437)	—	—

Long-term notes payable due to related parties, net of current portion:	¥—	¥—	¥—

RECON TECHNOLOGY, LTD

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company leases offices in Beijing, Nanjing and Shandong. The amounts of commitments for non-cancelable operating leases for 2009 and 2010 were as follows. All the lease agreements expire in 2010.

Year	Chinese Yuan (Renminbi)	U.S. Dollars
2009	456,860	66,862
2010	97,200	14,225

NOTE 10. RELATED PARTY TRANSACTIONS

Receivables from related parties - At June 30, 2008 and March 31, 2009, the Company had net trade receivables from related parties of ¥6,352,983 and ¥8,058,800 ($1,179,411), respectively, for the sale of goods to related parties and net other receivables from related parties of ¥99,550 and ¥0, respectively.

Payables to related parties - At June 30, 2008 and March 31, 2009, the Company owed related parties ¥1,257,278 and ¥366,593 ($53,651), respectively, for the purchase of goods. The Company also had other payables to related parties of ¥1,653,859 and ¥334,185 ($48,908), respectively, due to Principal Shareholders and companies under common ownership for payments of expenses made on behalf of the Company.

NOTE 11. DISCONTINUED OPERATIONS

In June 2008, the Company completed the sale of Inner Mongolia Adar, Weigu Windows and Xiamen Recon. Inner Mongolia Adar and Weigu Windows were both the majority-owned subsidiaries of BHD, and Xiamen Recon was the majority-owned subsidiary of Nanjing Recon. The Company determined that these three subsidiaries met the criteria for classification as discontinued operations in the last quarter of fiscal year 2008. Their financial results associated with the nine months ended March 31, 2008 are included in discontinued operations.

	Chinese Yuan (Renminbi)		U.S. Dollars
	For the Nine Months Ended March 31,		For the Nine Months Ended March 31,
	2008	2009	2009
	(As Restated)		(Unaudited)
Revenue	¥3,435,295	¥—	$—

Income (loss) before provision for income tax	680,807	—	—
Provision for income tax	(149,417)	—	—

Income from discontinued operations, net of tax	531,390	—	—

NOTE 12. SUBSEQUENT EVENTS

Share Split - On June 8, 2009, in connection with the Company’s contemplated initial public offering of ordinary shares, the Board of Directors approved a 42.7840667-to-1 split of ordinary shares to shareholders of record as of such date. All references to the number of ordinary shares and per share amounts have been restated as appropriate to reflect the effect of the split for all periods presented.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Until October 21, 2009 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

RECON TECHNOLOGY, LTD

Ordinary Shares

1,166,667 Share Minimum

1,700,000 Share Maximum

Prospectus

Anderson & Strudwick,

Incorporated